UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Worthington Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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200 Old Wilson Bridge Road
Columbus, OH  43085

August 19, 2010

Dear Fellow Shareholders:

On behalf of the Board of Directors and employees of Worthington Industries, Inc. (the “Company”), I cordially invite all shareholders to be present at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Thursday, September 30, 2010, at Worthington Industries Headquarters, 200 Old Wilson Bridge Road, Columbus, Ohio 43085, beginning at 2:00 p.m., Eastern Daylight Time.

Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, which you are urged to read carefully.  The Company’s 2010 Annual Report to Shareholders is also being delivered to you and provides additional information regarding the financial results of the Company for the fiscal year ended May 31, 2010.  If you were a shareholder of record at the close of business on August 10, 2010, you are entitled to vote in person or by proxy at the Annual Meeting.

It is important that your common shares be voted on matters that come before the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, I urge you to participate by completing, signing, dating and returning your proxy card in the envelope provided.  The prompt return of your proxy card will help ensure that as many common shares as possible are represented at the Annual Meeting.  Alternatively, registered shareholders may transmit voting instructions for their common shares electronically through the Internet or by telephone by following the simple instructions on the proxy card.  For those shareholders unable to attend the Annual Meeting, a live audio web cast will be available via Internet link at www.worthingtonindustries.com.

Your continuing interest in our Company is greatly appreciated.

Sincerely,

/s/John P. McConnell

JOHN P. McCONNELL
Chairman of the Board and Chief Executive Officer

WORTHINGTON INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Worthington Industries, Inc. (the “Company”) will be held at 2:00 p.m., Eastern Daylight Time, on Thursday, September 30, 2010, at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085.  For those shareholders unable to attend in person, a live audio web cast will be available via Internet link at www.worthingtonindustries.com.  The Annual Meeting is being held for the following purposes:

(1)	To elect three directors, each to serve for a term of three years to expire at the 2013 Annual Meeting of Shareholders;

(2)	To approve the Worthington Industries, Inc. 2010 Stock Option Plan;

(3)	To ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2011; and

(4)	To transact any other business which properly comes before the Annual Meeting or any adjournment.

Your Board of Directors recommends that you vote “FOR” the election of each of the three director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the caption “PROPOSAL 1:  ELECTION OF DIRECTORS;” “FOR” the approval of the Worthington Industries, Inc. 2010 Stock Option Plan; and “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011.

If you were a shareholder of record, as shown by the transfer books of the Company, at the close of business on August 10, 2010, you will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.  A copy of the Company’s 2010 Annual Report to Shareholders accompanies this Notice.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.  ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD FOR DETAILS ABOUT TRANSMITTING YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE.  Returning the proxy card or transmitting your voting instructions electronically does not deprive you of your right to attend the Annual Meeting and to vote your common shares in person in respect of the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

/s/Dale T. Brinkman

Dale T. Brinkman
Secretary
Columbus, Ohio
August 19, 2010
To obtain directions to attend the Annual Meeting and vote in person, please call Kim Bertino of the Worthington Industries Investor Relations Department, at (614) 840-4082.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
WORTHINGTON INDUSTRIES, INC.
To Be Held on Thursday, September 30, 2010

TABLE OF CONTENTS

i

WORTHINGTON INDUSTRIES, INC.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
(614) 438-3210
www.worthingtonindustries.com

PROXY STATEMENT
Dated:  August 19, 2010
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 30, 2010

GENERAL INFORMATION ABOUT VOTING

This Proxy Statement, along with the accompanying proxy card, is being furnished to shareholders of Worthington Industries, Inc. (the “Company”) in connection with the solicitation of proxies, on behalf of the Board of Directors of the Company (the “Board”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, September 30, 2010, at 2:00 p.m., Eastern Daylight Time, or any adjournment thereof.  The Annual Meeting will be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085.  This Proxy Statement summarizes information you will need in order to vote.

As used in this Proxy Statement, the term “Company” means Worthington Industries, Inc. or, where appropriate, Worthington Industries, Inc. and its subsidiaries.  The term “common shares” means the Company’s common shares, without par value.  Other than common shares, there are no voting securities of the Company outstanding.

Voting at the Annual Meeting

Only shareholders of record at the close of business on August 10, 2010 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting.  The Company is first sending or giving this Proxy Statement and the accompanying proxy card to those shareholders on or about August 19, 2010.  The total number of issued and outstanding common shares on the Record Date entitled to vote at the Annual Meeting was 79,244,171.  Each shareholder is entitled to one vote on each matter voted upon at the Annual Meeting for each common share held.  Shareholders do not have cumulative voting rights in the election of directors.

To ensure that your common shares will be voted at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card.  A return envelope, which requires no postage if mailed in the United States, has been provided for your use.  Alternatively, you may transmit voting instructions electronically via the Internet or by using the toll-free telephone number stated on the proxy card.  The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on September 29, 2010.  The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ voting instructions have been properly recorded.  If you vote through the Internet or by telephone, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and/or telephone companies, that will be borne by you.

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting and not revoked, or by properly authenticated voting instructions transmitted electronically via the Internet or by telephone prior to the deadline for transmitting those instructions and not revoked, will be voted as directed by the shareholders.  The common shares represented by all valid forms of proxy received prior to the Annual Meeting which do not specify how the common shares should be voted will be voted as recommended by the Board, as follows: “ FOR ” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011, and except in the case of broker non-votes, “ FOR ” each of the three director nominees listed below under the caption “PROPOSAL 1:  ELECTION OF DIRECTORS;” and “ FOR ” the approval of the Worthington Industries, Inc. 2010 Stock Option Plan described below under the caption “PROPOSAL 2:  APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. 2010 STOCK OPTION PLAN.”  No appraisal rights exist for any action proposed by the Company to be taken at the Annual Meeting.

Voting of Common Shares Held in “Street Name”

Under the applicable sections of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Rules”), the ratification of the Company’s independent registered public accounting firm is considered a “routine” item upon which broker/dealers, who hold their clients’ common shares in “street name” may vote the common shares in their discretion on behalf of their clients if those clients have not furnished voting instructions within the required time frame before the Annual Meeting.

Under applicable NYSE Rules, the uncontested election of directors, and the approval of the Worthington Industries, Inc. 2010 Stock Option Plan are not considered “routine” items and broker/dealers may not vote on any non-routine item without voting instructions from their clients.  A “broker non-vote” occurs when a broker/dealer, who holds its client’s common shares in “street name,” signs and submits a form of proxy for such common shares and fails to vote such common shares on a non-routine matter for which the client does not provide any voting instructions because the broker/dealer does not have the authority to vote on non-routine matters without such voting instructions.  Accordingly, if your common shares are held in street name and you do not provide voting instructions to your broker/dealer as to how to vote on these matters, your common shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.

Solicitation of Proxies

Although the Company is soliciting proxies by mailing the proxy materials to shareholders, proxies may be solicited by directors, officers and employees of the Company by additional mailings, personal contact, telephone, electronic mail, facsimile or telegraph without additional compensation.  In addition, the Company has retained Broadridge Financial Solutions (formerly ADP), located in Edgewood, New York, to aid in the solicitation of proxies with respect to common shares held by broker/dealers, financial institutions and other custodians, fiduciaries and nominees, for a fee of approximately $17,000, plus out-of-pocket expenses.  The Company will reimburse its transfer agent, Wells Fargo Shareowner Services, as well as broker/dealers, financial institutions and other custodians, fiduciaries and nominees, who are record holders of common shares not beneficially owned by them, for their reasonable costs in forwarding proxy materials to the beneficial owners of the common shares entitled to vote at the Annual Meeting.  The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access fees and telephone service fees described above.

Right to Revoke Proxy

If you are a registered shareholder, you may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by accessing the Internet site or using the toll-free number stated on the proxy card prior to the deadline for transmitting voting instructions electronically and telephonically and electing revocation as instructed or by attending the Annual Meeting and giving notice of revocation in person.  You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated proxy card prior to or at the Annual Meeting; voting in person at the Annual Meeting; submitting a later-dated electronic vote through the designated Internet site prior to the deadline for transmitting voting instructions electronically; or voting by telephone at a later date using the toll-free telephone number stated on the proxy card prior to the deadline for transmitting voting instructions telephonically.   Attending the Annual Meeting will not, by itself, revoke your previously-appointed proxy.

Quorum and Tabulation of Voting Results

The results of shareholder voting will be tabulated by the inspector of election appointed by the Board for the Annual Meeting.  A quorum for the Annual Meeting is one-third of the outstanding common shares entitled to vote at the Annual Meeting.  Common shares represented by properly-executed proxy cards returned to the Company prior to the Annual Meeting or represented by properly-authenticated electronic votes recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting whether they are marked “Abstain,” “Against,” “For,” “For All,” “Withhold All,” “For All Except,” or not at all.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Worthington Industries, Inc. to be Held on September 30, 2010:   This Proxy Statement, the Notice of Annual Meeting of Shareholders and the Company’s 2010 Annual Report to Shareholders are available at www.proxyvote.com.

To obtain directions to attend the Annual Meeting and vote in person, please call Kim Bertino of the Worthington Industries Investor Relations Department, at (614) 840-4082.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes as of the Record Date (unless otherwise noted below), with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding common shares of the Company, the name and address of such owner and the number and percentage of common shares beneficially owned (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Shares (1)
John P. McConnell 200 Old Wilson Bridge Road Columbus, OH 43085	18,047,279	(2)	22.5%
Southeastern Asset Management, Inc. Longleaf Partners Small-Cap Fund O. Mason Hawkins 6410 Poplar Ave., Suite 900 Memphis, TN 38119	6,708,400	(3)	8.5%
BlackRock, Inc. 40 East 52 nd Street New York, NY 10022	5,023,488	(4)	6.4%

(1)
The “Percent of Outstanding Common Shares” is based on the sum of 79,244,171 common shares outstanding on the Record Date and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable within 60 days after the Record Date (collectively, “Currently Exercisable Options”).

(2)
Includes 12,415,982 common shares held of record by JDEL, Inc. (“JDEL”), a Delaware corporation.  JDEL is a wholly-owned subsidiary of JMAC, Inc. (“JMAC”), a private investment company substantially owned, directly or indirectly, by Mr. McConnell and members of his family.  The directors of JDEL have granted Mr. McConnell sole voting and dispositive power with respect to these 12,415,982 common shares.  JDEL has the right to receive the dividends from and the proceeds from the sale of such 12,415,982 common shares.  Includes 2,428,312 common shares held of record by an independent corporate trustee in trust for the benefit of Mr. McConnell and his sister.  The independent corporate trustee has voting and dispositive power; however, the independent corporate trustee’s investment decisions are subject to the prior approval or disapproval of Mr. McConnell, and accordingly Mr. McConnell may be deemed to “share” dispositive power with the independent corporate trustee.  Mr. McConnell has the right to change the trustee; however, any successor trustee appointed by Mr.  McConnell must be an independent corporate trustee.  Includes 79,225 common shares held by Mr. McConnell as custodian for the benefit of his four children.  Includes 3,329 common shares held by Mr. McConnell’s wife as custodian for the benefit of her son.  Includes 123,000 common shares held by The McConnell Educational Foundation for the benefit of third parties, of which Mr. McConnell is one of three trustees and shares voting and dispositive power.  Mr. McConnell disclaims beneficial ownership of these 123,000 common shares.  Includes 118,000 common shares held by The McConnell Family Trust of which Mr. McConnell is co-trustee and has sole voting and dispositive power.  Includes 255,875 common shares held by the Margaret R. McConnell Trust f/b/o Margaret Kollis of which Mr. McConnell is trustee and has sole voting and dispositive power.  Includes 442,600 common shares held by Mr. McConnell in his capacity as co-executor of the Estate of John H. McConnell.  Mr. McConnell holds shared voting and investment power over such 442,600 common shares.  Also includes 983,000 common shares subject to Currently Exercisable Options.  As of August 10, 2010, 13,457,566 common shares held by JDEL, the Estate of John H. McConnell and Mr. McConnell had been pledged as security to various financial institutions, in connection with both investment and personal loans.

(3)
Information is based on Amendment No. 2 to Schedule 13G (the “Southeastern Schedule 13G Amendment”) jointly filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2010 by Southeastern Asset Management, Inc., a registered investment adviser (“Southeastern”), Longleaf Partners Small-Cap Fund, a registered investment company and a series of Longleaf Partners Fund Trust (“Longleaf”), and Mr. O. Mason Hawkins (“Hawkins”), Chairman of the Board and Chief Executive Officer of Southeastern.  With respect to the 6,708,400 common shares reported to be beneficially owned at December 31, 2009:  Southeastern reported shared voting power and shared dispositive power as to 6,581,000 common shares and sole dispositive power, but no voting power, as to 127,400 common shares; and Longleaf reported shared voting power and shared dispositive power as to 6,581,000 common shares.  The common shares covered by the Southeastern Schedule 13G Amendment were reported to be owned legally by Southeastern’s investment advisory clients and none were owned directly or indirectly by Southeastern or by Hawkins for his own account.  In the event Hawkins could be deemed to be a controlling person of Southeastern as a result of his official positions with Southeastern, or ownership of its voting securities, Hawkins expressly disclaimed the existence of such control.

(4)
Information is based on the Schedule 13G (the “BlackRock Schedule 13G”) filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”).  With respect to the 5,023,488 common shares reported to be beneficially owned at December 31, 2009, BlackRock reported sole voting power and sole dispositive power as to all 5,023,488 common shares.

The following table furnishes the number and percentage of outstanding common shares beneficially owned (as determined under Rule 13d-3 under the Exchange Act) by: (a) each current director of the Company; (b) each of the Company’s director nominees; (c) each individual named in the “Fiscal 2010 Summary Compensation Table” (the “named executive officers” or “NEOs”); and (d) all current directors and executive officers of the Company as a group, in each case as of the Record Date.  The address of each of the current executive officers and directors of the Company is c/o Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Common Shares Presently Held and Which Can Be Acquired Upon Exercise of Currently Exercisable Options		Percent of Outstanding Common Shares (2)	Theoretical Common Shares Credited to Accounts in the Company’s Deferred Compensation Plans (3)
Kerrii B. Anderson	5,436	(4)	*	—
John B. Blystone	73,655	(5)(6)	*	—
Michael J. Endres	117,650	(5)(7)	*	39,305
Harry A. Goussetis (8)	149,292	(9)	*	9,584
Peter Karmanos, Jr.	105,550	(5)(10)	*	49,021
John R. Kasich	55,550	(5)(11)	*	14,287
John P. McConnell (8)	18,047,279	(12)	22%	—
Carl A. Nelson, Jr.	53,550	(5)(13)	*	—
Sidney A. Ribeau	55,550	(5)(14)	*	12,311
B. Andrew Rose (8)	89,053	(15)	*	—
Mark A. Russell (8)	112,491	(16)	*	75,954
Mary Schiavo	59,561	(5)(17)	*	845
George P. Stoe (8)	229,978	(18)	*	59,128
All Current Directors and Executive Officers as a Group (20 people)	19,903,018	(19)	25%	263,842

*  Denotes ownership of less than 1% of the outstanding common shares.

(1)	Except as otherwise indicated by footnote, each named beneficial owner has sole voting power and sole dispositive power over the listed common shares or shares such power with his or her spouse.

(2)
The “Percent of Outstanding Common Shares” is based on the sum of (a) 79,244,171 common shares outstanding on the Record Date and (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of Currently Exercisable Options.

(3)
This column lists the theoretical common shares credited to the bookkeeping accounts of the named executive officers participating in the Worthington Industries, Inc. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan (Restatement effective as of December 2008) and the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 (collectively, the “Employee Deferral Plans”) and also lists the theoretical common shares credited to the bookkeeping accounts of the directors of the Company participating in the Worthington Industries, Inc. Amended and Restated 2005 Deferred Compensation Plan for Directors (Restatement effective as of December 2008) and the Worthington Industries, Inc. Deferred Compensation Plan for Directors, as Amended and Restated, effective June 1, 2000 (collectively, the “Director Deferral Plans”).  These theoretical common shares are not included in the beneficial ownership totals.  Under the terms of both the Employee Deferral Plans and the Director Deferral Plans, participants do not beneficially own, nor do they have voting or dispositive power with respect to, theoretical common shares credited to their respective bookkeeping accounts.  While the participants in the Employee Deferral Plans and the participants in the Director Deferral Plans have an economic interest in the theoretical common shares credited to their respective bookkeeping accounts, each participant’s only right with respect to his or her bookkeeping account(s) (and the amounts credited thereto) is to receive a distribution of cash equal to the fair market value of the theoretical common shares credited to his or her bookkeeping account(s) as of the latest valuation date determined in accordance with the terms of the Employee Deferral Plans or the Director Deferral Plans, as appropriate.  For further information concerning the Employee Deferral Plans, please see the discussion under the caption “EXECUTIVE COMPENSATION –– Compensation Discussion and Analysis –– Compensation Components –– Non-Qualified Deferred Compensation” beginning on page 35 of this Proxy Statement and for further information concerning the Director Deferral Plans, please see the discussion under the caption “COMPENSATION OF DIRECTORS –– Director Deferral Plans” beginning on page 49 of this Proxy Statement.

(4)
Includes 436 common shares held by Ms. Anderson’s spouse, who has sole voting power and sole dispositive power as to the 436 common shares.  Beneficial ownership of these 436 common shares is disclaimed by Ms. Anderson.

(5)
Includes for each of the following directors of the Company an award of 2,900 restricted common shares made to such director on September 30, 2009:  Mr. Endres; Mr. Karmanos; Mr. Kasich; Mr. Nelson; Mr. Ribeau; and Ms. Schiavo.  Mr. Blystone received an award of restricted shares covering 4,350 common shares on that same date in connection with his position as Lead Independent Director.  The restricted shares will be held in escrow by the Company and may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed.  Generally, the restrictions on the restricted shares will lapse and the restricted shares will become fully vested one year from the date of grant, on September 30, 2010, subject to the terms of each restricted share award.  Each director may exercise any voting rights associated with the restricted shares during the restriction period.  In addition, any dividends or distributions paid with respect to the common shares underlying the restricted shares will be held by the Company in escrow during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted shares with respect to which they were paid.  For further information concerning the terms of the restricted shares granted to directors, please see the discussion under the caption “COMPENSATION OF DIRECTORS –– Equity Grants” beginning on page 50 of this Proxy Statement.

(6)	Includes 51,925 common shares subject to Currently Exercisable Options.

(7)
Includes 10,000 common shares held by Mr. Endres’ wife, who has sole voting power and sole dispositive power as to the 10,000 common shares.  Beneficial ownership of these 10,000 common shares is disclaimed by Mr. Endres.  Also includes 37,950 common shares subject to Currently Exercisable Options.

(8)	Individual named in the “Fiscal 2010 Summary Compensation Table” on page 39 of this Proxy Statement.

(9)	Includes 127,500 common shares subject to Currently Exercisable Options.

(10)	Includes 61,600 common shares held by Mr. Karmanos as trustee for a living trust and 43,950 common shares subject to Currently Exercisable Options.

(11)	Includes 47,950 common shares subject to Currently Exercisable Options.

(12)	See footnote (2) to preceding table.

(13)	Includes 36,950 common shares subject to Currently Exercisable Options.

(14)	Includes 43,950 common shares subject to Currently Exercisable Options.

(15)	Includes 20,000 common shares held by Mr. Rose as custodian for his two children. Also includes 11,000 common shares subject to Currently Exercisable Options.

(16)	Includes 98,000 common shares subject to Currently Exercisable Options.

(17)	Includes 41,950 common shares subject to Currently Exercisable Options.

(18)	Includes 223,000 common shares subject to Currently Exercisable Options.

(19)	The number of common shares shown as beneficially owned by the Company’s current directors and executive officers as a group includes 2,293,425 common shares subject to Currently Exercisable Options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and greater-than-10% beneficial owners of the Company’s outstanding common shares file reports with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership.  Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any late report or known failure to file a required report.  To the Company’s knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the fiscal year ended May 31, 2010 (“Fiscal 2010”), all Section 16(a) filing requirements applicable to the Company’s directors and executive officers and greater-than-10% beneficial owners of the Company’s outstanding common shares were complied with, except for Harry A. Goussetis and George P. Stoe, executive officers of the Company, who each filed one late Form 4 reporting one transaction and Mark A. Russell, an executive officer of the Company, who filed two late Forms 4, each reporting one transaction.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Upon the recommendation of the Nominating and Governance Committee, in accordance with applicable NYSE Rules, the Board has adopted the Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance.  The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they comply with all applicable requirements.

The Corporate Governance Guidelines are available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com.

Code of Conduct

In accordance with applicable NYSE Rules and the applicable rules and regulations of the SEC (the “SEC Rules”), the Board adopted the Worthington Industries, Inc. Code of Conduct (the “Code of Conduct”), which is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com.

Director Independence

Pursuant to the Corporate Governance Guidelines, a director is determined to be an independent director if he or she is independent of management and has no material relationship with the Company (or any of its subsidiaries) either directly or as a partner, shareholder or officer of an organization that has such a relationship with the Company (or any of its subsidiaries), as affirmatively determined by the Board.  The Board observes all additional criteria for independence established by NYSE or required under SEC Rules or other governing laws and regulations.

The Board has been advised of the nature and extent of any direct or indirect personal and business relationships between the Company (including its subsidiaries) and Kerrii Anderson, individually (the “Independent Nominee”), or John B. Blystone, Michael J. Endres, Peter Karmanos, Jr., John R. Kasich, Carl A. Nelson, Jr., Sidney A. Ribeau or Mary Schiavo, individually (collectively, the “Independent Directors”), or any entities for which the Independent Nominee or any Independent Director is a partner, officer, employee or shareholder.  The Board has reviewed, considered and discussed such relationships, and the compensation that the Independent Nominee and each Independent Director receives, directly or indirectly, from the Company, in order to determine whether the Independent Nominee and each Independent Director meet the independence requirements of the Corporate Governance Guidelines, the applicable NYSE Rules and the applicable SEC Rules.  The Board has affirmatively determined that (a) neither the Independent Nominee nor any of the Independent Directors has any relationship with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship, which: (i) interfered or may interfere with his or her independence from management and the Company or the exercise of his or her independent judgment; (ii) impaired or would be inconsistent with a determination of independence under applicable NYSE Rules and SEC Rules or (iii) would impair his or her independence under the Corporate Governance Guidelines, and that (b) the Independent Nominee would qualify if elected to the Board, and each of the Independent Directors qualifies, as an “Independent Director” under the Corporate Governance Guidelines.  As required by applicable NYSE Rules, the Independent Directors represent a majority of the Company’s directors.  Mr. McConnell does not qualify as independent under applicable NYSE Rules or SEC Rules or the Corporate Governance Guidelines because he is an executive officer of the Company.

Barring any unusual circumstances, the Board has determined that a director’s independence would not be impaired if:  (a) the director is an executive officer or an employee (or his or her immediate family member is an executive officer or employee) of a company that makes payments to, or receives payments from, the Company for property or services performed in the ordinary course of business in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of the Company’s or such other company’s consolidated gross revenues; (b) the Company makes contributions to a charitable organization for which the director (or his or her immediate family member) serves as either a member of the board or an executive officer if the contributions, in any single fiscal year, do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues; or (c) the Company uses facilities (dining, clubs, etc.) in which the director is a greater than 5% owner if charges to the Company are consistent with charges paid by others and are fair, reasonable and consistent with similar services available for similar facilities.

The Board specifically considered a number of circumstances in the course of reaching the conclusion that the Independent Nominee and each of the current Independent Directors qualifies as independent under the Corporate Governance Guidelines as well as applicable NYSE Rules and SEC Rules, including the relevant relationships described below under the caption “TRANSACTIONS WITH CERTAIN RELATED PERSONS” beginning on page 21 of this Proxy Statement.

On April 13, 2010, Mr. Endres, through his related trust, purchased $100,000 principal amount of the Company’s 6.50% Notes due 2020 in the Company’s underwritten public offering of $150 million aggregate principal amount of its 6.50% Notes due 2020 completed on April 13, 2010.

Nominating Procedures

The Board’s Nominating and Governance Committee has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials but does not have specific eligibility requirements or minimum qualifications which must be met by a Nominating and Governance Committee recommended nominee and has not adopted a formal policy with regard to the consideration of diversity in  identifying director nominees.  However, the Corporate Governance Guidelines provide that the retirement age for directors is 70, and a director is to submit his or her resignation to be effective at the conclusion of the three-year term immediately after attaining age 70.  The Nominating and Governance Committee considers those factors it deems appropriate, including, but not limited to, independence, judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board.  Depending on the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily.  The Nominating and Governance Committee does, however, believe that all members of the Board should have strong character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, but does not evaluate candidates differently based on the source of the recommendation.  Pursuant to its charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist with the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm.  The Nominating and Governance Committee has never used a consultant or search firm for such purpose, and, accordingly, the Company has paid no such fees.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by sending the recommendation to the Chair of the Nominating and Governance Committee, in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085.  The recommendation must include the candidate’s name, age, business address, residence address and principal occupation.  The recommendation must also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate.  A written statement from the candidate consenting to serve as a director, if elected, and a commitment by the candidate to meet personally with Nominating and Governance Committee members must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each Annual Meeting of Shareholders.  In addition, shareholders wishing to nominate directors for election may do so, provided they comply with the nomination procedures set forth in the Company’s Code of Regulations and applicable SEC Rules.  In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination.  The notice must be sent to the Company’s Secretary, either delivered in person to, or mailed to and received at, the Company’s principal executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085 not less than 14 days or more than 50 days prior to any meeting called for the election of directors.  However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company’s Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed.  The Company’s Secretary will deliver any shareholder notice received in a timely manner to the Nominating and Governance Committee for review.  Each shareholder notice must include the following information as to each individual the shareholder proposes to nominate for election or re-election as a director:  (a) the name, age, business address and, if known, residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the number of common shares of the Company beneficially owned by the proposed nominee; and (d) any other information relating to the proposed nominee that is required to be disclosed concerning nominees in proxy solicitations under applicable SEC Rules, including the individual’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected.  The nominating shareholder must also provide (i) the name and address of the nominating shareholder and (ii) the number of common shares of the Company beneficially owned by the nominating shareholder.  No individual may be elected as a director unless he or she has been nominated by a shareholder in the manner described above or by the Board or the Nominating and Governance Committee of the Board.

Compensation Committee Interlocks and Insider Participation

The Compensation and Stock Option Committee of the Board (the “Compensation Committee”) is currently comprised of John B. Blystone (Chair), Michael J. Endres, Peter Karmanos, Jr. and John R. Kasich.  Each of Messrs. Blystone, Endres, Karmanos and Kasich also served on the Compensation Committee throughout Fiscal 2010.  None of the members of the Compensation Committee is a present or past employee or officer of the Company.  During Fiscal 2010 and through the date of this Proxy Statement, none of the Company’s executive officers has served on the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity, one of whose executive officers served on the Company’s Board or Compensation Committee.  Mr. Karmanos is the only member of the Compensation Committee who has a relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.

During Fiscal 2010, the Company paid Compuware Corporation (“Compuware”), a software development company of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 5.4% shareholder, approximately $1.6 million, primarily for Compuware’s Covisint EDI service and for Compuware’s services providing software quality assurance and for project management services in connection with the Company’s Oracle ERP system and other projects. Mr. Karmanos serves as a director of the Company. Compuware was selected for these services from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. Compuware supplies its Covisint services the for the Company’s EDI communications. Compuware also supplies resources for project coordination, organization and testing, and generally assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Company’s information technology system in a proper manner. Compuware also provides general information technology consulting services, as requested by the Company. The payments made to Compuware for Fiscal 2010 amounted to approximately 0.18% of Compuware’s consolidated total revenues for its most recent fiscal year, and approximately 0.08% of the Company’s consolidated net revenues for Fiscal 2010.

Communications with the Board

The Board believes it is important for shareholders and other interested persons to have a process by which to send communications to the Board and its individual members, including the Lead Independent Director. Accordingly, shareholders and other interested persons who wish to communicate with the Board, the non-management directors as a group, the Lead Independent Director or any other individual director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Non-Management Directors” as a whole or to the “Board of Directors” as a whole, and sending it in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The mailing envelope must contain a clear notation indicating that the enclosed correspondence is a “Shareholder/Interested Person – Non-Management Director Communication,” “Shareholder/Interested Person – Board Communication,” “Shareholder/Interested Person – Lead Independent Director Communication,” or “Shareholder/Interested Person – Director Communication,” as appropriate. All such correspondence must identify the author as a shareholder or other interested person (identifying such interest) and clearly indicate whether the communication is directed to all members of the Board, to the Non-Management Directors as a whole or to a certain specified individual director(s). Copies of all such correspondence will be circulated to the appropriate director(s). Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening. There is no screening process in respect of communications from shareholders or other interested persons. The process for forwarding communications to the appropriate Board member(s) has been approved by the Company’s Independent Directors.

Questions, complaints and concerns may also be submitted to Company directors by telephone through the Business Ethics Help Line by calling 877-263-9893 inside the United States and 770-613-6395 outside the United States.

PROPOSAL 1:  ELECTION OF DIRECTORS

There are nine director positions on the Board – three in the class whose terms expire at the Annual Meeting and who are to be elected for terms expiring at the Annual Meeting of Shareholders in 2013; three in the class whose terms expire at the Annual Meeting of Shareholders in 2011; and three in the class whose terms expire at the Annual Meeting of Shareholders in 2012.

The Board proposes that the three director nominees named in the summary below, be elected as directors at this Annual Meeting of Shareholders.  Each individual elected as a director at the Annual Meeting will hold office for a three-year term, expiring at the Annual Meeting of Shareholders in 2013 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal from office.  The individuals named as proxies in the form of proxy solicited by the Board intend to vote the common shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy.  If any nominee becomes unable to serve or for good cause will not serve as a candidate for election as a director, the individuals designated to vote the proxies will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board, following recommendation by the Nominating and Governance Committee.  The Board has no reason to believe that any of the nominees of the Board will be unable to serve or for good cause will not serve as a director of the Company if elected.

Information Concerning Nominees and Directors

The information set forth below, concerning the age, principal occupation, other affiliations and business experience of each director has been furnished to the Company by such director as of August 10, 2010. Except where otherwise indicated, each director has had the same principal occupation for the last five years.  There are no family relationships among any of the current directors, director nominees and executive officers of the Company.

Nominees Standing for Election to the Board at the Annual Meeting

Kerrii B. Anderson

Kerrii B. Anderson, age 53, has been a private investor and board advisor since September 2008.  Prior to that time, she served as Chief Executive Officer and President of Wendy’s International, Inc., a restaurant operating and franchising company, from November 2006 until September 2008 when that company merged with Triarc Companies, Inc. to form Wendy’s/Arby’s Group, Inc.  She served as Wendy’s Interim Chief Executive Officer and President from April to November 2006 and as its Executive Vice President and Chief Financial Officer from 2000 to April 2006.  Previously, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. (now known as M/I Homes, Inc.), a builder of single-family homes, from 1987 to 2000. Ms. Anderson also serves as a member of the board of directors of Chiquita Brands International, where she is a member of the Audit Committee and the Compensation Committee, Laboratory Corporation of America Holdings, where she is chairperson of the Audit Committee and a member of the Compensation Committee, and P. F. Chang’s China Bistro, Inc., where she is a member of the Audit Committee. Ms. Anderson serves on the Finance Committee of The Columbus Foundation and OhioHealth Corporation.  Ms. Anderson also previously served as a member of the board of directors and Audit Committee of Lancaster Colony Corporation from 1998 through 2005.  She served as a director of Wendy’s International, Inc. from 2006 until September 30, 2008. Ms. Anderson has a strong record of leadership in operations and strategy. She is a Certified Public Accountant and would qualify as an “audit committee financial expert,” as defined by applicable SEC Rules, given her experience as Chief Executive Officer and Chief Financial Officer of Wendy’s International, Inc. and Chief Financial Officer of M/I Schottenstein Homes, Inc. She has extensive corporate governance experience through her service on other public company boards.  Her extensive experience in accounting and financial reporting and analysis and prior experience as a chief executive officer of a public company and chief financial officer of several public companies, in addition to other public company board service, make Ms. Anderson particularly well-suited to become one of our directors and a member of the Audit Committee if she is elected to the Board.

John P. McConnell

John P. McConnell, age 56, has served as the Company’s Chief Executive Officer since June 1993, as a director of the Company continuously since 1990, and as Chairman of the Board of the Company since September 1996.  He has also served in various positions with Worthington Industries since 1975.  Mr. McConnell also serves as the Chair of the Executive Committee.  He served as director of Alltel Corp. from 1990 to November 16, 2007, and as Chair of its Compensation Committee and member of Audit Committee for part of that time.

Mr. McConnell brings solid public company and overall management and operations experience as Chief Executive Officer and Chairman of the Board.  In addition, in his more than 30 years of service to the Company, Mr. McConnell has served in various roles with the Company spanning not only executive management, but prior to that time, in production, sales, human resources and management at plant, business unit and corporate levels.

Mary Schiavo

Mary Schiavo, age 54, has served continuously as a director of the Company since 1998 and is a member of the Audit Committee and the Nominating and Governance Committee.  Ms. Schiavo has been a partner in the law firm of Motley Rice LLC, since October 2003.  Ms. Schiavo was an attorney with a law firm in Los Angeles, California, from 2002 to October 2003.  Ms. Schiavo served as a professor at The Ohio State University, College of Engineering, Department of Aerospace Engineering and Aviation and also as a Consultant for NBC News from 1997 to 2002. Ms. Schiavo served as Inspector General for the U. S. Department of Transportation for six years, Assistant Secretary of Labor of the U.S. for one year and as a White House Fellow for one year.  Ms. Schiavo was responsible with auditing and oversight responsibility over a multibillion dollar government agency.  Ms. Schiavo has gained in-depth knowledge of the Company’s business and structure from her more than ten years of service as a director.  Ms. Schiavo received a  B.A. from Harvard University, a Masters of Arts from The Ohio State University, and a Juris Doctor from New York University.   She was previously an elected director of the Harvard University Alumni Association and a member of the President's Council on Integrity and Efficiency in the federal government.  Ms. Schiavo’s legal and governmental experience enable her to bring a unique and valuable perspective to the Board.

Directors Whose Terms Continue Until the 2011 Annual Meeting of Shareholders

Michael J. Endres

Michael J. Endres, age 62, has served continuously as a director of the Company since 1999 and is a member of the Executive Committee, the Audit Committee and the Compensation Committee.  Mr. Endres serves as a partner in Stonehenge Financial Holdings, Inc., a private equity investment firm he co-founded in August 1999.  His duties include, among other things, the examination of specific company financial characteristics, balance sheet and income statement analysis, as well as industry growth rates and trends, and managing the acquisition and disposition of firm's investments.  Mr. Endres has served as a director of Huntington Bancshares Incorporated since April 26, 2003 and a member of its Executive Committee and the Risk Committee.  Mr. Endres has served as a director of Tim Hortons Inc. since 2006 and as Chair of the Audit Committee and a member of the Executive Committee.  Mr. Endres served as a director for ProCentury Corporation from 2003 to 2007 during which time he served on the Compensation Committee. He serves on the Board of OhioHealth Corporation and on the Advisory Board for the American Heart Association (Central Ohio Chapter).  Mr. Endres received a B.S. from Miami University.  Mr. Endres has a depth of experience in equity investing, business development, strategic initiatives and acquisitions, financial analysis, leadership and management, and as a director of various public companies.  This experience, along with this financial expertise and his history as a director with the Company make him a valuable asset to the Board and its various committees.

Peter Karmanos, Jr.

Peter Karmanos, Jr., age 67, has served continuously as a director of the Company since 1997, is the Chair of the Nominating and Governance Committee and is a member of the Executive Committee and the Compensation Committee.  Mr. Karmanos has held the position of Chairman of the Board, Chief Executive Officer, Co- Founder and director of Compuware, a software development company since its inception in April 1973.  Mr. Karmanos served as President of Compuware Corporation from October 2003 to March 2008. Mr. Karmanos has the entrepreneurial spirit that built a billion dollar company from a start-up and the business acumen of the Chairman and Chief Executive Officer of an S&P 500 corporation.  Mr. Karmanos has also served as a director for Taubman Centers, Inc. since 2000 and is also a member of their Compensation Committee.  He serves as a director for the Barbara Ann Karmanos Cancer Institute, Detroit Renaissance, North American Hockey League, Detroit 300 Conservancy and Care Tech Solutions.  Mr. Karmanos has a wealth of public company management and information technology experience.  This includes extensive skill and background dealing with the growth, operation and management of a large public company as its co-founder and Chief Executive Office. In addition, his skills and expertise in information technology bring valuable insight to the Board.

Carl A. Nelson, Jr.

Carl A. Nelson, Jr., age 65, has served continuously as a director of the Company since 2004, and is the Chair of the Audit Committee.  Mr. Nelson was a partner with Arthur Andersen, LLP and retired in February 2002 after 31 years of service.  Mr. Nelson had served as Managing Partner of the Arthur Andersen Columbus, Ohio office, and was the leader of the firm’s consulting services for the products industry in the United States.  Mr. Nelson was a director of Dominion Homes Inc. and served as Chair of the Audit Committee and a member of the Governance Committee from 2003 until June 2008, when he chaired a special committee of the board to take the company private.  Currently, Mr. Nelson serves on the board of Star Leasing, a $70 million ESOP owned company that leases semi trailers through ten facilities across seven states.  He has served on the board or has been an investor in several other small businesses.  Mr. Nelson is a Certified Public Accountant and a member of The Ohio Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Nelson received his BS in Accounting from The Ohio State University and a Masters of Business Administration from the University of Wisconsin.  Mr. Nelson has taught in the MBA and executive education programs at The Ohio State University and is a member of the Dean’s Advisory Council for the Fisher College of Business at Ohio State.  Mr. Nelson has significant public company accounting and financial expertise. Mr. Nelson has vast experience as a business consultant on a variety of  projects involving areas such as large scale technology  implementation, defining strategic initiatives, strategic planning and significant change requirements.  As an audit committee financial expert, Mr. Nelson has served the Board well as the Chairman of the Audit Committee since 2004.

Directors Whose Terms Continue Until the 2012 Annual Meeting of Shareholders

John B. Blystone

John B. Blystone, age 57, has served continuously as a director of the Company since 1997 and as the Lead Independent Director of the Company since January 2007.  He is the Chair of the Compensation Committee and a member of the Executive Committee.  Mr. Blystone served as Chairman of the Board, President and Chief Executive Officer of SPX Corporation, a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services and service solutions, from December 1995 to December 9, 2004, when he retired; and as a director of SPX Corp. from December 1995 to December 9, 2004.  From 1991 to 1995, Mr. Blystone served in various managerial and operating roles of The General Electric Company.   In August 2010, Mr. Blystone was named Chairman of the Board of Freedom Group, Inc., which manufactures and markets firearms, ammunition, and related products.  Mr. Blystone served as Chairman of the Board of Inrange Technologies Corporation from 2000 to 2003.  Mr. Blystone serves as a director for Blystone Consulting, LLC and Blystone Investments, LLC and as General Partner of Blystone Capital Partners.  Mr. Blystone graduated from the University of Pittsburgh.  Mr. Blystone has extensive business experience in managing and operating both domestic and international operations, including as a chief executive officer of a large public company.  He has expertise in acquisitions, financial and business analysis, and in generally managing issues that face a large public company.  Mr. Blystone’s business acumen, his long service on our Board, and his collegial style and leadership resulted in his election as the Lead Independent Director of the Company.

John R. Kasich

John R. Kasich, age 58, has served continuously as a director of the Company since 2001 and is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Kasich has served as an associate of Schottenstein Stores Corporation, a retail holding company, since November 2008.  From 2001 to May 2010, Mr. Kasich served as a contributor to the Fox News Channel and, from January 2001 to 2008, he served as a Managing Director at Lehman Brothers’/Barclays Capital’s investment banking group.  Mr. Kasich was a member of the U.S. House of Representatives from 1982 to 2000.  Mr. Kasich served as a member of the U.S. House of Representatives, representing Ohio's 12th Congressional District, from 1983 to 2000, and as Chairman of the House Budget Committee from 1995 to 2000. He served as the Chief Architect of the Balanced Budget Act of 1997, which helped eliminate the federal budget deficits. Prior to serving in the U.S. Congress, he was an Ohio State Senator for four years. He has served as a director of Invacare Corporation since 2001, and as Chair of its Nominating Committee. He served as a director of Instinet Group Incorporated from June 2001 to 2005. Mr. Kasich is the former host of the program "Heartland with John Kasich" on the Fox News Channel. He is a graduate of The Ohio State University.  Mr. Kasich brings the perspective of a successful businessman, a successful politician, and a news commentator.  He provides the Board the benefit of his experience relating to business development, business transactions and financing, along with his expertise in matters relating to governmental regulations, public policy and governmental affairs.

Sidney A. Ribeau

Sidney A. Ribeau, age 62, has served continuously as a director of the Company since 2000 and is a member of the Audit Committee and the Nominating and Governance Committee.  Dr. Ribeau became President of Howard University on August 1, 2008, and served as President and Chief Executive Officer of Bowling Green State University for more than 13 years prior to that time.  Dr. Ribeau has more than 10 years of audit committee experience as well as compensation expertise.  Dr. Ribeau serves on the Board of Trustees of Teachers Insurance and Annuity Association (“TIAA”) and as Chair of the TIAA Human Resources Committee. Dr. Ribeau served as a director and as a member of the Audit Committee for Convergys Corporation from August 2001 through 2008.  Dr. Ribeau served as a director and member of Compensation, Governance and Nominating Committees at The Andersons from February 1997 through September 2008.  Dr. Ribeau served as a Director for the American Council on Education’s National Diversity Group, Toledo Symphony, and Greater Toledo Urban League.  Dr. Ribeau also served as a Trustee for Regional Growth Partnerships.  Dr. Ribeau received his Bachelor's degree in English and Speech Education from Wayne State University in 1971 and his Master's and Doctorate degrees in Communications from the University of Illinois . Dr. Ribeau brings extensive experience in managing the issues that face large public institutions.  His background as the leader of a billion dollar organization and as an educator and administrator enables him to provide insight relative to management, educational, financial, human resources and public policy matters.

Required Vote and Board’s Recommendation

Under Ohio law and the Company’s Code of Regulations, the three nominees for election to the Board receiving the greatest number of votes “FOR” their election will be elected as directors of the Company.

Except in the case of broker non-votes, common shares represented by properly-executed and returned proxy cards or properly-authenticated electronic voting instructions recorded through the Internet or by telephone will be voted “FOR” the election of the Board’s nominees, unless authority to vote for one or more of the nominees is withheld.  Common shares as to which the authority to vote is withheld will not be counted toward the election of directors or the election of the individual nominees specified on the form of proxy.  Proxies may not be voted for more than three nominees.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Meetings of the Board

The Board held six meetings during Fiscal 2010, including regularly scheduled and special meetings.  During Fiscal 2010, each incumbent director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board and (b) the total number of meetings held by all committees of the Board on which such director served.

The Board and management of the Company are committed to effective corporate governance practices. The Corporate Governance Guidelines describe the governance principles and procedures by which the Board functions. The Board annually reviews and updates, as appropriate, the Corporate Governance Guidelines and the charters of the various committees of the Board in response to corporate governance developments, including applicable NYSE Rules and SEC Rules, and recommendations by directors in connection with Board and committee evaluations. In accordance with the Corporate Governance Guidelines and applicable NYSE Rules, non-management directors of the Company, who are also all “independent” directors, as defined by the Corporate Governance Guidelines and applicable NYSE Rules and SEC Rules, meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate.  These executive sessions are typically held in conjunction with regularly scheduled Board meetings and are led by the Lead Independent Director, and appropriate feedback from these sessions is given to the CEO.  The non-management directors met in executive session after each of the four regularly scheduled Board meetings held in Fiscal 2010.

Board Member Attendance at Annual Meetings of the Shareholders

The Company does not have a formal policy with respect to attendance by our directors at the annual meetings of the shareholders.  However, directors are encouraged to attend annual meetings of the shareholders, and the Board’s schedule provides for its quarterly meetings to fall in March, June, September and December.  It is anticipated that the September meeting of the Board will occur on or about the date of the Annual Meeting, and directors are encouraged to attend the Annual Meeting if their schedules permit.  Three of the eight then-incumbent directors attended the Company’s Annual Meeting of Shareholders in 2009.

Board Leadership Structure

The Company is led by John P. McConnell, who has served as Chief Executive Officer since June 1993, as a director of the Company since 1990, and as Chairman of the Board of the Company since September 1996.   The Company's Board is currently comprised of Mr. McConnell and seven non-management directors (with an eighth non-management director to be elected at the Annual Meeting).  John Blystone is the Company’s Lead Independent Director.

The Board has four standing committees: Audit, Compensation, Executive and Nominating and Governance.  Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee is chaired by a separate Independent Director.  Detailed information on each Board committee is contained in the section captioned “Committees of the Board.”

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the most effective leadership structure for the Company at the present time is for the Chief Executive Officer to also serve as the Chairman, coupled with a Lead Independent Director, independent chairs for our Audit, Compensation and Nominating and Governance Committees and regularly scheduled executive sessions of the non-management directors of the Board.

The Board believes that the currently combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. The Board believes that its strong governance practices, including its supermajority of Independent Directors, the combination of the Chairman and Chief Executive Officer roles, and its clearly defined Lead Independent Director responsibilities, provide an appropriate balance among strategy development, operational execution and independent oversight of the Company.

The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances.

Lead Independent Director

In January 2007, the Company established a Lead Independent Director position and appointed John Blystone as the Lead Independent Director.

A copy of the Company's Lead Independent Director Charter, which has been reviewed and approved by the Board, is available on the "Corporate Governance" page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com.  In addition to the other duties more fully described in the Company’s Lead Independent Director Charter, the Lead Independent Director is responsible for:

•
advising the Chairman of the Board and Chief Executive Officer as to the appropriate schedule of Board meetings, seeking to ensure that the non-management directors can perform their duties responsibly while not interfering with ongoing Company operations;

•	consulting with the Chairman of the Board regarding the information, agenda and meeting schedules for the Board and Board committee meetings, and approving same;

•
advising the Chairman of the Board as to the quality, quantity and timeliness of the information submitted to the Board by the Company’s management that is necessary or appropriate for the non-management directors to effectively and responsibly perform their duties;

•	recommending to the Chairman of the Board the retention of advisers and consultants who report directly to the Board;

•	assisting the Board, the Nominating and Governance Committee and the officers of the Company in ensuring compliance with and implementation of the Corporate Governance Guidelines;

•	calling meetings of the non-management directors, and developing the agenda for and serving as chairman of the executive sessions of the Board’s non-management directors;

•	serving as principal liaison between the non-management directors and the Chairman of the Board and Chief Executive Officer on sensitive issues;

•
working with the Nominating and Governance Committee and the Chairman of the Board and Chief Executive Officer to recommend the membership of the various Board committees, as well as the selection of committee chairs;

•	serving as chair of meetings of the Board when the Chairman of the Board is not present; and

•	performing such other duties as the Board may determine.

Committees of the Board

The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.  The charter for each committee has been reviewed and approved by the Board and is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com.

Committees of the Board
	Executive	Audit	Compensation	Nominating and Governance
John B. Blystone*	X		Chair
Michael J. Endres*	X	X Ä	X
Peter Karmanos, Jr.*	X		X	Chair
John R. Kasich*			X	X
John P. McConnell	Chair
Carl A. Nelson, Jr.*	X	Chair Ä
Sidney A. Ribeau*		X		X
Mary Schiavo*		X		X
*     Independent director under NYSE Rules
Ä     Audit Committee Financial Expert

Executive Committee

The Executive Committee acts in place of, and on behalf of, the Board in the intervals between meetings of the Board.  The Executive Committee has all of the authority of the Board, other than the authority (a) to  fill vacancies on the Board or on any committee of the Board, (b) to amend the Company’s Code of Regulations, (c) that has been delegated by the Board exclusively to other committees of the Board, and (d) that applicable law or the Company’s governing documents do not permit to be delegated to a committee of the Board.

Audit Committee

The Board has determined that each member of the Audit Committee qualifies as an Independent Director under the applicable NYSE Rules and under SEC Rule 10A-3.  The Board believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and satisfies the financial literacy requirement of the NYSE Rules.  The Board has also determined that each of Messrs. Endres and Nelson qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of SEC Regulation S-K by virtue of his experience, including that described on pages 12 and 13 of this Proxy Statement. No member of the Audit Committee serves on the audit committee of more than two other public companies.

At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board which sets forth the Audit Committee’s duties and responsibilities.  The primary responsibility of the Audit Committee is to assist the Board in the oversight of the financial and accounting functions, controls, reporting processes and audits of the Company.  Specifically, the Audit Committee, on behalf of the Board, monitors and evaluates:  (a) the integrity and quality of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements, including the financial reporting process; (c) the Company’s systems of disclosure controls and procedures and internal control over financial reporting and its accounting and financial controls; (d) the qualifications and independence of the Company’s independent registered public accounting firm; (e) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (f) the annual independent audit of the Company’s financial statements.  The Audit Committee also prepares the report that the SEC Rules require to be included in the Company’s annual proxy statement.

The Audit Committee’s charter sets forth the duties and responsibilities of the Audit Committee, which include:

•
selecting, evaluating and, where appropriate, replacing the Company’s independent registered public accounting firm for each fiscal year and approving the audit engagement, including fees and terms, and non-audit engagements, if any, of the Company’s independent registered public accounting firm;

•	reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•	reviewing and approving in advance both audit and permitted non-audit services to be provided by the Company’s independent registered public accounting firm;

•	setting and maintaining hiring policies for employees or former employees of the Company’s independent registered public accounting firm;

•	monitoring the performance, and ensuring the rotation, of the lead and concurring partners of the Company’s independent registered public accounting firm;

•
reviewing, with the Company’s financial management, internal auditors and independent registered public accounting firm, the Company’s accounting procedures and policies and audit plans, including staffing, professional services to be provided, audit procedures to be used, and fees to be charged by the Company’s independent registered public accounting firm;

•	reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm;

•	preparing an annual report for inclusion in the Company’s proxy statement;

•
reviewing with the Company’s independent registered public accounting firm the attestation report of the Company’s independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting filed with the Company’s Form 10-K;

•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	receiving reports concerning any non-compliance with the Company’s Code of Conduct by any officers or directors of the Company and approving, if appropriate, any waivers therefrom;

•	approving, if appropriate, any “related person” transactions with respect to the Company’s directors or executive officers;

•	directing and supervising any special investigations into matters which may come within the scope of its duties; and

•
other matters required by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC, NYSE and other similar bodies or agencies which could have an effect on the Company's financial statements.

Pursuant to its charter, the Audit Committee has the authority to engage and terminate such counsel and other consultants as it deems appropriate to carry out its functions, including the sole authority to approve the fees and other terms of such consultants’ retention.

The Audit Committee met six times during Fiscal 2010.  The Audit Committee’s report relating to Fiscal 2010 begins on page 62.

Compensation Committee

The Board has determined that each member of the Compensation Committee qualifies as an Independent Director under the applicable NYSE Rules.  All members of the Compensation Committee other than Mr. Karmanos also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.  Mr. Karmanos abstains from voting on matters where his failure to qualify as an “outside director” or a “non-employee director” is relevant.

The Compensation Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.  The Compensation Committee evaluates its performance at least annually.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include:

•	discharging the Board’s responsibilities relating to compensation of the Company’s CEO and executive management;

•
reviewing and approving, if it has been deemed appropriate, the Company’s peer companies and data sources for purposes of evaluating the Company’s compensation competitiveness and establishing appropriate competitive positioning of the levels and mix of compensation elements;

•
preparing, producing, reviewing and/or discussing with the Company’s management, as appropriate, such reports and other information required by applicable law, rules, regulations or other standards with respect to executive and director compensation including those required for inclusion in the Company’s proxy statement   and/or annual report on Form 10-K;

•	reviewing, and advising the Board with respect to, Board compensation;

•
administering the Company’s stock option and other equity-based incentive compensation plans and its other executive incentive compensation programs as well as any other plans and programs which the Board designates;

•
reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and reviewing the relationship between risk management policies and practices, corporate strategy and executive management compensation; and

•	carrying out such other roles and responsibilities as the Board may designate or delegate to the Compensation Committee.

Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants, legal counsel and other consultants, as it deems appropriate to carry out its functions, including the sole authority to approve the fees and other retention terms for any such consultants.

The Compensation Committee met three times during Fiscal 2010.  The Compensation Discussion and Analysis regarding Executive Compensation for Fiscal 2010 begins on page 24, and the Compensation Committee Report for Fiscal 2010 is on page 38.

Nominating and Governance Committee

The Board has determined that each member of the Nominating and Governance Committee qualifies as an Independent Director under the applicable NYSE Rules.  The Nominating and Governance Committee periodically reviews and assesses the adequacy of its charter and recommends any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.  The Nominating and Governance Committee evaluates its performance at least annually.

Under the terms of its charter, the Nominating and Governance Committee is to:

•	develop principles of corporate governance and recommend them to the Board for its approval;

•	periodically review the principles of corporate governance approved by the Board to ensure that they remain relevant and are being complied with;

•
annually review the Corporate Governance Guidelines and recommend to the Board for its approval any changes to the Corporate Governance Guidelines that the Nominating and Governance Committee deems appropriate;

•	periodically review the Articles of Incorporation and Code of Regulations of the Company and recommend to the Board any changes thereto that the Nominating and Governance Committee deems appropriate;

•	review the procedures and communication plans for shareholder meetings and ensure that required information regarding the Company is adequately presented;

•
review, and make recommendations to the Board regarding, the composition and size of the Board in order to ensure that the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds;

•	recommend criteria for the selection of Board members and Board committee members;

•	review and recommend Board policies on age and term limits for Board members;

•	plan for continuity on the Board as existing Board members retire or rotate off the Board;

•
with the participation of the Chairman of the Board, identify and recruit candidates for Board membership and arrange for appropriate interviews and inquiries into the qualifications of the candidates;

•	evaluate Board candidates recommended by shareholders and periodically review the procedures used by the Nominating and Governance Committee in such evaluation process;

•	identify and recommend individuals to be nominated for election as directors by the shareholders and to fill vacancies on the Board;

•	with the Compensation Committee, provide for an annual review of succession plans for the Chairman of the Board and Chief Executive Officer in the case of his resignation, retirement or death;

•	evaluate the performance of current Board members proposed for re-election, and recommend to the Board as to whether members of the Board should stand for re-election;

•	review and recommend to the Board an appropriate course of action upon the resignation of a current Board member or upon other vacancies on the Board;

•	oversee an annual evaluation of the Board as a whole;

•	conduct an annual evaluation of the Nominating and Governance Committee;

•	oversee the evaluation of the other Board committees and of management;

•
with the Chairman of the Board, periodically review the charter and composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees;

•	with the Chairman of the Board, recommend to the Board individuals to be chairs and members of Board committees; and

•
ensure that each Board committee is comprised of members with the appropriate qualities, skills and experience for the tasks of the committee and that each committee conducts the required number of meetings and makes appropriate reports to the Board on its activities and findings.

To the extent not otherwise delegated to the Audit Committee, the Nominating and Governance Committee is also to:

•
review the relationships between the Company and each director, whether direct or as a partner, officer or equity owner of an organization that has a relationship with the Company, for conflicts of interest (all members of the Board are required to report any such relationships to the corporate general counsel);

•
address actual and potential conflicts of interest a Board member may have and issue to the Board member having an actual or potential conflict of interest instructions on how to conduct himself/herself in matters before the Board which may pertain to such an actual or potential conflict of interest; and

•	make appropriate recommendations to the Board concerning determinations necessary to find a director to be an Independent Director.

The Nominating and Governance Committee met two times during Fiscal 2010.

Board’s Role in Risk Oversight

Our management is principally responsible for defining, identifying and assessing the various risks facing our Company, formulating risk management policies and procedures and managing our risk exposures on a day-to-day basis.  A risk committee, comprised of senior executives, directs this process.  Management provides the Board an annual risk assessment with quarterly updates. The Board’s responsibility is to oversee our risk management processes by understanding and evaluating management’s identification, assessment and management of the Company’s critical risks.

The Board as a whole has responsibility for this risk oversight, assisted by the Audit Committee and the Compensation Committee.  Areas of focus include strategic, operational, liquidity, market, financial, reporting, succession, compensation, compliance and other risks.  The Audit Committee is tasked with oversight of financial, reporting and compliance risk management, the Compensation Committee is tasked with oversight of compensation risk management, and the Board as a whole oversees all other risk management.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

Review, Approval or Ratification of Transactions with Related Persons

The Company’s policy with respect to related person transactions is addressed in the Company’s written Related Person Transaction Policy (the “Policy”), which supplements the Company’s written Code of Conduct provisions addressing “conflicts of interest.”  As described in the Code of Conduct, conflicts of interest can arise when an employee’s or a director’s personal or family relationships, financial affairs or an outside business involvement may adversely influence the judgment or loyalty required in performance of his or her duties to the Company.  In cases where there is an actual or even the appearance of a conflict of interest, the individual involved is required to notify his or her supervisor or the Company’s Ethics Officer.  The supervisor will then consult with management and the Ethics Officer as appropriate.  The Code of Conduct provides that any action or transaction in which the personal interest of an executive officer or a director may be in conflict with those of the Company is to be reported to the Audit Committee.  The Audit Committee shall investigate and, if it is determined that such action or transaction would constitute a violation of the Code of Conduct, the Audit Committee is authorized to take any action it deems appropriate.

The Policy was adopted by the Board and is administered by the Audit Committee and the Company’s General Counsel.  The Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which: the Company participates, directly or indirectly; the amount involved exceeds or is expected to exceed $120,000; and a “related person” has, had or will have a direct or indirect material interest.  Under the Policy, a “related person” is any person:

•	who is or was an executive officer, a director or a director nominee of the Company, or an immediate family member of any such individual; or

•	who is or was the beneficial owner of more than 5% of the Company’s outstanding common shares, or an immediate family member of any such individual.

All related person transactions are to be brought to the attention of the Company’s management who will then refer each matter to the Company’s General Counsel and the Audit Committee.  Each director, director nominee or executive officer of the Company must notify the Company’s General Counsel in writing of any interest that such individual or an immediate family member of such individual has, had or may have, in a related person transaction.  In addition, any related person transaction proposed to be entered into by the Company must be reported to the Company’s General Counsel by the employee of the Company who has authority over the transaction.  On an annual basis, each director, director nominee and executive officer of the Company will complete a questionnaire designed to elicit information about existing and potential related person transactions.  Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, qualify as a related person transaction requiring review by the Audit Committee under the Policy.

Under the Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Policy) will be referred to the Audit Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by the Audit Committee prior to the effectiveness or consummation of the transaction.  If the Company’s General Counsel determines that advance consideration of a related person transaction is not practicable, the Audit Committee will review and, in its discretion, may ratify the transaction at the Audit Committee’s next meeting.  However, the Company’s General Counsel may present a related person transaction arising between meetings of the Audit Committee to the Chair of the Audit Committee who may review and approve (or disapprove) the transaction, subject to ratification by the Audit Committee at its next meeting if appropriate.  If the Company becomes aware of a related person transaction not previously approved under the Policy, the Audit Committee will review the transaction, including the relevant facts and circumstances, at its next meeting and evaluate all options available to the Company, including ratification, revision, termination or rescission of the transaction, and take the course of action the Audit Committee deems appropriate under the circumstances.

No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved.  The Audit Committee may only approve or ratify those transactions the Committee determines to be in the Company’s best interest.  In making this determination, the Audit Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the terms (including the amount involved) of the transaction;

•	the amount of the related person’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of the Company’s business;

•	whether the terms of the transaction are fair to the Company and no less favorable to the Company than terms that could be reached with an unrelated third party;

•	the business reasons for the transaction and its potential benefits to the Company;

•	the impact of the transaction on the related person’s independence; and

•
whether the transaction would present an improper conflict of interest for any director, director nominee or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Audit Committee deems relevant.

Any related person transaction previously approved or ratified by the Audit Committee or otherwise already existing that is ongoing in nature is to be reviewed by the Audit Committee annually.

Under the terms of the Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by the Audit Committee even if the aggregate amount involved would exceed $120,000:

•	interests arising solely from ownership of the Company’s common shares if all shareholders receive the same benefit on a pro rata basis (i.e., dividends);

•
compensation to an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation has been approved by the Compensation Committee or is generally available to the Company’s employees;

•	compensation to a director for services as a director if the compensation is required to be reported in the Company’s proxy statements;

•	interests deriving solely from a related person’s position as a director of another entity that is a party to the transaction;

•
interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) in another person which is a party to the transaction; and

•	transactions involving competitive bids.

In addition, the Audit Committee will presume that the following transactions do not involve a material interest:

•
transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected related person did not participate in the decision of the Company to enter into the transaction and (ii) the amount involved in any related category of transactions in a 12-month period is not greater than the lesser of (a) $1,000,000 or (b) 2% of the other entity’s gross revenues for its most recently completed fiscal year or (c) 2% of the Company’s consolidated gross revenues for its most recently completed fiscal year;

•
donations, grants or membership payments to nonprofit organizations, provided (a) the affected related person did not participate in the decision of the Company to make such payments and (b) the amount in a 12-month period does not exceed the lesser of $1,000,000 or 2% of the recipient’s gross revenues for its most recently completed fiscal year; and

•
Company use of facilities (such as dining facilities and clubs) if the charges for such use are consistent with charges paid by unrelated third parties and are fair, reasonable and consistent with similar services available for similar facilities.

Transactions with Related Persons

The Company is a party to certain agreements relating to the rental of aircraft to and from JMAC, Inc., a private investment company (“JMAC”) and McAir, Inc. (“McAir”), a corporation wholly-owned by the John H. McConnell Trust.  Following the death of his father, John H. McConnell, beneficial ownership of certain family-owned businesses and common shares transferred to John P. McConnell, Chairman of the Board and Chief Executive Officer of the Company. Under the agreements with JMAC and McAir, the Company may lease aircraft owned by JMAC and McAir as needed for a rental fee per flight; and under the agreements with the Company, JMAC and McAir are allowed to lease aircraft operated by the Company, on a per-flight basis, when the Company is not using the aircraft.  The Company also makes its pilots available to McAir and JMAC for a per-day charge.  The rental fees paid to and by the Company under the per-flight rental agreements are set based on Federal Aviation Administration (“FAA”) regulations.  The Company believes the rental fees set in accordance with such FAA regulations for Fiscal 2010 exceeded the direct operating costs of the aircraft for such flights.  Also, based on quotes for similar services provided by unrelated third parties, the Company believes that the rental rates paid to McAir and JMAC are no less favorable to the Company than those that could be obtained from unrelated third parties.

For Fiscal 2010, (a) the Company paid an aggregate amount of $210,728 under the McAir lease agreement and (b) the Company received an aggregate amount of $17,291 from JMAC, $9,100 from McAir, and $23,600 from payments received from Blue Jackets Air, LLC for airplane rental and pilot services.  Blue Jackets Air, LLC primarily provides air transportation services for the Columbus Blue Jackets, a professional hockey team of which John P. McConnell is the majority owner.

During Fiscal 2010, the Company, either directly or through business expense reimbursement, paid approximately $86,505 to Double Eagle Club, a private golf club owned by the McConnell Family (the “Club”).  The Company uses the Club’s facilities for Company functions and meetings, and for meetings, entertainment and overnight lodging for customers, suppliers and other business associates.  Amounts charged by the Club to the Company are no less favorable to the Company than those that are charged to unrelated members of the Club.

During Fiscal 2010, the Company paid Compuware, a software development company of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 5.4% shareholder, approximately $1.6 million, primarily for Compuware’s Covisint EDI service and for Compuware’s services   providing software quality assurance and   for project management services in connection with the Company’s Oracle ERP system and other projects.  Mr. Karmanos serves as a director of the Company.  Compuware was selected for these services from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company.  Compuware’s selection was based on a number of factors including price, experience and capabilities.  Compuware supplies its Covisint services for the Company’s EDI communications.  Compuware also supplies resources for project coordination, organization and testing, and generally assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Company’s information technology system in a proper manner.  Compuware also provides general information technology consulting services, as requested by the Company.  The payments made to Compuware for Fiscal 2010 amounted to approximately 0.18% of Compuware’s consolidated total revenues for its most recent fiscal year, and approximately 0.08% of the Company’s consolidated net revenues for Fiscal 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation for the Chief Executive Officer (“CEO”) and other members of executive management, including the named executive officers (“NEOs”) identified in the “Fiscal 2010 Summary Compensation Table” appearing on page 39 of this Proxy Statement.  The Compensation Committee also oversees the Company’s annual incentive plan for executives, long-term incentive plan, stock option plans, and non-qualified deferred compensation plans.

The Compensation Committee is comprised of four directors who qualify as “independent” under the applicable NYSE Rules and SEC Rules, and who are free from any relationship (including disallowed consulting, advisory or other compensatory arrangements) prohibited by applicable law, rules or regulations or that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  Messrs. Blystone, Endres and Kasich also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.  Since Mr. Karmanos may not qualify as an outside director for purposes of Section 162(m) or as a non-employee director for purposes of Rule 16b-3, he abstains from voting on Section 162(m) and Rule 16b-3 related matters.

The Compensation Committee operates under a written charter adopted by the Board, a copy of which is posted on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com.  Among its other duties, the Compensation Committee is responsible for setting and administering the policies that govern executive compensation.  These include: reviewing and approving the compensation philosophy and guidelines for the Company’s executive management; reviewing and approving if deemed appropriate, peer companies and data sources for evaluation purposes; reviewing and approving corporate goals and objectives, including performance goals, relevant to CEO and executive management compensation; evaluating the CEO’s performance in light of the corporate goals and objectives; setting the CEO’s compensation, including the types of compensation; setting or making recommendations with respect to the amount and types of compensation for the Company’s other executive officers and directors, as appropriate; reviewing incentive compensation arrangements to confirm incentive pay does not encourage unnecessary risk taking; and producing, reviewing and/or discussing with management, as appropriate, the reports and other information required by applicable law, rules, regulations or other standards with respect to executive and director compensation.

The Compensation Committee has sole authority to retain and terminate such compensation consultants, legal counsel and other consultants, as it deems appropriate to fulfill its responsibilities, including sole authority to approve the fees and other terms of consultants’ retention.  The Compensation Committee has retained an independent compensation consultant, Towers Watson, for the purpose of assisting the Committee in fulfilling its responsibilities, including providing advice on the amount and form of executive and director compensation.  Management also periodically retains Towers Watson to provide advice to the Company with respect to compensation matters not solely related to executive officers or directors.
While the Compensation Committee retains Towers Watson, in carrying out assignments for the Compensation Committee, Towers Watson may interact with the Company’s management including the Vice President-Human Resources, the Vice President-Administration, General Counsel and Secretary and the Vice President-Chief Financial Officer and their respective staffs in order to obtain information.  In addition, Towers Watson may, in its discretion, seek input and feedback from management regarding its work product prior to presentation to the Compensation Committee in order to confirm information or address certain issues.

The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chair with assistance from the CEO, the Vice President-Human Resources and the Vice President-Administration, General Counsel and Secretary.  These individuals, with input from the Compensation Committee’s compensation consultant, make compensation recommendations for the NEOs and other top executive officers.  After each regularly scheduled meeting, the Compensation Committee may meet in executive session.  When meeting in executive session, the Compensation Committee will generally have a session with the CEO only, a session with the compensation consultant only, and conclude with a members-only session.  The Compensation Committee Chair reports on Committee actions to the full Board at the following Board meeting.

Stock Ownership Guidelines

In order to further emphasize the stake that the Company’s directors and officers have in fulfilling the goal of building and increasing shareholder value, and to deepen the resolve of executive leadership to fulfill that goal, in August 2004, the Company established stock ownership guidelines for directors and senior executives.  These guidelines were adjusted in March 2008 due to the implementation of the Company’s new compensation program discussed below.  Target ownership levels are structured as a multiple of the executive’s annual base salary or the director’s annual retainer, as applicable, with directors and the CEO set at five times, the Chief Financial Officer and the Chief Operating Officer set at 3.5 times, business unit Presidents, Executive Vice Presidents and Senior Vice Presidents set at 2.5 times, and other senior executives set at 1.25 times.  For purposes of these guidelines, stock ownership includes common shares held directly or indirectly, common shares held in an officer’s 401(k) plan account(s) and theoretical common shares credited to the bookkeeping account of an officer or a director in one of the Company’s non-qualified deferred compensation plans.  Each covered officer or director is expected to attain the targeted level by August 2011 or within five years from the date he or she is promoted to the position, whichever is later.  According to the Stock Ownership Guidelines, once an executive reaches the targeted ownership levels, and so long as those shares are retained and the individual remains subject to the same guideline level, there is no obligation to purchase additional shares as a result of fluctuations in stock price.

Company Compensation Philosophy

A basic philosophy of the Company has long been that employees should have a meaningful portion of their total compensation tied to performance and that the Company should use incentives which are intended to drive and reward performance.  In furtherance of this philosophy, most full-time, non-union employees of the Company participate in some form of incentive compensation program.  These programs include cash profit-sharing programs, which compute payouts based on a fixed percentage of profits, and bonus programs that primarily tie bonuses to the operating results of the Company or the applicable business unit.

Executive Compensation Philosophy and Objectives

The Company’s objectives with respect to executive compensation are to attract and retain highly qualified executives, to align the interest of management with the interest(s) of shareholders and to provide incentives, based primarily on Company performance, for reaching established Company goals and objectives.  To achieve these objectives, the Compensation Committee has determined that total compensation for executives will exhibit three characteristics:

•	It will be competitive in the aggregate using broad-based business comparators to gauge the competitive market;

•
It will be performance-oriented and highly leveraged, with a substantial portion of the total compensation tied to performance, primarily that of the Company and/or that of the applicable business unit; and

•	It will promote long-term careers at the Company.

The Company’s practice has long been that executive compensation be highly leveraged.  The Company’s compensation program emphasizes performance based compensation (pay-at-risk) that promotes the achievement of short-term and long-term Company objectives.  The Company believes it is appropriate to provide a balance between incentives for current short-term performance and incentives for long-term profitability of the Company.  The Company’s executive compensation program, therefore, includes both a short-term cash incentive bonus program and a long-term incentive compensation program.  The Company also believes it appropriate for long-term incentives to have a cash compensation component and an equity-based compensation component, which incentivizes executives to drive Company performance and aligns their interest with those of the Company’s shareholders.  Individual components of executive pay are discussed below.

In fulfilling its responsibilities, the Compensation Committee annually reviews certain market compensation information with the assistance of its independent compensation consultant, Towers Watson, who is directly engaged by the Committee to prepare the information.  This includes information regarding compensation paid to officers with similar responsibilities by a broad-based group of more than 400 companies (the “comparator group”).  The comparator group is comprised predominantly of manufacturing companies maintained in the executive compensation data base of Towers Watson at the time the study is conducted with revenues between $1 billion and $10 billion.  Changes in the comparator group occur as companies begin or cease participation in the data base, due to a sale, merger or acquisition of the companies included, due to an increase or decrease in revenues, or for other reasons.  The Compensation Committee neither selects nor specifically considers the individual companies which are in the comparator group.  For comparison purposes, due to variance in size of the companies in the comparator group, regression analysis, which is an objective analytical tool used to determine the relationship between data, is used to adjust data.  The Compensation Committee believes that using this broad-based comparator group minimizes the effects of changes to the group due to changes in data base participation, mergers/acquisitions, or other reasons, lessens the impact a single entity can have on the overall data, provides more consistent results and better reflects the market in which the Company competes for executive talent.

A list of the entities in the comparator group can be obtained by contacting the Human Resources Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio  43085, Attention: Eric M. Smolenski, Vice President-Human Resources.

During its review process, the Compensation Committee meets directly with the compensation consultant and reviews comparator group information with respect to base salaries, short-term cash incentive bonuses and long-term incentive compensation programs.  The Compensation Committee considers comparator group information provided by the compensation consultant as an important factor in determining the appropriate levels and mix of executive compensation.

Base salaries of the NEOs and other executives generally fall below market median comparables developed from the comparator group, although the actual base salaries of the NEOs and other executives vary from individual to individual and position to position due to factors such as time in the position, performance, experience, internal equity and other factors the Committee deems appropriate.  Target short-term cash incentive bonus opportunities to be paid to the NEOs and other executives for achieving targeted levels of performance are generally above what the compensation consultant considers market median for annual bonuses because base salaries are intentionally set below market median comparables and bonus performance targets are generally based upon stretch performance goals, as compared to expected performance.  Long-term incentive compensation opportunities of the NEOs and other executives generally fall in the range of market median developed by the compensation consultant.  While comparator group information is a factor considered in setting compensation, where a specific NEOs or other executive’s annual cash incentive bonus and long-term incentive compensation falls relative to the market median developed from the comparator group will vary based upon the factors listed above.  Annual cash incentive bonuses and long-term incentive compensation actually paid will vary significantly depending on Company and/or business unit performance during the applicable year(s).

The Compensation Committee uses tally sheets as a tool to assist in its review of executive compensation.  These tally sheets contain the components of the CEO’s and other NEOs’ current and historical total compensation, including base salary, short-term cash incentive bonuses and long-term incentive compensation.  These tally sheets also show the estimated compensation that would be received by the CEO and other NEOs under certain scenarios, including in connection with a change in control of the Company.

While prior compensation or amounts realized or realizable from prior awards are given some consideration, the Compensation Committee believes that the current and future performance of the Company and the executive officers should be the most significant factors in setting the compensation for the Company’s executive officers.

The CEO’s performance is annually evaluated by the Compensation Committee and/or the full Board.  The criteria considered include:  overall Company performance; overall leadership; the CEO’s performance in light of, and his development and stewardship of, the Company’s philosophy and its current and long-term strategic plans, goals and objectives; development of an effective senior management team; appropriate positioning of the Company for future success; and effective communications with the Board and stakeholders.  At the request of Mr. McConnell, his base salary and overall compensation have been well below market levels.  The Compensation Committee also evaluates the performance of the other NEOs, as appropriate, when annually reviewing and setting executive compensation levels.

Compensation Risk Analysis

Our executive compensation programs are designed to be balanced, with a focus on both achieving consistent, solid year-to-year financial results and growing shareholder value over the long term.  The highest amount of compensation can be attained under these programs, taken as a whole, through consistently strong performance over sustained periods of time.  This provides strong incentives for achieving success over the long-term and avoiding excessive risk taking in the short-term.

The Company has long believed that compensation incentives, based primarily upon Company earnings or similar performance measures, have played a vital role in the success of the Company.  Making profit sharing, bonuses and/or other incentive payments broadly available to all levels of non-union employees has fostered an ownership mentality throughout the workforce which has resulted in long-term employment and a desire to drive consistent financial performance.  The Company’s culture, aided by this ownership mentality, is focused on striving to continually improve performance and achieve long-term success without engaging in excessive risk taking.

Although the Company’s compensation practices have long been more leveraged than general market compensation practices, we do not believe, for a number of reasons, that our compensation incentives encourage excessive risk taking that may conflict with the long-term best interest of the Company and its shareholders.  First, we believe base salaries are a sufficient component of total compensation so that excessive risk taking is not necessary.  In December 2007, the Company revised its compensation program to increase base wages and moderate short-term incentive compensation to support this position.  Second, the performance and economic value added goals under our annual short-term performance plan are based upon realistic earnings and economic value added levels reviewed and approved by the Board that we believe participants can attain without taking inappropriate risks or materially deviating from normal operations, expected continuous improvement or approved strategy.  Third, our long-term cash performance awards and performance share awards are based upon performance over three-year periods which mitigates against the taking of short-term risk.  Fourth, in setting targets for short-term bonus and long-term incentive compensation, restructuring and non-recurring items are generally eliminated, which limits rewards for risky behavior outside the ordinary course of business.  Fifth, stock options generally contain a five-year incremental vesting schedule and provide rewards based on the long-term performance of our common shares.

The Company has also instituted stock ownership guidelines to drive stock ownership among executives, again aligning their interests with the interests of our shareholders and the long-term growth in the value of the Company’s common shares.  This is most evident by the shareholdings of our CEO, John P. McConnell, who is by far the Company’s largest shareholder.  His potential financial reward for the long-term growth in the value of the Company’s common shares far outweighs any short-term compensation he may receive from any excessive short-term risk taking.

Cash Compensation Paid in Fiscal 2010
Cash compensation paid to the Company’s executives, including the NEOs, was down significantly in Fiscal 2009 due to the economic recession and its impact on the Company’s markets.  Short-term cash incentive bonus thresholds for Fiscal 2009 were attained only at Worthington Cylinders and the WIBS business units.  In Fiscal 2010, cash compensation paid to the Company’s executives, including the NEOs, rebounded as the Company’s actions in response to depressed market conditions were rewarded and short-term incentive bonuses were earned for the fiscal year.  Due to the impact of the recession on the Company’s performance in Fiscal 2009, none of the long-term incentive compensation thresholds were reached for the three-year performance periods, ended May 31, 2010 or May 31, 2009.

The Compensation Committee has been impressed with management’s attitude and performance in response to the recession and the resulting difficult market conditions.  Aided by the transformation plan which management developed and began implementing during Fiscal 2008, the Company has taken difficult steps to reduce costs, including facility closures and workforce reductions, to improve efficiencies and to right size various operations.  It implemented a focused sales effort, a consolidated sourcing and supply chain strategy, and took other actions to place the Company in a solid competitive position.  Management also took interim cost cutting measures, some of which had an adverse impact on its compensation, to assist the Company through the difficult economic environment.  For instance, management instituted base wage decreases throughout the Company in the first quarter of Fiscal 2010 with the highest percentage decreases generally taken by the executives, including a 25% decrease for the CEO and 20% decreases for the President and Chief Operating Officer, Vice President - Chief Financial Officer, and the President of The Worthington Steel Company.  These reductions were taken despite the fact that bonuses were not generally paid for Fiscal 2009.

Executive cash compensation paid during the last two fiscal years is consistent with the Company’s philosophy that executive compensation be tied to results.  Paid compensation was down significantly in Fiscal 2009, even though weak Company results were driven primarily by the recession and resulting market conditions.  The Compensation Committee is pleased that bonuses were earned for Fiscal 2010 as a result of improved financial performance.

Change in Executive Compensation Program

Effective December 1, 2007, the Compensation Committee revised the Company’s executive compensation program.  The changes to the executive compensation program primarily involved a change in the overall mix of compensation by increasing base (fixed) compensation and moderating incentive (variable) compensation, while still remaining more highly leveraged than typical market practices.  Base salaries were moved closer to market levels (but kept at the lower end of market) and targeted bonuses were appropriately decreased in light of the base salary increase.

Under the revised executive compensation program (the “New Compensation Program”), annual cash incentive bonuses are non-discretionary and are tied to specific targeted amounts (threshold, target, and maximum) based on operating income, earnings per share and economic value added, with the intended result being that there would likely be a lower annual cash incentive bonus paid when performance is weak ( i.e., below target) and a higher annual cash incentive bonus paid when performance is strong ( i.e., above target).

Compensation Components

Base Salaries

Base salaries for the NEOs and other executive officers are set to reflect the duties and responsibilities inherent to each position, individual levels of experience, performance, market compensation information, internal equity among positions in the Company, and the Compensation Committee’s judgment.  The Compensation Committee annually reviews information regarding compensation paid by the comparator group to executives with similar responsibilities.  It is the Compensation Committee’s intent, in general, to set base salaries at the low end of market median levels, with consideration given to the other factors listed above, and have total annual cash compensation be driven by bonuses.
Consistent with the New Compensation Program, the Compensation Committee raised base salaries of the NEOs and other executives in December 2007 and/or June 2008.  During its annual compensation review in June 2009, the Compensation Committee made no change in executive base salaries in light of prevailing economic and market conditions.  In response to the economic recession and prevailing market conditions, the Company implemented base salary decreases throughout the Company effective for the first quarter of Fiscal 2010 which included decreases for the CEO, the President and Chief Operating Officer, the Vice President-Chief Financial Officer, and the President of The Worthington Steel Company.  Base salaries were reinstated to prior levels effective August 9, 2009, as business conditions began to improve.

In June 2010, the Compensation Committee increased the base salaries for most executives in the range of 3%.  The increase was somewhat higher for a few executives whose base salaries were lower relative to market due to their shorter time in their position.  The Committee did not increase the base salary of Mr. McConnell, the CEO, at his request.

Short-Term Incentive Compensation

Until December 1, 2007, the NEOs and certain other key employees of the Company participated in the Company’s old executive bonus program (the “Old Bonus Plan”) in which discretionary quarterly bonuses were paid to participants based largely on corporate, business unit or operating unit results, and individual performance.  Although operating results were the largest factor in determining the amount of the bonus under the Old Bonus Plan, an individual’s bonus could be adjusted up or down based on the individual’s performance as determined by the individual’s manager, the CEO or the Compensation Committee, as applicable.

Under the New Compensation Program, short-term cash incentive bonus awards for corporate executives are now generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added and earnings per share (in each case excluding restructuring charges and non-recurring items) for the applicable performance periods of 12 months or less, with each performance measure carrying a 50% weighting.  For business unit executives, the corporate earnings per share measure carries a 20% weighting, business unit operating income carries a 30% weighting, and business unit economic value added carries a 50% weighting.  For performance falling between threshold and target or between target and maximum, the award is prorated.  If threshold levels are not reached for any performance measure, no bonus will be paid.  Short-term cash incentive bonus payouts will be made within a reasonable time following the end of the performance period in cash, unless the Board specifically provides for a different form of payment.  In the event of a change in control of the Company followed by the termination of the participant’s employment during the relevant performance period, the short-term cash incentive bonus award of the participant would be considered to be earned at target and payable as of the date of termination of employment.

Short-term cash incentive bonuses earned under the New Compensation Program for the twelve months of Fiscal 2010; the first six months and the 12 months of Fiscal 2009, and for the six-month period ending May 31, 2008 are shown in the “Fiscal 2010 Summary Compensation Table” on page 39 of this Proxy Statement as short-term incentive bonus awards within “Non-Equity Incentive Plan Compensation.”

Effective June 29, 2010, the Compensation Committee granted, under the Worthington Industries, Inc. Annual Incentive Plan for Executives (the “Annual Incentive Plan”), annual cash incentive bonus awards to the NEOs for the 12-month period ending May 31, 2011.  These annual cash incentive bonus awards for Fiscal 2011 are shown in the “Annual Cash Incentive Bonus Awards Granted in Fiscal 2011” table on page 47 of this Proxy Statement.

Long-Term Incentive Compensation

The Compensation Committee has implemented a long-term incentive compensation program for the NEOs and other executive officers, which consists of: (a) annual option grants; (b) long-term performance share awards based on achieving measurable financial results over a multiple-year period; and (c) long-term cash performance awards based on achieving measurable financial results over a multiple-year period.  Long-term performance share awards and long-term cash performance awards are made under the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (the “1997 LTIP”).  Options are generally granted under one of the Company’s stock option plans or under the 1997 LTIP.  All of these plans have been approved by the Company’s shareholders.

The sizes of long-term cash performance awards, performance share awards and option grants are generally set based upon market median values for the comparator group, the officer’s time in the position, internal equity, performance and other such factors as the Compensation Committee deems appropriate.

The Compensation Committee believes that using a blend of options, long-term performance share awards and long-term cash performance awards represents a particularly appropriate and balanced method of motivating and rewarding senior executives.  Options align the interests of employee option holders with those of shareholders by providing value tied to the stock price appreciation.  Cash performance awards motivate long-term results because their value is tied to sustained financial achievement over a multiple-year period.  Performance share awards blend both of these features because the number of performance shares received is tied to sustained financial achievement over a multiple-year period, and the value of those performance shares is tied to the price of the Company’s common shares.  The Compensation Committee believes the combination of the three forms of incentive compensation is superior to a reliance upon only one form and is consistent with the Company’s compensation philosophy and objectives.

The Compensation Committee generally approves annual option awards at its June meeting.  The option grants are generally made effective in July, after the Company has reported its earnings for the prior fiscal year.  Long-term performance share awards and long-term cash performance awards have been based on performance over a three-fiscal-year period beginning with the first day of the first fiscal year in that period.  An explanation of the calculation of the compensation expense relative to the equity-based long-term incentive compensation is set forth under the heading “Equity-Based Long-Term Incentive Compensation Accounting” on page 34 of this Proxy Statement.

Neither the Company nor the Compensation Committee has backdated stock option grants to obtain lower exercise prices.

Options

Options are generally awarded annually to the NEOs and a select group of executives.  It has been the practice of the Company to award options to a broader group of key employees every three years and options may also be granted at other times to selected key employees and to selected new key employees when their employment begins.  In practice, the number of common shares covered by an option award generally depends upon the employee’s position and external market data.  Options provide employees with the opportunity to participate in increases in shareholder value as a result of stock price appreciation, and to further the Company’s objective of aligning the interest of management with the interests of shareholders.

All options granted to employees since 1984 have been non-qualified stock options, which generally vest at a rate of 20% per year with full vesting at the end of five years.  In the event an optionee’s employment terminates as a result of retirement, death or total disability, any unexercised options outstanding and exercisable on that date will remain exercisable by the optionee or, in the event of death, by the optionee’s beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or, depending on the type of option, either 12 or 36 months after the last day of employment due to retirement, death or disability.  Should termination occur for any reason other than retirement, death or disability, all unexercised options will be forfeited.  In the event of a change in control of the Company (as defined in the respective option plans), all options then outstanding will become fully vested and exercisable as of the date of the change in control.  The Compensation Committee may allow an optionee to elect, during the 60-day period following a change in control, to surrender an option or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.
The option grants to the NEOs in Fiscal 2010 are detailed in the “Grants of Plan-Based Awards for Fiscal 2010” table on page 42 of this Proxy Statement.  For purposes of the Grants of Plan-Based Awards for Fiscal 2010 table, options are valued based on their grant date fair value and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”).  This value for options is also reported in the “Option Awards” column of the “Fiscal 2010 Summary Compensation Table” on page 39 of this Proxy Statement.

Effective July 16, 2009, the Company made annual awards of options for Fiscal 2010 to 34 employees to purchase an aggregate of 692,250 common shares, with an exercise price equal to $13.25, the fair market value of the common shares on the grant date.  Of those options granted, 345,000 common shares were covered by options awarded to the current NEOs.

Between July 16, 2009 and May 31, 2010, the Company made awards of options to 87 employees to purchase an aggregate of 227,500 common shares, with exercise prices equal to the fair market value of the common shares on the respective grant dates, which ranged from $13.39 to $16.25.  None of these options were granted to NEOs.  These options were granted to employees not covered by the July 16, 2009 grant and included employees who started employment with the Company or started in new positions with the Company.

Effective July 2, 2010, the Company made a broad-based award of options for Fiscal 2011 to 966 employees to purchase an aggregate of 2,316,300 common shares, with an exercise price equal to $12.05, the fair market value of the common shares on the grant date.  Of those options granted, 314,500 common shares were covered by options awarded to the current NEOs.  Information on the options awarded to the current NEOs is shown in the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2011” table on page 48 of this Proxy Statement.

Performance Awards – General

Beginning in Fiscal 1998, the Company has awarded a select group of key executives, including the NEOs, long-term cash performance awards based upon results over a prospective three-year performance period.  Starting with the three-year performance period that began on June 1, 2006, the Company reduced the size of the targeted option awards to executives and added long-term performance share awards.

Payouts of the long-term cash performance awards and the long-term performance share awards for corporate executives are generally tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting.  For business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%.  If the performance level falls between threshold and target or between target and maximum, the award is prorated.  Payouts, if any, would generally be made in the quarter following the end of the applicable performance period.  Calculation of the Company results and attainment of performance measures are made solely by the Compensation Committee based upon the Company’s consolidated financial statements.  The Compensation Committee may make changes and adjustments in calculating the performance measures to take into account or eliminate restructuring charges or  unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations, extraordinary gains and losses, mergers and acquisitions, and purchases or sales of substantial assets, provided that, if Section 162(m) of the Internal Revenue Code would be applicable to the payout of the award, any such change or adjustment, if not provided for when the targets are set, must be permissible under Section 162(m).  These performance measurements are chosen because the Compensation Committee believes that: (i) the earnings per share growth metric strongly correlates with the Company’s growth in equity value; (ii) operating income at a business unit ties directly into Company earnings per share growth; and (iii) the cumulative corporate economic value added target, which is driven by net operating profit in excess of the cost of capital employed, keeps management focused on the most effective use of existing assets and pursuing only those growth opportunities which provide returns in excess of the cost of capital.

The Company has used these, or similar performance measures, since long-term cash performance awards were first granted for the performance period ended May 31, 1998.  The Company’s overall performance levels reached at least threshold in five out of the 13 three-year performance periods which have ended on or prior to May 31, 2010.

Three-year performance levels (threshold, target and maximum) are generally set based upon achieving set levels of (i) cumulative economic value generated over the three-year performance period and (ii) compounded growth in Company earnings per share or business unit operating income from the levels attained in the fiscal year prior to the start of the performance period ( i.e. Fiscal 2008 levels were used to set the three-year performance period ending May 31, 2011).  No threshold levels were attained and no payouts were made to executive officers for the three-year performance period ended May 31, 2010, with respect to either long-term cash performance awards or performance share awards.  Based on the Company’s performance for Fiscal 2009, Fiscal 2010 and Fiscal 2011 (through the date of this Proxy Statement), and in particular the decline in results caused by the recession, it appears that it will be very difficult for the Company to attain the threshold performance measures applicable to the NEOs for the three-year period ending May 31, 2011.

Performance Share Awards

The Compensation Committee granted performance share awards for the first time beginning with the awards granted for the three-fiscal-year period beginning June 1, 2006.  The performance share program provides grants of long-term performance share awards to selected key executives, which are earned only if the specified performance objectives discussed above under “Performance Awards – General” are met over a three-year period.  Performance share awards are intended to reward executives for achieving pre-established financial goals over a three-year period while at the same time rewarding them for any increase in common share price, since the value of the common shares earned will depend upon the common share price at the end of the three-year performance period.  The awards also facilitate stock ownership among the executives by delivering full-value common shares (if the financial targets are met) and are less dilutive to shareholders than options.

The performance measures for the performance share awards are discussed in the prior section, “Performance Awards – General.”  All performance share awards are paid in common shares. No common shares are awarded if none of the three-year financial threshold measures are met.  Common shares which are earned, if any, are issued to participants after the Company’s financial results for the three-year period are finalized and the Compensation Committee has determined which performance levels have been attained.  In general, termination of employment results in termination of awards.  However, if termination is due to death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved.  No payout will be made for performance periods ending more than 24 months after termination of employment.  Unless the Board specifically provides otherwise, in the event of a change in control of the Company, all performance share awards would be considered to be earned and payable in full at the maximum level and immediately settled or distributed.  For the three-year performance share awards granted in Fiscal 2011, the change in control must be followed by a termination of employment for this provision to apply.

No long-term performance share awards were earned for the three-year performance period ended May 31, 2010, because none of the threshold levels were attained.  Long-term performance share awards granted in Fiscal 2010 for the three-year performance period ending May 31, 2012 can be found in the table headed “Grants of Plan-Based Awards for Fiscal 2010” on page 42 of this Proxy Statement.  An explanation of the calculation of the compensation expense relative to those awards is set forth under the heading “Equity-Based Long-Term Incentive Compensation Accounting” below.  If the performance criteria are met, the performance shares earned would generally be issued in the quarter following the end of the performance period.

Information on long-term performance share awards granted in Fiscal 2011 for the three-year performance period ending May 31, 2013 is shown in the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2011” table on page 48 of this Proxy Statement.

Long-Term Cash Performance Awards

Three-year cash performance awards are intended to reward executives for achieving pre-established financial goals over a three-fiscal-year period.  These long-term cash performance awards are granted to selected key executives and are earned only if the specified performance objectives, as discussed above, are met over the three-year performance period.  Three-year cash performance awards may be paid in cash, common shares or any combination thereof, as determined by the Compensation Committee at the time of payment.  If the performance criteria are met, payouts would generally be made in the quarter following the end of the performance period.

The performance measures for the long-term cash performance awards are discussed above under “Performance Awards – General.”  Nothing is paid under the long-term cash performance awards if none of the three-year financial threshold measures are met.  In general, termination of employment results in termination of awards.  However, if termination is due to death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved.  No payout will be made for performance periods ending more than 24 months after termination of employment.  Unless the Compensation Committee specifically provides otherwise at the time of grant, in the event of a change in control of the Company, all long-term cash performance awards would be considered to be earned and payable in full at the maximum level, and immediately settled or distributed. For the three-year cash performance awards granted in Fiscal 2011, the change in control must be followed by a termination of employment for this provision to apply.

No long-term cash performance awards were earned for the three-year performance period ended May 31, 2010, as none of the threshold levels were attained.

Long-term cash performance awards granted in Fiscal 2010 for the three-year performance period ending May 31, 2012 can be found in the “Grants of Plan-Based Awards for Fiscal 2010” table on page 42 of this Proxy Statement.

Information on long-term cash performance awards granted in Fiscal 2011 for the three-year performance period ending May 31, 2013 can be found in the table headed “Long-Term Performance Awards and Option Awards Granted in Fiscal 2011” on page 48 of this Proxy Statement.

Claw Back Policy

The Company does not have a specific claw back policy.  If the Company is required to restate its earnings as a result of non-compliance with a financial reporting requirement due to misconduct, under Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”), the CEO and the Chief Financial Officer would have to reimburse the Company for any bonus or other incentive-based or equity-based compensation received by them from the Company during the twelve-month period following the first filing with the SEC of the financial document that embodied the financial reporting requirement, and any profits realized from the sale of common shares during that twelve-month period, to the extent required by SOX.

Equity-Based Long-Term Incentive Compensation Accounting

The accounting treatment for equity-based long-term incentive compensation is governed by ASC 718, which the Company adopted effective June 1, 2006.  Options are valued using the Black-Scholes pricing model based upon the grant date price per common share underlying the option award, the expected life of the option, risk-free interest rate, dividend yield, and expected volatility.  In adopting ASC 718, the Company selected the modified prospective transition method, which requires that compensation expense be recorded prospectively over the remaining vesting period of the options on a straight-line basis using the fair value of options on the date of grant and the assumptions set forth above.  Further information concerning the valuation of options and the assumptions used in that valuation is contained in “Note A – Summary of Significant Accounting Policies – Stock-Based Compensation” and “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for Fiscal 2010 filed on July 30, 2010 (the “2010 Form 10-K”).

Long-term performance share awards payable in common shares are initially valued using the grant date price per common share based on the target award, and a compensation expense is recorded prospectively over the performance period on a straight-line basis.  This amount is then adjusted on a quarterly basis based upon an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.

Long-term cash performance awards are initially valued at the target level, and a compensation expense is recorded prospectively over the performance period on a straight-line basis.  This amount is then adjusted on a quarterly basis based on an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.

Deferred Profit Sharing Plan

The NEOs participate in the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “DPSP”), together with most other full-time, non-union employees of the Company.  The DPSP is a 401(k) plan and is the Company’s primary retirement plan.  Contributions made by the Company to participant accounts under the DPSP are generally based on 3% of eligible compensation which includes base salaries, profit sharing, bonus and performance bonus payments, overtime and commissions, up to the maximum limit set by the Internal Revenue Service (“IRS”) from year to year ($245,000 for calendar 2010).  In addition, the NEOs and other participants in the DPSP may elect to make voluntary contributions up to set IRS limits.  These voluntary contributions are generally matched by Company contributions of 50% of the first 4% of eligible compensation contributed by the participant.  Due to economic conditions, the Company suspended making matching contributions effective June 1, 2009, but reinstated them beginning August 19, 2009.  Distributions under the DPSP are generally deferred until retirement, death or total and permanent disability.

Non-Qualified Deferred Compensation

The NEOs and other highly compensated employees are eligible to participate in the Worthington Industries, Inc. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan (the “2005 NQ Plan”).  The 2005 NQ Plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available only to select highly compensated employees for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees.

Under the 2005 NQ Plan, executive officers of the Company may defer the payment of up to 50% of their base salary, bonus and/or short-term cash incentive bonus awards.  Amounts deferred are credited to the participants’ accounts under the 2005 NQ Plan at the time the base salary or bonus compensation would have otherwise been paid.  In addition, the Company may make discretionary employer contributions to the participants’ accounts in the 2005 NQ Plan.  In recent years, the Company has made Company contributions in order to provide the same percentage of retirement-related deferred compensation to executives compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under the DPSP.  For the 2009 calendar year, the Company made contributions to the 2005 NQ Plan for participants equal to (i) 3% of an executive’s annual compensation (base plus bonus) in excess of the IRS maximum; and (ii) a matching contribution of 50% of the first 4% of annual compensation contributed by the executive to a Company retirement plan to the extent not matched by the Company under the DPSP.  Participants in the 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s common shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee (3.91% for Fiscal 2010), or (c) returns on any funds available for investment under the DPSP.  Employee accounts are fully vested under the 2005 NQ Plan.  Payouts under the 2005 NQ Plan are made in cash, as of a specified date selected by the participant or when the participant is no longer employed by the Company, either in a lump sum or installment payments, all chosen by the participant at the time the deferral is elected.  The Compensation Committee may permit hardship withdrawals from a participant’s accounts under defined guidelines.  In the event of a defined change in control, the participants’ accounts under the 2005 NQ Plan will generally be paid out as of the date of the change in control.

Contributions or deferrals for the period before January 1, 2005, are maintained under the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 (the “2000 NQ Plan”).  Contributions and deferrals for periods on or after January 1, 2005, are maintained under the 2005 NQ Plan, which was adopted to replace the 2000 NQ Plan in order to comply with the provisions of the then newly-adopted Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans.  Among other things, the provisions of Section 409A generally are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid.  The 2005 NQ Plan and the 2000 NQ Plan are collectively referred to as the “Employee Deferral Plans.”

Perquisites

The Company makes club memberships available to NEOs and other executives because it believes that such memberships can be useful for business entertainment purposes.  In 2007, the Company elected to no longer provide executives with leased Company vehicles and generally eliminated leased Company vehicles for all employees unless a substantial portion of their business time involved travel, as is the case with those individuals in outside sales.

For security reasons, the CEO is encouraged to use Company airplanes for personal travel and the CEO reimburses the Company in an amount that approximates the incremental costs to the Company associated with those flights.  Other NEOs who use the Company airplanes for personal use are charged an amount equal to the SIFL rate set forth in the regulations promulgated by the United States Department of the Treasury (“Treasury Regulations”), which is generally less than the Company’s incremental costs.

Other Company Benefits

The Company provides employees, including the NEOs, a variety of employee welfare benefits including medical benefits, disability benefits, life insurance, accidental death and dismemberment insurance, and the DPSP noted above.  These benefits are generally provided to employees on a Company-wide basis.

Change in Control

The Company’s stock option plans generally provide that, unless the Board or the Compensation Committee provides otherwise, upon a change in control of the Company, all options then outstanding will become fully vested and exercisable as of the date of the change in control.  In addition, the Compensation Committee may allow the optionee to elect, during the 60-day period from and after the change in control, to surrender the options or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.

For purposes of the Company’s stock option plans (the 1997 LTIP and the Amended and Restated 2003 Stock Option Plan), a change in control will be deemed to have occurred when any person, alone or together with its affiliates or associates, has acquired or obtained the right to acquire the beneficial ownership of 25% or more of the Company’s outstanding common shares, unless such person is:  (a) the Company; (b) any employee benefit plan of the Company or a trustee of or fiduciary with respect to any such plan when acting in that capacity; or (c) any person who, on the date the applicable plan became effective, was an affiliate of the Company owning in excess of 10% of the Company’s outstanding common shares and the respective successors, executors, legal representatives, heirs and legal assigns of such person (an “Acquiring Person Event”).  In addition, in the case of options granted under the Amended and Restated 2003 Stock Option Plan, a change in control will also be deemed to have occurred if there is a change in the composition of the Board with the effect that a majority of the directors are not “continuing directors” (as defined in the Amended and Restated 2003 Stock Option Plan).

If a change in control had occurred on May 31, 2010, the value of the unvested options which would have vested upon the change in control (based upon (a) the difference, if any, between (i) the closing market price of the Company’s common shares on May 28, 2010, the last business day of Fiscal 2010 ($14.72), and  (ii) the per share exercise price of each such option, multiplied by (b) the number of common shares subject to the unvested portion of each such option), for each of the NEOs would have totaled:

John P. McConnell	$220,500
George P. Stoe	$117,600
B. Andrew Rose	$93,720
Mark A. Russell	$58,800
Harry A. Goussetis	$51,450

Long-term cash performance awards and long-term performance share awards provide that, unless the Board or the Compensation Committee provides otherwise, upon a change in control of the Company, all such awards would be considered earned and payable in full at the maximum amounts and would be immediately settled or distributed.  For the three-year performance award granted in Fiscal 2011, the change in control must be followed by a termination of employment for this provision to apply.

For purposes of the 1997 LTIP (under which the long-term cash performance awards and long-term performance share awards have been granted), a change in control will be deemed to have occurred when there is an Acquiring Person Event.

If a change in control had occurred on May 31, 2010, the aggregate value of the long-term cash performance awards and the long-term performance share awards (based on the May 28, 2010 closing market price  of the Company’s common shares of $14.72) which would have been paid to each of the NEOs would have totaled:

John P. McConnell	$8,537,000
George P. Stoe	$5,722,880
B. Andrew Rose	$1,343,642
Mark A. Russell	$2,649,960
Harry A. Goussetis	$2,024,840

Short-term cash incentive bonus awards provide that if during a performance period, (a) a change in control of the Company (as defined in the relevant plan) occurs and (b) the participant’s employment with the Company terminates on or after the change in control, the participant’s award would be considered earned and payable as of the date of the participant’s termination of employment in the amount designated as target for such award and would be settled or distributed following the date of the participant’s termination of employment.  The target amounts for the short-term cash incentive bonus awards granted to the NEOs for the 12-month performance period ended May 31, 2010, are shown in the “Grants of Plan-Based Awards for Fiscal 2010” table on page 42 of this Proxy Statement.

Under the Employee Deferral Plans, participants’ accounts will generally be paid out as of the date of the change in control.  See the “Non-Qualified Deferred Compensation for Fiscal 2010” table on page 46 of this Proxy Statement for further information.

The Compensation Committee believes that these change in control provisions are appropriate and well within market norms, particularly because the Company has no formal employment contracts or other formal change in control provisions relative to the NEOs or other executives.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally limits the deduction that the Company may take for certain remuneration paid in excess of $1,000,000 to any “covered employee” of the Company in any one taxable year. Currently, Section 162(m) of the Internal Revenue Code only applies to the Company’s CEO as well as the three other highest compensated officers of the Company (not including the Company’s Chief Financial Officer). Compensation which qualifies as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and the related Treasury Regulations will not be taken into account in determining whether this $1,000,000 deduction limitation has been exceeded. Awards granted under the Company’s stock option plans generally qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Compensation Committee intends to tailor the long-term incentive programs under the 1997 LTIP and the short-term cash incentive bonus awards granted to executive officers under the Annual Incentive Plan to so qualify. The Compensation Committee believes that the annual cash incentive bonus awards granted for Fiscal 2011 under the Annual Incentive Plan as well as the long-term cash performance awards and long-term performance share awards granted for the three-year period ending May 31, 2013, under the 1997 LTIP will qualify for the “qualified performance-based compensation” exemption under Section 162(m). Please see the description of these awards under the captions “Annual Cash Incentive Bonus Awards Granted in Fiscal 2011” beginning on page 47 of this Proxy Statement and “Long-Term Performance Awards and Option Awards Granted in Fiscal 2011” beginning on page 48 of this Proxy Statement.

The Compensation Committee intends to continue to examine the best method to pay incentive compensation to executive officers, which will include consideration of the application of Section 162(m) of the Internal Revenue Code.  In all cases, whether or not some portion of a covered employee’s compensation is tax deductible, the Compensation Committee will continue to carefully consider the net cost and value to the Company of its compensation policies.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement and discussed CD&A with management.

Based upon such review and discussion, the Compensation Committee recommended to the full Board, and the Board approved, that the CD&A be included in this Proxy Statement and incorporated by reference into the 2010 Form 10-K.

The foregoing report is provided by the Compensation Committee of the Board:

Compensation Committee

John B. Blystone, Chair
Michael J. Endres
Peter Karmanos, Jr.
John R. Kasich

Fiscal 2010 Summary Compensation Table

The following table lists, for each of Fiscal 2010, Fiscal 2009 and Fiscal 2008, the compensation of the Company’s CEO, the Company’s Chief Financial Officer (“CFO”) and the Company’s three other most highly compensated executive officers during Fiscal 2010 (the “NEOs”).

Fiscal 2010 Summary Compensation Table
						Non-Equity Incentive Plan Compensation		Change in Pension Value
						Short-Term / Long-Term		and
Name and Principal Position During 2010 Fiscal Year	Fiscal Year	Salary ($)(1)	Bonus ($) (1)(2)	Stock Awards ($) (3)	Option Awards ($) (4)	Short-Term Incentive Bonus Award ($) (1)(5)	3-year Performance Award ($)(6)	Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
John P. McConnell,	2010	571,154	-0-	634,150	727,500	1,124,053	-0-	316	26,809	3,083,982
Chairman of the Board and Chief	2009	600,000	-0-	623,700	557,000	-0-	-0-	3,234	64,510	1,848,444
Executive Officer	2008	550,000	18,200	741,000	694,000	781,626	-0-	3,396	37,274	2,825,496

George P. Stoe,	2010	528,846	-0-	288,250	388,000	864,116	-0-	-0-	42,190	2,111,402
President and	2009	550,000	-0-	356,400	334,200	-0-	-0-	-0-	72,752	1,313,352
Chief Operating Officer	2008	428,269	180,600	333,450	312,300	508,950	29,167	-0-	54,835	1,847,571

B. Andrew Rose,	2010	336,538	-0-	138,360	194,000	351,267	-0-	-0-	104,145	1,124,310
Vice President	2009	175,000	50,000	137,787	83,550	-0-	-0-	-0-	69,955	516,292
and Chief Financial Officer (9)

Mark A. Russell,	2010	370,192	-0-	126,830	194,000	930,304	-0-	-0-	18,098	1,639,424
President, The	2009	385,000	-0-	142,560	167,100	-0-	-0-	-0-	35,824	730,484
Worthington Steel Company	2008	302,370	263,551	185,250	208,200	305,506	-0-	-0-	-0-	1,264,877

Harry A. Goussetis,	2010	306,114	-0-	103,770	169,750	335,902	-0-	-0-	23,067	938,603
President, Worthington	2009	307,000	-0-	115,830	125,325	205,308	-0-	-0-	41,907	795,370
Cylinder Corporation	2008	234,423	168,750	160,550	156,150	206,067	120,833	-0-	42,843	1,089,616

(1)
The amounts shown in these columns include that portion of salaries, bonuses and short-term incentive bonus awards the NEOs elected to defer pursuant to the DPSP or the 2005 NQ Plan.  Amounts deferred to the 2005 NQ Plan are shown in the “Non-Qualified Deferred Compensation for Fiscal 2010” table beginning on page 46 of this Proxy Statement.

(2)
The amounts shown in this column for Fiscal 2008 include the amount of bonuses paid to the NEOs with respect to the first six months of Fiscal 2008 under the Old Bonus Plan which is described under the caption “Compensation Discussion and Analysis – Compensation Components – Short-Term Incentive Compensation” beginning on page 29 of this Proxy Statement.  The amount shown for Fiscal 2009 for Mr. Rose reflects the guaranteed bonus payment made to Mr. Rose in connection with his appointment as the Company’s CFO.

(3)
The amounts shown in this column represent the aggregate grant date fair value of the performance share awards granted to the NEOs under the 1997 LTIP in Fiscal 2010, Fiscal 2009 and Fiscal 2008, as computed in accordance with ASC 718 as of the date the performance share awards were granted. These were calculated based upon the “target” award and the closing price of the common shares on the date of the grant: $11.53 for the Fiscal 2010 awards; $17.82 for the Fiscal 2009 awards; and $24.70 for the Fiscal 2008 awards. The value of the awards shown would have been double the amount listed in this column if the “maximum” award had been used instead of the “target” award. For Mr. Rose, the amount for Fiscal 2009 also includes $59,050, the aggregate grant date fair value of a restricted share award granted to him in Fiscal 2009, as computed in accordance with ASC 718. The amounts shown in this column exclude the impact of estimated forfeitures, as required by SEC Rules. The performance measures associated with the performance share awards are described under the caption “Compensation Discussion and Analysis – Compensation Components – Performance Awards – General” beginning on page 32 of this Proxy Statement. The “Grants of Plan-Based Awards for Fiscal 2010” table on page 42 of this Proxy Statement provides information on performance share awards granted in Fiscal 2010. See “Note A – Summary of Significant Accounting Policies” and “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the 2010 Form 10-K for assumptions used and additional information regarding the performance share awards and Mr. Rose’s restricted shares award. Due to the impact of the recession on the Company’s results, particularly in Fiscal 2009, no performance share awards were paid from the grant in Fiscal 2008, and it is unlikely any performance shares will be paid from the grant in Fiscal 2009.

(4)
The amounts shown in this column represent the aggregate grant date fair value of the option awards granted to the NEOs in Fiscal 2010, Fiscal 2009 and Fiscal 2008, as computed in accordance with ASC 718.  The amounts shown in this column exclude the impact of estimated forfeitures, as required by SEC Rules.  See “Note A – Summary of Significant Accounting Policies” and “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the Company’s 2010 Form 10-K for assumptions used and additional information regarding the options.  The “Grants of Plan-Based Awards for Fiscal 2010” table on page 42 of this Proxy Statement provides information on option awards granted in Fiscal 2010.

(5)
The amounts shown in this column include: (i) cash performance awards earned by Mr. McConnell under the Old Bonus Plan in the aggregate amount of $147,595 for Fiscal 2008, based on corporate earnings per share performance for the first two quarters of Fiscal 2008; (ii) for each NEO, the short-term cash incentive bonus award payments earned for the performance period encompassing the last six months of Fiscal 2008; (iii) for Mr. Goussetis, the short-term cash incentive bonus award payments earned with respect to the Pressure Cylinders business unit for performance periods in Fiscal 2009 (threshold performance levels were not attained in the Corporate or Steel business units for performance periods in Fiscal 2009); and (iv) for each NEO, the short-term cash incentive bonus award payments earned for Fiscal 2010.

(6)
The amounts shown in this column reflect the cash performance awards earned by the NEO for the three-year performance periods ended May 31, 2010 (for Fiscal 2010), May 31, 2009 (for Fiscal 2009) and May 31, 2008 (for Fiscal 2008) and, for Mr. Stoe, for the time he served as President of the Company’s Pressure Cylinders business unit, achievement of the specified maximum level of operating income from the Pressure Cylinders business unit for the three-year performance period ended May 31, 2008 (for Fiscal 2008).

(7)
The fixed rate applicable to the Employee Deferral Plans for Fiscal 2010, Fiscal 2009 and Fiscal 2008 exceeded 120% of the corresponding applicable federal long-term rate (the “Applicable Comparative Rate”) by an annual rate equal to 0.96% for Fiscal 2010, 0.91% for Fiscal 2009, and 1.08% for Fiscal 2008.  The amounts shown in this column represent the amount by which earnings on accounts of the NEOs in the Employee Deferral Plans invested at the fixed rate exceeded the Applicable Comparative Rate (generally the amount invested under the fixed rate fund multiplied by 0.96% for Fiscal 2010, 0.91% for Fiscal 2009, and 1.08% for Fiscal 2008).

(8)	The following table describes each component of the “All Other Compensation” column for each of Fiscal 2010, Fiscal 2009 and Fiscal 2008.

All Other Compensation Table
Name	Fiscal Year	Company Contributions to 401(k) Plan ($)(a)	Company Contributions to 2005 NQ Plan ($)(b)	Group Term Life Insurance Premium Paid ($)(c)	Tax Gross-Up Payments ($)	Perquisites ($)(d)
John P. McConnell	2010	12,250	13,182	1,377	0	N/A
	2009	12,462	32,521	1,530	0	17,997
	2008	10,585	25,159	1,530	0	N/A

George P. Stoe	2010	12,248	12,142	1,377	0	16,423
	2009	16,193	41,015	1,530	0	14,014
	2008	9,817	29,302	1,530	0	14,186

B. Andrew Rose	2010	18,661	477	1,377	0	83,630
	2009	0	0	1,530	0	68,425

Mark A. Russell	2010	9,263	7,458	1,377	0	N/A
	2009	11,644	22,650	1,530	0	N/A
	2008	3,559	0	1,530	0	N/A

Harry A. Goussetis	2010	12,250	9,440	1,377	0	N/A
	2009	11,635	17,336	1,530	0	11,406
	2008	7,888	19,000	1,530	0	14,425

(a)
The amounts in this column include Company contributions and matching Company contributions made under the DPSP with respect to the applicable fiscal year to the accounts of the NEOs.  The DPSP is described under the caption “Compensation Discussion and Analysis – Compensation Components – Deferred Profit Sharing Plan” beginning on page 35 of this Proxy Statement.

(b)
The amounts in this column include Company contributions and matching Company contributions made under the 2005 NQ Plan with respect to the applicable fiscal year to the accounts of the NEOs.  See the “Non-Qualified Deferred Compensation for Fiscal 2010” table on page 46 of this Proxy Statement for more information concerning the contributions made by the Company under the 2005 NQ Plan for Fiscal 2010.

(c)	The amounts in this column represent the dollar value of the group term life insurance premiums paid by the Company on behalf of the NEOs during each of Fiscal 2010, Fiscal 2009 and Fiscal 2008.

(d)
Perquisites for Fiscal 2010 include dues and similar fees paid by the Company for club memberships used by the NEOs for both business and personal use.  Perquisites for Fiscal 2010 also include relocation fees and expenses of approximately $76,000 for Mr. Rose and personal use of Company aircraft of $8,737 for Mr. Stoe.  The reported aggregate incremental cost of personal use of Company aircraft is based on the direct costs associated with operating a flight, including fuel, landing fees, pilot and flight attendant fees, on-board catering and trip-related hangar costs and excluding the value of the disallowed corporate income tax deductions associated with the personal use of the aircraft.  Due to the fact that Company-owned aircraft is used primarily for business travel, the reported aggregate incremental cost excluded fixed costs which do not change based on usage, including depreciation and monthly management fees.  The column shows N/A when the aggregate value of the perquisites and other personal benefits received by the NEO for the applicable year was less than $10,000.

(9)	Effective December 1, 2008, Mr. Rose was appointed as the Company’s Chief Financial Officer.

Grants of Plan-Based Awards

The following table provides information about the equity and non-equity awards granted to the NEOs in Fiscal 2010.

Grants of Plan-Based Awards for Fiscal 2010
Name	Grant Date	Compen- sation Committee Approval Date		Non Estimated Equity Future Payouts Incentive Under Non-Equity Plan Incentive Awards: Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Option Awards: Number of Common Shares Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Number of Units of Rights (#)	Thres- hold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)
	06/01/09	06/23/09	(1)		475,000	950,000	1,900,000
	06/01/09	06/23/09						27,500	55,000	110,000
John P. McConnell	07/16/09	06/23/09									150,000	13.25	727,500
	06/01/09	06/23/09	(2)		400,000	800,000	1,600,000

	06/01/09	06/23/09	(1)		400,000	800,000	1,600,000
	06/01/09	06/23/09						12,500	25,000	50,000
George P. Stoe	07/16/09	06/23/09									80,000	13.25	388,000
	06/01/09	06/23/09	(2)		307,500	615,000	1,230,000

	06/01/09	06/23/09	(1)		112,500	225,000	450,000
	06/01/09	06/23/09						6,000	12,000	24,000
B. Andrew Rose	07/16/09	06/23/09									40,000	13.25	194,000
	06/01/09	06/23/09	(2)		125,000	250,000	500,000

	06/01/09	06/23/09	(1)		175,000	350,000	700,000
	06/01/09	06/23/09						5,500	11,000	22,000
Mark A. Russell	07/16/09	06/23/09									40,000	13.25	194,000
	06/01/09	06/23/09	(2)		237,500	475,000	950,000

	06/01/09	06/23/09	(1)		137,500	275,000	550,000
	06/01/09	06/23/09						4,500	9,000	18,000
Harry A. Goussetis	07/16/09	06/23/09									35,000	13.25	169,750
	06/01/09	06/23/09	(2)		156,500	313,000	626,000

(1)
These rows show the potential payouts under cash performance awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2009 to May 31, 2012. Payouts of long-term cash performance awards for corporate executives are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For Messrs. Russell and Goussetis, business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No cash is paid if none of the three-year threshold financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated. For further information on the terms of the long-term cash performance awards, see the discussion under the captions “Compensation Discussion and Analysis – Compensation Components – Performance Awards – General” and “– Long-Term Cash Performance Awards” beginning on pages 32 and 33, respectively, of this Proxy Statement. For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis – Change in Control” beginning on page 36 of this Proxy Statement.

(2)
These rows show the potential payouts which could have been earned under short-term cash incentive bonus awards based on achievement of specified levels of performance for the twelve months ended May 31, 2010. Payouts of these awards for corporate executives were generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added and earnings per share for the twelve-month performance period with each performance measure carrying a 50% weighting. For Messrs. Russell and Goussetis, business unit executives, the corporate earnings per share measure carried a 20% weighting, business unit operating income carried a 30% weighting and business unit economic value added carried a 50% weighting. If the performance level fell between threshold and target or between target and maximum, the award was to be prorated. If threshold levels were not achieved for any performance measure, no payout was to be made. For Fiscal 2010, the NEOs earned the amounts shown in the “2010” rows of the “Short-Term Incentive Bonus Award” column of the “Fiscal 2010 Summary Compensation Table.”

(3)
These columns show the potential payouts under performance share awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2009 to May 31, 2012. Payouts of performance share awards for corporate executives are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For Messrs. Russell and Goussetis, as business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No common shares are awarded if none of the three-year financial threshold measures are met. If the performance level falls between threshold and target or between target and maximum, the award is prorated. For further information on the terms of the performance share awards, including those applicable to a change in control, see the discussion under the captions “Compensation Discussion and Analysis – Change in Control” beginning on page 36 of this Proxy Statement and “Compensation Discussion and Analysis – Compensation Components – Performance Awards – General” and “ – Performance Share Awards” beginning on pages 32 and 33, respectively, of this Proxy Statement.

(4)
All reported options were granted as of July 16, 2009 under the Worthington Industries, Inc. Amended and Restated 2003 Stock Option Plan (the “2003 Stock Option Plan”) with exercise prices equal to the fair market value of the underlying common shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date. For further information on the terms of the options, see the discussion under the caption “Compensation Discussion and Analysis – Compensation Components – Options” beginning on page 31 of this Proxy Statement. For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis – Change in Control” beginning on page 36 of this Proxy Statement.

(5)
This column shows the grant date fair value computed in accordance with ASC 718 of the stock and option awards granted to the NEOs in Fiscal 2010. Generally, the grant date fair value of the options is the aggregate amount the Company would include as a compensation expense in its consolidated financial statements over each award’s five-year vesting schedule. The fair value of each option on the grant date was $4.85. See “Note A – Summary of Significant Accounting Policies” and “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the 2010 Form 10-K for the method (Black-Scholes) used in calculating the fair value of the option awards and additional information regarding the awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards, performance share awards and restricted share awards held by the NEOs as of May 31, 2010.  For additional information about these equity awards, see the discussion under the captions “Compensation Discussion and Analysis – Compensation Components – Long-Term Incentive Compensation,” “– Options,” “– Performance Awards – General” and “– Performance Share Awards” beginning on pages 30, 31, 32, and 33, respectively, of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2010
Option Awards (1)						Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#) Exercisable	No. of Common Shares Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Performance Period Ending Date
John P. McConnell	74,000	0		$9.30	03/29/2011
	200,000	0		$15.15	06/02/2012
	100,000	0		$15.26	06/01/2013
	175,000	0		$19.20	05/31/2014
	160,000	40,000	(4)	$17.01	05/31/2015
	78,000	52,000	(5)	$18.17	05/31/2016
	40,000	60,000	(6)	$22.73	07/01/2017
	20,000	80,000	(7)	$20.21	06/30/2018
	0	150,000	(8)	$13.25	07/15/2019
								17,500	257,600	05/31/2011
								27,500	404,800	05/31/2012

George P. Stoe	40,000	0		$15.26	06/01/2013
	40,000	0		$19.20	05/31/2014
	32,000	8,000	(4)	$17.01	05/31/2015
	27,000	18,000	(5)	$18.17	05/31/2016
	18,000	27,000	(6)	$22.73	07/01/2017
	12,000	48,000	(7)	$20.21	06/30/2018
	0	80,000	(8)	$13.25	07/15/2019
								10,000	147,200	05/31/2011
								12,500	184,000	05/31/2012

B. Andrew Rose	3,000	12,000	(9)	$11.81	11/30/2018	5,000	$59,050
	0	40,000	(8)	$13.25	07/15/2019
								2,084	30,669	05/31/2011
								6,000	88,320	05/31/2012

Mark A. Russell	60,000	40,000	(10)	$18.41	02/11/2017
	12,000	18,000	(6)	$22.73	07/01/2017
	6,000	24,000	(7)	$20.21	06/30/2018
	0	40,000	(8)	$13.25	07/15/2019
								4,000	58,880	05/31/2011
								5,500	80,960	05/31/2011

Harry A. Goussetis	14,000	0		$15.15	06/02/2012
	20,000	0		$15.26	06/01/2013
	20,000	0		$19.20	05/31/2014
	16,000	4,000	(4)	$17.01	05/31/2015
	18,000	12,000	(5)	$18.17	05/31/2016
	9,000	13,500	(6)	$22.73	07/01/2017
	4,500	18,000	(7)	$20.21	06/30/2018
	0	35,000	(8)	$13.25	07/15/2019
								3,250	47,840	05/31/2011
								4,500	66,240	05/31/2012

(1)
All options outstanding as of May 31, 2010 were granted under the 1997 LTIP or the 2003 Stock Option Plan with exercise prices equal to the fair market value of the underlying common shares on the date of grant.  The options become exercisable in increments of 20% per year on each anniversary of their grant date for the first five years.  In the event of a change in control of the Company (as defined in each of the plans), unless the Board or the Compensation Committee explicitly provides otherwise, all options outstanding immediately before the date of such a change in control will become fully vested and exercisable.  In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the optionee or, in the event of death, by his beneficiary, until the earlier of the fixed expiration date, as stated in the option award agreement, or either 12 or 36 months, depending on the option, after the last day of employment due to retirement, death or disability.  Should termination occur for any reason other than retirement, death or disability, the unexercised options will be forfeited.

(2)
The amounts shown in this column assume that the performance share awards granted for each of the three-year periods ending May 31, 2011 and May 31, 2012 will be earned at the threshold amount based upon achieving the specified performance levels.  See the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2011” table on page 48 of this Proxy Statement for the threshold, target and maximum performance share amounts that may be received for the performance period ending May 31, 2012.

(3)
The amounts shown in this column are calculated assuming that the related performance share awards for each of the three-year periods ending May 31, 2011 and May 31, 2012 will be earned at the threshold amount based upon achieving the specified performance levels and multiplying such amount by the closing price of the common shares ($14.72) on May 28, 2010, the last business day of Fiscal 2010.

(4)	Unexercisable options vested on June 1, 2010.

(5)	Unexercisable options vested 50% on June 1, 2010, and will vest 50% on June 1, 2011.

(6)	Unexercisable options vested 33.33% on July 2, 2010, and will vest 33.33% on July 2, 2011 and 33.33% on July 2, 2012.

(7)	Unexercisable options vested 25% on July 1, 2010, and will vest 25% on July 1, 2011, 25% on July 1, 2012, and 25% on July 1, 2013.

(8)	Unexercisable options vested 20% on July 16, 2010, and will vest 20% on July 16, 2011, 20% on July 16, 2012, 20% on July 16, 2013, and 20% on July 16, 2014.

(9)	Unexercisable options will vest 25% on December 1, 2010, 25% on December 1, 2011, 25% on December 1, 2012, and 25% on December 1, 2013.

(10)	Unexercisable options will vest 50% on February 12, 2011, and 50% on February 12, 2012.

Option Exercises and Stock Vested

The following table sets forth information about options exercised by John P. McConnell in Fiscal 2010, including the number of common shares acquired upon exercise and the value realized.  No stock awards held by the NEOs vested in Fiscal 2010.

Option Exercises and Stock Vested for Fiscal 2010
	Option Awards		Stock Awards
Name	Number of Common Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. McConnell	70,000	287,000
George P. Stoe
B. Andrew Rose
Mark A. Russell
Harry A. Goussetis

Non-Qualified Deferred Compensation

As discussed above in “Compensation Discussion and Analysis – Compensation Components – Non-Qualified Deferred Compensation” beginning on page 35 of this Proxy Statement, the Company maintains two Employee Deferral Plans which provide for the deferral of compensation on a basis that is not tax-qualified –  the 2000 NQ Plan and the 2005 NQ Plan.  Contributions and deferrals for the period from March 1, 2000 to January 1, 2005 are maintained under the 2000 NQ Plan.  Contributions and deferrals for periods on or after January 1, 2005 are maintained under the 2005 NQ Plan, which was adopted to replace the 2000 NQ Plan in order to comply with the provisions of Section 409A of the Internal Revenue Code.  The terms of the 2005 NQ Plan, which are discussed below, are similar to those of the 2000 NQ Plan but are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid.  The Employee Deferral Plans are intended to supplement the 401(k) plans sponsored by the Company.

Only select highly compensated employees of the Company, including the NEOs, are eligible to participate in the Employee Deferral Plans.  As of August 10, 2010, approximately 92 employees of the Company were eligible to participate in the 2005 NQ Plan and 36 employees of the Company had accounts in the 2000 NQ Plan.

Under the 2005 NQ Plan, participants may defer the payment of up to 50% of their base salary, bonus and/or short-term cash incentive bonus awards. Deferred amounts are credited to the participants’ accounts under the 2005 NQ Plan at the time the base salary or bonus compensation would have otherwise been paid. In addition, the Company may make discretionary employer contributions to participants’ accounts in the 2005 NQ Plan. For the 2009 calendar year, in order to provide the same percentage of retirement-related deferred compensation contributions to participants compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under tax-qualified plans, the Company made contributions to participants’ accounts under the 2005 NQ Plan equal to (i) 3% of a participant’s annual compensation (base salary plus bonus) in excess of the IRS maximum and (ii) a matching contribution of 50% of the first 4% of annual compensation contributed by the participant to a Company retirement plan to the extent not matched by the Company under the DPSP.

Participants in the 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s common shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee (3.91% for Fiscal 2010), or (c) returns on any funds available for investment under the DPSP.

Employee accounts are fully vested under the 2005 NQ Plan.  Payouts under the 2005 NQ Plan are made in cash, as of a specified date selected by the participant or, subject to the timing requirements of Section 409A of the Internal Revenue Code, when the participant is no longer employed by the Company, either in a lump sum or in installment payments, all as chosen by the participant at the time the deferral election is made.  The Compensation Committee may permit hardship withdrawals from a participant’s account under the 2005 NQ Plan in accordance with defined guidelines.  In the event of a change in control of the Company, the aggregate balance of each participant’s account will be accelerated and paid out as of the date of the change in control unless otherwise determined by three-fourths of the members of the Board.

The following table provides information concerning the participation by the NEOs in the Employee Deferral Plans for Fiscal 2010.

Non-Qualified Deferred Compensation for Fiscal 2010
Name	Name of Plan	Executive Contributions in Fiscal 2010 ($) (1)	Company Contributions in Fiscal 2010 ($)(2)	Aggregate Earnings in Fiscal 2010 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at May 31, 2010 ($)(4)
John P. McConnell	2000 NQ Plan	0	0	11,193	0	292,566
	2005 NQ Plan	0	13,182	4,589	0	131,621
George P. Stoe	2000 NQ Plan	0	0	2,037	0	22,639
	2005 NQ Plan	0	12,142	136,898	0	1,540,566
B. Andrew Rose	2000 NQ Plan	0	0	0	0	0
	2005 NQ Plan	0	477	2	0	479
Mark A. Russell	2000 NQ Plan	0	0	0	0	0
	2005 NQ Plan	185,096	7,458	35,900	0	538,980
Harry A. Goussetis	2000 NQ Plan	0	0	1,984	0	26,502
	2005 NQ Plan	0	9,440	7,024	0	113,528

(1)
The amounts in this column reflect contributions to the 2005 NQ Plan during Fiscal 2010 as a result of deferrals of salary, bonuses and/or short-term cash incentive bonus awards which would otherwise have been paid to the NEO. These amounts are also included in the “Salary,” “Bonus” or “Short-Term Incentive Bonus Award” columns, respectively, for Fiscal 2010 in the “Fiscal 2010 Summary Compensation Table” on page 39 of this Proxy Statement.

(2)	These contributions are also included in the “All Other Compensation” column for Fiscal 2010 in the “Fiscal 2010 Summary Compensation Table” on page 39 of this Proxy Statement.

(3)
Amount included for Mr. McConnell is the $316 listed for Fiscal 2010 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Fiscal 2010 Summary Compensation Table” on page 39 of this Proxy Statement which represents the amount by which earnings in Fiscal 2010 on his accounts in the Employee Deferral Plans invested at the fixed rate exceeded the Applicable Comparable Rate.

(4)
The amounts included in the “Aggregate Balance at May 31, 2010” column represent contributions by the Company or the NEO and credited to the NEOs’ accounts under the 2000 NQ Plan or the 2005 NQ Plan, and earnings on those accounts. Of these amounts, contributions by the Company or the NEO have been included in prior Summary Compensation Tables, or would have been included in prior Summary Compensation Tables had the current disclosure rules been in effect at the time of such contributions and the NEO been an NEO at that time. The total amount of these Company and NEO contributions to these plans which are included in this column are as follows: (a) Mr. McConnell — $314,883; (b) Mr. Stoe— $1,546,831; (c) Mr. Rose — $477; (d) Mr. Russell — $455,943; and (e) Mr. Goussetis — $143,152.

Annual Cash Incentive Bonus Awards Granted In Fiscal 2011

The following supplemental table sets forth the annual cash incentive bonus awards granted to the NEOs under the Annual Incentive Plan in Fiscal 2011 as of the date of this Proxy Statement.

Annual Cash Incentive Bonus Awards Granted in Fiscal 2011
Name	Annual Cash Incentive Bonus Awards for Twelve- Month Performance Period Ending May 31, 2011(1)
	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	412,000	824,000	1,648,000
George P. Stoe	317,000	634,000	1,268,000
B. Andrew Rose	160,000	320,000	640,000
Mark A. Russell	250,000	500,000	1,000,000
Harry A. Goussetis	161,250	322,500	645,000

(1)
Payouts of these annual cash incentive bonus awards for corporate executives are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added and earnings per share (in each case excluding restructuring charges and non-recurring items) for the twelve-month performance period with each performance measure carrying a 50% weighting.  For Messrs. Russell and Goussetis, business unit executives, the corporate earnings per share measure carries a 20% weighting, business unit operating income carries a 30% weighting, and business unit economic value added carries a 50% weighting.  If the performance level falls between threshold and target or between target and maximum, the award is prorated.  If threshold levels are not reached for any performance measure, no annual cash incentive bonus will be paid.  Annual cash incentive bonus award payouts will be made within a reasonable time following the end of the performance period.  In the event of a change in control of the Company (followed by termination of the participant’s employment during the relevant performance period), all annual cash incentive bonus awards would be considered to be earned at target, payable in full, and immediately settled or distributed.

Long-Term Performance Awards and Option Awards Granted in Fiscal 2011

The following supplemental table sets forth the long-term performance awards (consisting of cash performance awards and performance share awards) for the three-year period ending May 31, 2013 and the option awards granted to the NEOs in Fiscal 2011 through the date of this Proxy Statement.

Long-Term Performance Awards and Option Awards Granted in Fiscal 2011
	Cash Performance Awards for Three-Year Period Ending May 31, 2013 (1)			Performance Share Awards for Three-Year Period Ending May 31, 2013 (1)			Option Awards:
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)	Number of Common Shares Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh) (2)
	475,000	950,000	1,900,000
John P. McConnell				24,750	49,500	99,000
							135,000	$12.05
	400,000	800,000	1,600,000
George P. Stoe				11,250	22,500	45,000
							72,000	$12.05
	175,000	350,000	700,000
B. Andrew Rose				6,000	12,000	24,000
							40,000	$12.05
	175,000	350,000	700,000
Mark A. Russell				5,000	10,000	20,000
							36,000	$12.05
	137,500	275,000	550,000
Harry A. Goussetis				4,000	8,000	16,000
							31,500	$12.05

(1)
These columns show the potential payouts under the cash performance awards and the performance share awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2010 to May 31, 2013.  Payouts of cash performance awards and performance share awards for corporate executives are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting.  For Messrs. Russell and Goussetis, as business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%.  No awards are paid or distributed if none of the three-year threshold financial measures are met.  If the performance levels fall between threshold and target or between target and maximum, the award is prorated.  For further information on the terms of the cash performance awards and the performance share awards, see the discussion under the captions “Compensation Discussion and Analysis – Compensation Components – Performance Awards – General” “– Performance Share Awards” and “– Long-Term Cash Performance Awards” beginning on pages 32, 33 and 33, respectively, of this Proxy Statement.  For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis – Change in Control” beginning on page 36 of this Proxy Statement.

(2)
All options were granted effective as of July 2, 2010 under the 1997 LTIP with exercise prices equal to the fair market value of the underlying common shares on the date of grant.  The options become exercisable over five years in increments of 20% per year on each anniversary of their grant date.  For further information on the terms of the options, see the discussion under the caption “Compensation Discussion and Analysis – Compensation Components – Options” beginning on page 31 of this Proxy Statement.  For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis — Change in Control” beginning on page 36 of this Proxy Statement.

COMPENSATION OF DIRECTORS

The Compensation Committee annually reviews, with the assistance of Towers Watson, certain market information provided by Towers Watson concerning compensation (both cash and non-cash) paid to directors. Based upon such information, the Company’s past practices concerning directors’ compensation and such other information as the Compensation Committee deems appropriate, the Compensation Committee makes recommendations to the Board with respect to directors’ compensation. Following consideration of such recommendations, the compensation payable to the directors is set by the entire Board.

Information provided by Towers Watson for Fiscal 2009 indicated that director compensation (both the cash portion and the equity portion) was below the market median level of the Company’s comparator group. For Fiscal 2009, upon the recommendation of the Compensation Committee, the Board increased the number of common shares covered by options and restricted stock awards in the equity portion of director compensation but elected to leave the cash portion unchanged. Information provided by Towers Watson for Fiscal 2010 indicated that director compensation (both the cash portion and the equity portion) continued to be below the market median level of the Company’s comparator group. For Fiscal 2010, upon the recommendation of the Compensation Committee, the Board increased the number of common shares covered by options and restricted stock awards in the equity portion of director compensation but elected to leave the cash portion unchanged.

Cash Compensation

The following table sets forth the cash compensation payable to the Company’s non-employee directors for Fiscal 2010.  Directors who are employees of the Company receive no additional compensation for serving as members of the Board or as members of Board committees.  All directors are reimbursed for out-of-pocket expenses incurred in connection with serving as directors, including travel expenses.

Annual Retainer	$45,000
Lead Independent Director Annual Retainer	$25,000
Attendance at a Board Meeting (including telephonic meetings)	$1,500
Audit Committee Chair Annual Retainer	$10,000
Committee Chair (other than Audit) Annual Retainer	$7,500
Attendance at a Board Committee Meeting (including telephonic meetings)	$1,500

Director Deferral Plans

The Company maintains two Director Deferral Plans which provide for deferral of directors’ fees on a basis that is not tax-qualified.  The Worthington Industries, Inc. Deferred Compensation Plan for Directors, as Amended and Restated effective June 1, 2000 (the “Directors 2000 NQ Plan”) governs deferrals prior to January 1, 2005.  Deferrals with respect to the period on or after January 1, 2005 are governed by the Worthington Industries, Inc. Amended and Restated 2005 Deferred Compensation Plan for Directors (Restatement effective as of December 2008) (the “Directors 2005 NQ Plan”) which was adopted in order to comply with the provisions of Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans.  The terms of the Directors 2005 NQ Plan, which are discussed below are similar to those of the Directors 2000 NQ Plan, but are generally more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid.

Under the Directors 2005 NQ Plan, non-employee directors are able to defer payment of all or a portion of their directors’ fees until a specified date or until they are no longer associated with the Company.  Any fees deferred are credited to the director’s account at the time the fees would have otherwise been paid.  Participants in the Director 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s common shares with dividends reinvested, (b) a fixed rate (3.91% for Fiscal 2010) which is set annually by the Compensation Committee, or (c) rates of return on any of the funds available for investment under the DPSP.  The Directors 2005 NQ Plan, as well as the Directors 2000 NQ Plan, are administered by the Compensation Committee.  All accounts are fully vested.  The Compensation Committee may permit hardship withdrawals from a participant’s account under the Directors 2005 NQ Plan under defined guidelines.  In the event of a defined change in control, participants’ accounts under the Directors 2005 NQ Plan will be accelerated and paid out as of the date of change in control.

Equity Grants

Under the Worthington Industries, Inc. Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Directors Equity Plan”), the Board may grant non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and whole common shares to non-employee directors of the Company.  Awards under the 2006 Directors Equity Plan are made by the Board in its discretion.

On September 30, 2009, each individual then serving as a non-employee director (other than Mr. Blystone) was granted: (a) an option to purchase 9,750 common shares, with an exercise price equal to the fair market value of the common shares on the grant date ($13.90); and (b) an award of 2,900 restricted shares.  As Lead Independent Director, Mr. Blystone was granted on September 30, 2009: (a) an option to purchase 14,625 common shares, with an exercise price equal to the fair market value of the common shares on the grant date ($13.90); and (b) an award of 4,350 restricted shares.

Each option granted to the non-employee directors has a ten-year term and becomes vested and fully exercisable on September 30, 2010.  Upon a business combination or change in control (as defined in the 2006 Directors Equity Plan), each option will become vested and fully exercisable.  Vesting of an option also accelerates upon death, total disability or retirement after a non-employee director attains age 65 or has served at least nine years as a member of the Board.  If a non-employee director becomes totally disabled or dies while serving on the Board, he or she (or, in the event of death, his or her beneficiary) has three years from the date of the occurrence to exercise any vested options, subject to the stated term of the options.  In the event a non-employee director retires after he or she has attained age 65 or has served at least nine years as a member of the Board, the non-employee director may exercise any vested options for a period of three years after the date of retirement, subject to the stated term of the options.  If a non-employee director ceases to be a member of the Board for cause (as defined in the 2006 Directors Equity Plan), all options terminate immediately.  If a non-employee director ceases to be a member of the Board for any reason other than those listed above, the non-employee director’s vested options may be exercised for a period of one year following the date of termination of service, subject to the stated term of the options, and any unvested options will be forfeited as of the date of termination of service.

Each restricted share granted to the non-employee directors on September 30, 2009 vests on September 30, 2010.  Upon a business combination or change in control, all restricted shares will become fully vested.  In the case of death, total disability or retirement, all restricted shares will also immediately become fully vested.  If a non-employee director’s service on the Board terminates for any other reason, unvested restricted shares will be forfeited.  During the time between the grant date and the vesting date, a non-employee director may exercise full voting rights in respect of the restricted shares and will be credited with any dividends paid on the restricted shares (which dividends will be distributed with the restricted shares if they vest, or forfeited if the restricted shares are forfeited).

The Board has taken action providing that each individual serving as a non-employee director on September 30, 2010 (including each director nominee elected at the Annual Meeting) will be granted immediately following the Annual Meeting: (a) an option to purchase 9,750 common shares (14,625 for Mr. Blystone to reflect his position as Lead Independent Director), with an exercise price equal to the fair market value of the common shares on the grant date and with terms identical to the terms of the options granted on September 30, 2009 and (b) an award of 2,900 restricted shares (4,350 for Mr. Blystone to reflect his position as Lead Independent Director), with terms which would be the same as those applicable to the restricted shares awarded on September 30, 2009. Each option granted to the non-employee directors immediately following the Annual Meeting will become vested and fully exercisable on the first to occur of September 30, 2011 or the date of the annual meeting of shareholders in 2011. Similarly, each restricted share granted to the non-employee directors immediately following the Annual Meeting will vest on the first to occur of September 30, 2011 or the date of the annual meeting of shareholders in 2011.

Director Compensation for Fiscal 2010

The following table sets forth information concerning the compensation earned by the Company’s non-employee directors during Fiscal 2010.

Director Compensation for Fiscal 2010 (1)
Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	Total ($)
John B. Blystone (6)	90,100	60,465	70,931	-0-	221,496
Michael J. Endres	66,000	40,310	47,288	-0-	153,598
Peter Karmanos, Jr.	65,100	40,310	47,288	-0-	152,698
John R. Kasich	60,300	40,310	47,288	-0-	147,898
Carl A. Nelson	71,800	40,310	47,288	-0-	159,398
Sidney A. Ribeau	63,000	40,310	47,288	246	150,844
Mary Schiavo	61,800	40,310	47,288	319	149,717

(1)
John P. McConnell, the Company’s Chairman of the Board and CEO is not included in this table because he was an employee of the Company during Fiscal 2010 and received no additional compensation for his services as a director.  The compensation received by Mr. McConnell as an employee of the Company is shown in the “Fiscal 2010 Summary Compensation Table” on page 39 of this Proxy Statement.

(2)
Represents cash earned in Fiscal 2010 for annual retainer fees and Board and Board committee meeting fees in accordance with the cash compensation program discussed under the caption “Compensation of Directors — Cash Compensation” beginning on page 49 of this Proxy Statement.

(3)
The amounts shown in this column represent the aggregate grant date fair value of the restricted share awards granted to the non-employee directors in Fiscal 2010, as computed in accordance with ASC 718.  These amounts exclude the impact of estimated forfeitures, as required by SEC Rules.  See “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the Company’s 2010 Form 10-K for assumptions used and additional information regarding the restricted stock awards.  The restricted stock awards granted to the non-employee directors on September 30, 2009 (which were the only restricted share awards granted during, and outstanding at the end of, Fiscal 2010) covering 2,900 common shares (4,350 for Mr. Blystone) had a grant date fair value of $13.90 per share (the closing price of the common shares on that date).

(4)
The amounts shown in this column represent the aggregate grant date fair value of the options granted to the non-employee directors in Fiscal 2010, as computed in accordance with ASC 718.  These amounts exclude the impact of estimated forfeitures, as required by SEC Rules.  See “Note A – Summary of Significant Accounting Policies” and “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the Company’s 2010 Form 10-K for the valuation method and assumptions used and additional information regarding the options.  The grant date fair value of the options granted to the non-employee directors on September 30, 2009 was $47,288 covering 9,750 common shares ($70,931 covering 14,625 common shares for Mr. Blystone), computed in accordance with ASC 718. The outstanding options held by the non-employee directors at the end of Fiscal 2010 covered the following number of common shares:  Mr. Blystone – 51,925 common shares; Mr. Endres – 37,950 common shares; Mr. Karmanos – 47,950 common shares; Mr. Kasich – 47,950 common shares; Mr. Nelson – 36,950 common shares; Mr. Ribeau – 43,950 common shares; and Ms. Schiavo – 47,950 common shares.

(5)
The fixed rate applicable to the Director Deferral Plans for Fiscal 2010 exceeded the Applicable Comparative Rate by an amount equal to 0.96%.  The amounts shown in this column represent the amount by which earnings on accounts of the named directors in the Director Deferral Plans invested at the fixed rate exceeded the Applicable Comparative Rate (generally the amount invested under the fixed rate fund multiplied by 0.96%).

(6)	Mr. Blystone is the Company’s Lead Independent Director.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains five equity compensation plans (the “Equity Plans”) under which common shares are authorized for issuance to eligible directors, officers and employees:  (a) the 1990 Stock Option Plan; (b) the 1997 LTIP; (c) the Worthington Industries, Inc. Amended and Restated 2000 Stock Option Plan for Non-Employee Directors (Restatement effective as of November 1, 2008) (the “2000 Directors Option Plan”); (d) the 2003 Stock Option Plan; and (e) the 2006 Directors Equity Plan.  Each Equity Plan has been approved by the shareholders of the Company.

The following table shows for the Equity Plans, as a group, the number of common shares issuable upon the exercise of outstanding options and upon payout of outstanding performance share awards, the weighted-average exercise price of outstanding options, and the number of common shares remaining available for future issuance, excluding common shares issuable upon exercise of outstanding options or upon payout of outstanding performance share awards, in each case as of May 31, 2010.

Equity Compensation Plan Information
Plan Category	Number Of Common Shares To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights		Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights		Number Of Common Shares Remaining Available For Future Issuance Under Equity Compensation Plans [Excluding Common Shares Reflected In Column (a)]
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	6,982,474	(1)	$17.67	(2)	4,560,986	(3)
Equity compensation plans not approved by shareholders	—		—		—
TOTAL	6,982,474	(1)	$17.67	(2)	4,560,986	(3)

(1)
Includes 251,370 common shares issuable upon exercise of outstanding options granted under the 1990 Stock Option Plan, 688,000 common shares issuable upon exercise of outstanding options granted under the 1997 LTIP, 113,000 common shares issuable upon exercise of the outstanding options granted under the 2000 Directors Option Plan, 4,891,700 common shares issuable upon exercise of outstanding options granted under the 2003 Stock Option Plan, and 227,825 common shares issuable upon exercise of outstanding options granted under the 2006 Directors Equity Plan. Also includes 810,579 common shares which represent the maximum number of common shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP.

Does not include 1,963,386 common shares which represent the maximum amount of common shares which may be paid out in respect of outstanding cash performance awards granted under the 1997 LTIP which were outstanding as of May 31, 2010, because to date all such awards have been paid in cash. If all long-term cash performance awards granted under the 1997 LTIP which were outstanding as of May 31, 2010, were paid out at their maximum amount and the Compensation Committee were to elect to make all payments in the form of common shares, then, based on the closing price ($14.72) of the Company’s common shares on May 28, 2010, the last business day of Fiscal 2010, the number of common shares which would be issued upon payout of the cash performance awards would be 1,963,386 common shares. The number of common shares, if any, actually issued with respect to long-term cash performance awards granted under the 1997 LTIP would be based on (i) the percentage of the cash performance awards determined by the Compensation Committee to be paid in common shares rather than cash, (ii) the actual performance level (i.e., threshold, target or maximum) used to determine the payout in respect of each long-term cash performance award and (iii) the price of the Company’s common shares at the time of payout.

(2)
Represents the weighted-average exercise price of options outstanding under the Equity Plans as of May 31, 2010.  Also see note (1) above with respect to performance share awards and long-term cash performance awards granted under the 1997 LTIP.  The weighted-average exercise price does not take these awards into account.

(3)
Includes 1,011,049 common shares available under the 1990 Stock Option Plan, 2,688,891 common shares available under the 1997 LTIP, 1,499,450 common shares available under the 2003 Stock Option Plan, and 172,175 common shares available under the 2006 Directors Equity Plan. In addition to options, performance share awards and long-term cash performance awards, the 1997 LTIP authorizes the Compensation Committee to grant awards in the form of stock appreciation rights, restricted stock, performance units, dividend equivalents, and other stock unit awards that are valued in whole or in part by reference to, or are otherwise based on, the Company’s common shares or other property. The number shown in this column reflects the backing out of 810,579 common shares representing the maximum number of common shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP as described in the first paragraph of note (1) above. In addition to options, the 2006 Directors Equity Plan authorizes the Board to grant awards in the form of restricted stock, restricted stock units, stock appreciation rights and whole common shares. No common shares remain available for grants of future awards under the 2000 Directors Option Plan.

PROPOSAL 2:  APPROVAL OF
THE WORTHINGTON INDUSTRIES, INC.
2010 STOCK OPTION PLAN

General

The Board proposes that the shareholders approve the adoption of the Worthington Industries, Inc. 2010 Stock Option Plan (the “2010 Plan”).  On June 30, 2010, upon the recommendation of the Compensation Committee, the Board adopted the 2010 Plan, subject to approval by the shareholders.

The purpose of the 2010 Plan is to promote and advance the long-term interests of the Company and its shareholders by enabling the Company and its subsidiaries to attract, retain and reward employees and to strengthen the mutuality of interest between employees and shareholders of the Company.  The 2010 Plan is designed to accomplish this purpose through the grant of options to purchase common shares of the Company to selected employees.  Options may be granted as either incentive stock options, as defined in Section 422 of the Internal Revenue Code (“ISOs”), or non-qualified stock options (“NSOs” ).

The Company currently maintains three equity compensation plans (the “Existing Employee Equity Plans”) under which common shares are authorized for issuance to eligible officers and employees: (a) the 1990 Stock Option Plan; (b) the 1997 LTIP; and (c) the 2003 Stock Option Plan.  The Existing Employee Equity Plans will remain in effect if the 2010 Plan is approved, but the 1990 Stock Plan will be frozen so that no new options may be issued under that Plan.  The Company also maintains two equity compensation plans (the “Existing Director Equity Plans”) under which common shares are authorized for issuance to eligible directors: (x) the 2000 Director Option Plan, under which no common shares remain available for future grants; and (y) the 2006 Directors Equity Plan.  Please see the section captioned “EQUITY COMPENSATION PLAN INFORMATION” for further information regarding the Existing Employee Equity Plans and the Existing Director Equity Plans.

As of  August 10, 2010:

•
1990 Stock Option Plan :   249,570 common shares were covered by outstanding options, which options had a weighted-average exercise price of $13.00 and a weighted-average remaining term of 1.71 years; if the 2010 Plan is approved, no new options may be granted under the 1990 Stock Plan.  If the 2010 Plan is not approved, 1,011,049 common shares will remain available for new option grants.

•
1997 LTIP : 1,536,000 common shares were covered by outstanding options, which options had a weighted-average exercise price of $13.03 and a weighted-average remaining term of 6.33 years; a maximum of 810,579 common shares may be paid out in respect of outstanding performance share awards; and 1,842,588 common shares remained available for new award grants or the payment of cash awards. (Common shares may be paid out in respect of outstanding cash performance awards at the election of the Compensation Committee with the number of common shares to be determined based on the closing price of the Company’s common shares at the time of payment).

•
2003 Stock Option Plan:   6,330,000 common shares were covered by outstanding options, which options had a weighted-average exercise price of $16.95 and a weighted-average remaining term of 7.22 years; and 61,150 common shares remained available for new option grants.

The Compensation Committee believes that option grants are vital to the interests of the Company and its shareholders as they play an important role in the ability of the Company to attract and retain its employees. The Compensation Committee believes that options represent a particularly effective form of incentive compensation, as they align the interests of the employee option holders with those of the shareholders, providing value tied to the price of the Company’s common shares.

It has been a practice of the Company to award options annually to the NEOs and a select group of executives, and to award options to a much broader group of key employees every three years.  Options may also be granted at other times to select key employees and select new key employees when their employment begins.  In practice, the number of common shares covered by an individual option award has generally depended on the employee’s position and external market data.

Since the adoption of the 2003 Stock Option Plan, nearly all employee stock options have been granted under that Plan. The Compensation Committee made a broad-based grant of options effective July 2, 2010 to a group of 966 employees. This grant effectively left no common shares available for future grants under the 2003 Stock Option Plan (other than those which may become available due to forfeitures of outstanding options or as a result of outstanding options not being fully exercised before expiration). In addition, some of the options granted effective July 2, 2010 were granted under the 1997 LTIP. The Compensation Committee would prefer not to grant options under the 1997 LTIP, in order to leave common shares authorized but unissued under the 1997 LTIP available for awards other than stock options or for the payment of performance awards.

Based on the Company’s past practices of issuing options covering an average of approximately 1,275,000 common shares per year for the last eight years, including fiscal 2011 (an average of approximately 1,321,000 common shares per year for the last three years), the Company believes that the 6,000,000 common shares authorized under the 2010 Plan would be sufficient in order to allow the Company to grant options for the next five  years, depending on the number of common shares which would again become available to grant due to forfeitures or for other reasons, and a change in the option granting practices by the Compensation Committee.  The 6,000,000 common share authorization under the 2003 Stock Option Plan has been sufficient to permit the Company to award substantially all of the options granted over the last seven years.

As noted above, if the 2010 Plan is approved, no new options will be issued under the 1990 Stock Option Plan.  New options may be granted under the 2003 Stock Option Plan, if common shares again become available due to forfeitures or other reasons.  Options would not generally be issued under the 1997 LTIP and common shares authorized under the 1997 LTIP would generally be used for other awards (middle management, supervisory and technical and professional employees).

The following summary of the material features of the 2010 Plan, a copy of which is attached to this Proxy Statement as Appendix I, does not purport to be complete and is qualified in its entirety by the terms of the 2010 Plan.

Administration of the 2010 Plan

The 2010 Plan will be administered by the Compensation Committee.  The Compensation Committee is composed in accordance with, and governed by, the Compensation Committee’s charter as approved from time to time by the Board and subject to the applicable NYSE Rules, and other corporate governance documents of the Company.

The Compensation Committee has the sole authority to: (a) interpret the 2010 Plan and any award agreement; (b) adopt, amend and rescind rules and regulations relating to the 2010 Plan; (c) make all other decisions (including whether a participant has incurred a disability) and take or authorize actions necessary or advisable for the administration and interpretation of the 2010 Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the 2010 Plan or in any award agreement; (e) decide which employees will be granted options; and (f) specify the type of option to be granted and the terms upon which an option will be granted, including the date(s) on which an option may vest, the acceleration of any such vesting date(s) and the expiration date of an option.  Any action by the Compensation Committee will be final, binding and conclusive.

The Compensation Committee may designate individuals other than members of the Compensation Committee to carry out its responsibilities (including, without limitation, the granting of options) under such conditions and limitations as the Compensation Committee may prescribe.  However, the Compensation Committee may not delegate its authority related to the granting of options to employees subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code or delegate its authority if such delegation is prohibited by an equity award granting policy of the Company.

Eligibility

Eligibility to participate in the 2010 Plan is limited to employees of the Company and its subsidiaries. As of the date of this Proxy Statement, approximately 1,000 employees were eligible to receive option grants if selected by the Compensation Committee. All grants of options under the 2010 Plan will be made in the discretion of the Compensation Committee. No determination has been made regarding the identity of the employees who may be granted options or the number of common shares to be covered by options which may be granted to employees in the future. Options granted under the 2010 Plan will be based on a subjective determination of the relative current and future contribution that each employee has made or may make to the Company. As a result, options previously granted under the Existing Employee Equity Plans may not be reflective of future option grants under the 2010 Plan.

No employee may, in any one year, be granted options under the 2010 Plan covering more than 250,000 common shares, subject to adjustment for changes in capitalization as described below.

Common Shares Subject to 2010 Plan

A total of 6,000,000 common shares will be available for issuance under the 2010 Plan, of which no more than 500,000 may be subject to ISO awards.  The common shares delivered upon exercise of options granted under the 2010 Plan may be either authorized and unissued common shares or common shares which have been reacquired by the Company.  No fractional common shares will be issued under the 2010 Plan.   For the purpose of computing the total number of common shares available for options under the 2010 Plan, the number of common shares subject to issuance upon exercise or settlement of options at the grant date of such options will be counted.

In addition, certain common shares which had been subject to options will again be available for grant under the 2010 Plan, in particular: (a) common shares subject to the portion of an option that is forfeited, terminated or unexercised before expiration; (b) common shares subject to the portion of an option that is settled in cash or other than through the issuance of common shares; and (c) common shares granted through the assumption of, or in substitution for, outstanding awards granted by another entity to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving such other entity and the Company.

In the event of any change in capitalization affecting the Company’s common shares, such as a stock dividend, stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, spin-off, split-up, distribution of assets to shareholders, combination or exchange of shares or other form of reorganization, or any other change affecting the common shares or the price thereof, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change will be made with respect to the aggregate number of common shares for which options may be granted in the future under the 2010 Plan, the maximum number of common shares which may be subject to options granted to any participant in any one calendar year, the number of common shares covered by each outstanding option, and the exercise price in respect of each outstanding option.

Terms and Conditions of Options

The Compensation Committee may grant options at any time during the term of the 2010 Plan in such number, and upon such terms and conditions, as it determines. The exercise price of each option will in no event be less than the fair market value (i.e., the closing price on NYSE) of the common shares underlying the option on the grant date. On August 10, 2010, the closing price of the common shares on NYSE was $14.96. The exercise price of an option may be paid in cash, by tendering common shares already owned by the participant prior to the exercise date, by a cashless exercise (including delivery or surrender of outstanding vested awards, by withholding common shares otherwise issuable in connection with the exercise of a vested option or through a broker-assisted arrangement) or through a combination of these methods.

The Compensation Committee may determine the vesting period applicable to each option grant.  Unless otherwise determined by the Compensation Committee, no option may vest earlier than 12 months after the grant date and an option will become exercisable as to 20% of the common shares subject to the option after each of the first through the fifth anniversaries of the grant date.

The Compensation Committee will determine the period during which each option will remain exercisable (which may not exceed ten years) and any other terms and conditions of the option, all of which will be reflected in an award agreement.  The award agreement will specify whether the option is intended to be an ISO or a NSO.

Special Rules Applicable to ISOs

An ISO granted to an employee who owns common shares possessing more than 10% of the voting power of the Company (a “10% Owner”) will have an exercise price of at least 110% of the fair market value of the underlying common shares on the grant date and will not be exercisable for a period of more than five years after the grant date.

The common shares in respect of which ISOs granted under the 2010 Plan and all other option plans of the Company are first exercisable by any participant during any calendar year may not have a fair market value (determined at the grant date) in excess of $100,000 or the then applicable limit under the Internal Revenue Code.

Effect of Termination of Employment

Generally, unless otherwise determined by Compensation Committee, no option may be exercised unless, at the time of exercise, the participant has been in the continuous employment of the Company, except when the participant’s termination is due to retirement, disability or death or follows a change in control.

Death or Disability

Unless otherwise determined by the Compensation Committee, if a participant’s employment terminates due to death or disability: (a) any outstanding vested options will remain exercisable until the earlier of (i) the expiration date of the options or  (ii) 36 months after the date of termination (12 months in the case of ISOs); and (b) any unvested options will be forfeited.

Unless the Compensation Committee specifies otherwise, a participant will be considered disabled if the participant is unable to perform his or her normal duties for a period of at least six months due to a physical or mental infirmity (or, for ISOs, the participant is disabled for purposes of Section 22(e)(3) of the Internal Revenue Code).

Retirement

Unless otherwise determined by the Compensation Committee, if a participant’s employment terminates due to retirement: (a) any outstanding vested options will remain exercisable until the earlier of (i) the expiration date of the options or (ii) 36 months after the date of termination (three months for ISOs); and (b) any unvested options will be forfeited.  Unless the Compensation Committee specifies otherwise, retirement for a participant will occur if he or she is deemed to have retired under the Company’s normal policies.

Other Termination

Unless otherwise specified by the Committee, if a participant’s employment terminates other than due to the participant’s death, disability or retirement, any outstanding options (whether or not vested) will be forfeited. The Compensation Committee may determine when a participant’s employment is terminated for purposes of this provision.

Forfeiture of Options

Unless otherwise determined by the Compensation Committee, options granted under the 2010 Plan are subject to forfeiture if a participant breaches certain restrictive covenants. Such a breach will occur if a participant: (a) violates any non-competition covenant, any employee non-solicitation covenant or any similar agreement or covenant in favor of the Company, without the Compensation Committee’s written consent; (b) deliberately engages in any activity the Compensation Committee concludes has caused or may cause harm to the interests of the Company; (c) discloses confidential and proprietary information relating to the Company’s business affairs, without the Compensation Committee’s written consent; or (d) fails to return property (other than personal property). In addition, if a participant or former participant violates any non-competition covenant, any employee non-solicitation covenant or any similar agreement or covenant in favor of the Company, the Compensation Committee may require that the participant or former participant return to the Company the economic value of any options realized or obtained (measured at the exercise date) during the period beginning on that date which is six months prior to the earlier of (i) the date the participant’s employment terminated or (ii) the date the participant engaged in the prohibited activity.

Restriction on Repricing

The 2010 Plan provides that no previously issued option may be repriced without the approval of shareholders.  For purposes of this restriction, “repricing” includes any act that is a “repricing” under applicable NYSE Rules.

Transferability of Options

A participant may not transfer an option except by will or the laws of descent and distribution and during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an option.

Tax Withholding

The Compensation Committee is authorized to withhold or collect any amount required by law, rule or regulation to be withheld with respect to a taxable event arising with respect to an option granted under the 2010 Plan.  Unless otherwise determined by the Compensation Committee, a participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold common shares, or by tendering already owned common shares, having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that would be imposed on the transaction.

Term, Amendment and Termination of 2010 Plan

The Board or the Compensation Committee may amend, terminate or suspend the 2010 Plan at any time except to the extent that approval of the Company’s shareholders is required to satisfy applicable requirements imposed by: (a) Rule 16b-3 under the Exchange Act; (b) applicable requirements of the Internal Revenue Code; or (c) the rules of any securities exchange, market or other quotation system on or through which the Company’s securities are then listed or traded.  Also, no Plan amendment may: (i) result in the loss of a Compensation Committee member’s status as a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) with respect to any employee benefit plan of the Company; (ii) cause the 2010 Plan to fail to meet requirements imposed by Rule 16b-3; or (iii) without the consent of the affected participant, adversely affect any option granted before the amendment.

Change in Control

At the time an option is granted under the 2010 Plan by the Compensation Committee, the Compensation Committee may provide that such option will become fully vested and exercisable as a result of a Change in Control (as defined below), either alone, or in conjunction with some other event, such as a termination of employment, whether or not the option is then vested or exercisable. If the Committee does not provide for some other provision with respect to a Change in Control, then the option will provide that, subject to the provisions of Section (11) of the 2010 Plan, in the event of a Change in Control, the portion of the option at that time outstanding will become fully vested and exercisable if the participant’s employment is terminated at any time within the two years following a Change in Control, as of the date of such termination.

A “Change in Control” will be deemed to occur: (a) when any “acquiring person” (as defined in the 2010 Plan), alone or together with the acquiring person’s affiliates and associates, has acquired or obtained the right to acquire, directly or indirectly, beneficial ownership of 25% or more of the Company’s common shares then outstanding; or (b) when the “continuing directors” (as defined in the 2010 Plan) no longer constitute a majority of the Board.  For purposes of the 2010 Plan, the term “acquiring person” excludes the Company, any employee benefit plan of the Company or any trustee or fiduciary for such an employee benefit plan when acting in that capacity, or any person who, on the date the shareholders approve the 2010 Plan, is an affiliate of the Company beneficially owning in excess of 10% of the outstanding common shares (and the successors, executors, legal representatives, heirs and legal assigns of such person).

In addition, during the 60-day period from and after a Change in Control, the Compensation Committee may allow participants to surrender all or any portion of an option (whether or not exercisable and in lieu of payment of the exercise price) to the Company and receive cash in an amount equal to the amount by which the change in control price per share exceeds the exercise price of the option.   The “change in control price per share” is the price per common share (a) paid by the acquiring person in connection with the transaction that results in the change in control; or (b) at any time after the change in control and before the participant elects to surrender all or any portion of an option, the fair market value of the common shares.

The foregoing provisions will not apply (i) if the Compensation Committee so determines at the time of grant of an option or (ii) to any change in control when expressly provided otherwise by a three-fourths vote of the “whole board” (as defined in the 2010 Plan), but only if a majority of the members of the Board then in office and acting upon such matter are “continuing directors.”

Awards to Foreign Nationals

Options may be granted to employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the 2010 Plan as may, in the judgment of the Compensation Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Compensation Committee also may impose conditions on the exercise or vesting of options in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences to the Company and to U.S. taxpayers of options granted under the 2010 Plan. This summary is based on U.S. federal income tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws and Treasury Regulations. This discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as employment, estate or gift taxes. A participant’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the U.S. federal income tax laws and Treasury Regulations frequently have been revised and may be changed again at any time. This summary does not constitute tax advice.

ISOs

ISOs are intended to qualify for special treatment available under Section 422 of the Internal Revenue Code.  A participant will not recognize taxable income when an ISO is granted and the Company will not receive a deduction at that time.  A participant will not recognize ordinary income upon the exercise of an ISO provided that the participant was, without a break in service, an employee of the Company during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to death or disability).

If the participant does not sell or otherwise dispose of the common shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the common shares, then, upon disposition of such common shares, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and the Company will not be entitled to a corresponding deduction.  The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not satisfied, the participant generally will recognize ordinary income at the time of the disposition of the common shares in an amount equal to the lesser of (a) the excess of the fair market value of the common shares on the exercise date over the exercise price or (b) the excess, if any, of the amount realized upon disposition of the common shares over the exercise price, and the Company will be entitled to a corresponding deduction.  Any amount realized in excess of the value of the common shares on the date of exercise will be capital gain.  If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the common shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability.  The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

NSOs

A participant will not recognize any income when a NSO is granted, and the Company will not receive a deduction at that time.  However, when a NSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the common shares that the participant purchased on the date of exercise over the exercise price.  If a participant uses common shares or a combination of common shares and cash to pay the exercise price of a NSO, the participant will recognize ordinary income equal to the value of the excess of the number of common shares that the participant purchases over the number of common shares that the participant surrenders, less any cash the participant uses to pay the exercise price.  When a NSO is exercised, the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a NSO is greater than the aggregate exercise price that the participant paid (increased by any ordinary income recognized upon exercise), the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the participant acquired them by exercising the NSO.  Conversely, if the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a NSO is less than the aggregate exercise price the participant paid (increased by any ordinary income recognized upon exercise), the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the participant acquired them by exercising the NSO.

Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a deduction for any compensation paid to certain “covered employees” during any year in excess of $1,000,000 unless the compensation constitutes “qualified performance-based compensation.”  Options granted to employees under the 2010 Plan are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Section 409A

Section 409A of the Internal Revenue Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A of the Internal Revenue Code.  Section 409A of the Internal Revenue Code includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation.  The Company intends for options granted under the 2010 Plan to be exempt from the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Recommendation and Vote to Approve the 2010 Plan

The proposal to approve the 2010 Plan will be submitted to the shareholders in the form of the following resolution:

RESOLVED , that the Worthington Industries, Inc. 2010 Stock Option Plan (the “2010 Plan”) as set forth in Appendix I to the Proxy Statement of the Company for the Annual Meeting of Shareholders held on September 30, 2010 be, and the same hereby is, approved.

THE COMPANY’S BOARD RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE APPROVAL OF THE 2010 PLAN.

Shareholder approval of the 2010 Plan will require the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding common shares, present in person or by proxy, and entitled to vote on the proposal; provided that the total vote cast on the proposal represents over 50% of all common shares entitled to vote on the proposal.  Under applicable NYSE Rules, broker non-votes will not be treated as votes cast.  Abstentions will be treated as votes cast and will have the effect of a vote “ AGAINST ” the proposal.

PROPOSAL 3:  RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board has selected KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011, and recommends that the shareholders of the Company vote for the ratification of that selection.  KPMG audited the Company’s consolidated financial statements as of and for the fiscal years ended May 31, 2010, and May 31, 2009, and the effectiveness of the Company’s internal control over financial reporting as of May 31, 2010 and May 31, 2009.  Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The selection of the Company’s independent registered public accounting firm is made annually by the Audit Committee.  The Company has determined to submit the selection of the independent registered public accounting firm to the shareholders for ratification because of such firm’s role in reviewing the quality and integrity of the Company’s consolidated financial statements and internal control over financial reporting.  Before selecting KPMG, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope.

Recommendation and Vote Required to Ratify Selection of KPMG

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG.

The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding common shares, present in person or by proxy, and entitled to vote on the proposal, is required to ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011.  The effect of an abstention is the same as a vote “AGAINST” the proposal.  Even if the selection of KPMG is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of KPMG and to engage another firm if the Audit Committee determines such action is necessary or desirable.  If the selection of KPMG is not ratified, the Audit Committee will reconsider (but may decide to maintain) the selection.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee for the Fiscal Year Ended May 31, 2010

The Audit Committee oversees the Company’s financial and accounting functions, controls, reporting processes and audits on behalf of the Board in accordance with the Audit Committee’s written charter. The Audit Committee is responsible for providing independent, objective oversight of the integrity and quality of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the reporting process, for the appropriateness of the accounting principles and reporting policies that are used by the Company, for the establishment and maintenance of effective systems of disclosure controls and procedures and internal control over financial reporting, and for the preparation of the annual report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, is responsible for auditing the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report thereon based on such audit, for issuing an audit report on the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited consolidated financial statements, as of and for the fiscal year ended May 31, 2010 and discussed with management the quality, not just the acceptability, of the accounting principles as applied in the Company’s financial reporting, the reasonableness of significant judgments and accounting estimates, and the clarity and completeness of disclosures in the consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met with management, the Company’s internal auditors and KPMG throughout the year. Since the beginning of the fiscal year, the Audit Committee met with the Company’s internal auditors and KPMG, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and KPMG’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of the documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with KPMG all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended.

The Audit Committee has discussed with KPMG the independence of that firm from management and the Company. The Audit Committee has received from KPMG the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG any relationships with or services to the Company or the Company’s subsidiaries that may impact the objectivity and independence of KPMG, and the Audit Committee has satisfied itself as to the independence of KPMG.

Management and KPMG have represented to the Audit Committee that the Company’s audited consolidated financial statements, as of and for the fiscal year ended May 31, 2010, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and KPMG.

Based on the Audit Committee’s reviews and discussions referred to above and the Audit Committee’s review of the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for Fiscal 2010 filed with the SEC on July 30, 2010.  The Audit Committee has also selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011 and recommends that the shareholders ratify such selection.

The foregoing report is provided by the Audit Committee of the Company’s Board:
Audit Committee

Carl A. Nelson, Jr., Chair
Michael J. Endres
Sidney A. Ribeau
Mary Schiavo

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

Under applicable SEC Rules, the Audit Committee is to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that the performance of these services does not impair the firm’s independence from the Company.  The SEC Rules specify the types of non-audit services that independent registered public accounting firms may not provide to their audit clients and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with applicable SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries.  The Audit Committee may delegate pre-approval authority to one or more designated members of the Audit Committee and, if it does, the decision of that member or members must be reported to the full Audit Committee at its next regularly scheduled meeting.

All requests or applications for services to be provided by the independent registered public accounting firm must be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC Rules governing auditor independence.

Independent Registered Public Accounting Firm Fees

Fees billed for services rendered by KPMG for each of Fiscal 2010 and Fiscal 2009 were as follows:

Type of Fees	Fiscal 2010	Fiscal 2009
Audit Fees	$1,587,881	$1,747,765
Audit-Related Fees	150,453	1,200
Tax Fees	59,077	135,964
Total	$1,797,411	$1,884,929

All of the services rendered by KPMG to the Company and the Company’s subsidiaries during Fiscal 2010 and Fiscal 2009 were pre-approved by the Audit Committee.

In accordance with applicable SEC Rules, “Audit Fees” are fees for professional services rendered for: the audit of the Company’s consolidated financial statements; the review of the interim consolidated financial statements included in the Company’s Forms 10-Q; the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the applicable fiscal years.

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under “Audit Fees.”  The Fiscal 2010 “Audit-Related Fees” also included fees related to work performed in connection with the underwritten public offering of the Company’s $150 million aggregate principal amount of its 6.50% Notes due 2020 completed on April 13, 2020 and the related Form S-3 filed to register those 6.50% Notes.

“Tax Fees” are fees for professional services rendered for tax compliance, tax advice and tax planning, and in Fiscal 2009 included fees for an international tax project.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements) to households.  This method of delivery, often referred to as “householding,” would permit the Company to send a single annual report and/or a single proxy statement to any household at which two or more registered shareholders reside if the Company reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts.  The householding process may also be used for the delivery of Notices of Internet Availability of Proxy Materials, when applicable.  In each case, the shareholder(s) must consent to the householding process in accordance with applicable SEC Rules.  Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card.  The householding procedure reduces the volume of duplicate information shareholders receive and reduces the Company’s expenses. The Company may institute householding in the future and will notify registered shareholders affected by householding at that time.  Registered shareholders sharing an address may request delivery of a single copy of annual reports to shareholders, proxy statements and Notices of Internet Availability of Proxy Materials by contacting the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio  43085, Attention: Catherine M. Lyttle, Vice President-Communications and Investor Relations.

Many broker/dealers and other holders of record have instituted householding.  If your family has one or more “street name” accounts under which you beneficially own common shares of the Company, you may have received householding information from your broker/dealer, financial institution or other nominee in the past.  Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or the Company’s 2010 Annual Report to Shareholders or wish to revoke your decision to household and thereby receive multiple copies of the Company’s proxy materials.  You should also contact the holder of record if you wish to institute householding.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Shareholders of the Company seeking to bring business before an annual meeting of shareholders (an “annual meeting”) or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company’s Secretary. Under Section 1.08(A) of the Company’s Code of Regulations, to be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 30 days prior to an annual meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In order for a shareholder’s notice to be in proper form, it must include: (a) a brief description of the business the shareholder desires to bring before an annual meeting; (b) the reasons for conducting the proposed business at an annual meeting; (c) the name and address of the proposing shareholder; (d) the number of common shares beneficially owned by the proposing shareholder; and (e) any material interest of the proposing shareholder in the business to be brought before an annual meeting. The requirements applicable to nominations are described above in “CORPORATE GOVERNANCE – Nominating Procedures” beginning on page 8 of this Proxy Statement.

A shareholder seeking to bring business before an annual meeting must also comply with all applicable SEC Rules. Under SEC Rule 14a-8, proposals of shareholders intended to be presented at the Company’s 2011 Annual Meeting must be received by the Company no later than April 21, 2011, to be eligible for inclusion in the Company’s proxy materials relating to the 2011 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. Generally, a proxy may confer discretionary authority to vote on any matters brought before an annual meeting if the Company did not have notice of the matter at least 45 days before the date on which the Company first sent its proxy materials for the prior year’s annual meeting and a specific statement to that effect is made in the proxy statement or proxy card. If during the prior year, the Company did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must not have been received a reasonable time before the Company mails its proxy materials for the current year. Any written notice required as described in this paragraph must have been given by July 7, 2010, for matters to be brought before the 2010 Annual Meeting. Any written notice required as described in this paragraph must be given by July 5, 2011 for matters to be brought before the 2011 Annual Meeting.

Any written notice to be given with respect to matters set forth in the three prior paragraphs of this “SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING” section should be sent to the Company’s Secretary, Dale T. Brinkman, Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085 or by fax to (614) 840-3706.

The Company’s 2011 Annual Meeting of Shareholders is currently scheduled to be held on September 29, 2011.

FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

Registered shareholders can further reduce the costs incurred by the Company in mailing proxy materials by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

ANNUAL REPORT ON FORM 10-K

Audited consolidated financial statements for Worthington Industries, Inc. and its subsidiaries for Fiscal 2010 are included in the 2010 Annual Report to Shareholders which is being delivered with this Proxy Statement. Additional copies of these financial statements and the Company’s Annual Report on Form 10-K for Fiscal 2010 (excluding exhibits) may be obtained, without charge, by sending a written request to the Company’s Investor Relations Department at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Catherine M. Lyttle, Vice President-Communications and Investor Relations. The Company’s Annual Report on Form 10-K for Fiscal 2010 is also available on the Company’s web site located at www.worthingtonindustries.com and can also be found on the SEC web site located at www.sec.gov.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no business that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this Proxy Statement.  However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

This Proxy Statement and the accompanying proxy card have been approved by the Board and are being mailed and delivered to shareholders by its authority.

By Order of the Board of Directors,

/s/Dale T. Brinkman

Dated: August 19, 2010	Dale T. Brinkman,
Secretary

APPENDIX I

WORTHINGTON INDUSTRIES, INC.
2010 STOCK OPTION PLAN

1.            Purpose

This Plan is intended to promote and advance the long-term interests of Worthington and its shareholders by enabling the Company to attract, retain and reward Employees and to strengthen the mutuality of interest between Employees and Worthington’s shareholders. This Plan is designed to accomplish this purpose by granting Stock Options to selected Employees thereby providing a financial incentive to pursue the long-term growth, profitability and financial success of the Company.

2.            Definitions

When used in this Plan, the following terms have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Plan or clearly required by the context. When applying these definitions, the form of any term or word will include any of its other forms.

(a)           “Act” shall mean the Securities Exchange Act of 1934, as amended.

(b)           “Award” or “Awards” shall mean a grant of a Stock Option made to a Participant under Section 6 of this Plan.

(c)           “Award Agreement” shall mean the written agreement between Worthington and each Participant that describes the terms and conditions of each Award.

(d)           “Beneficiary” shall mean the person designated by a Participant pursuant to Section 13(b).  Neither the Company nor the Committee is required to infer a Beneficiary from any other source.

(e)           “Board” shall mean the Board of Directors of Worthington.

(f)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and any applicable regulations or rulings issued under the Code.

(g)           “Committee” shall mean the Board’s Compensation and Stock Option Committee (or the Board committee which succeeds to the appropriate duties of such Compensation and Stock Option Committee) which also constitutes a “compensation committee” within the meaning of Treasury Regulation §1.162-27(c)(4). The Committee will be comprised of at least three individuals who meet the following qualifications: (i) such individual is “independent” for purposes of the rules of any securities exchange, market or other quotation system on or through which the Common Shares are then listed or traded; and (ii) such individual may not receive remuneration from the Company in any capacity other than as a director, except as permitted under applicable laws, rules and regulations.  In addition, at least two members of the Committee must each qualify as (A) an “outside director,” as defined in Treasury Regulation §1.162-27(e)(3)(i) and (B) a “non-employee director” within the meaning of Rule 16b-3 under the Act.  Any member of the Committee who does not qualify as an outside director or is not a non-employee director shall be deemed to abstain on all matters as to which such qualification would be relevant.

(h)           “Common Shares” shall mean the Common Shares, without par value, of Worthington or any security of Worthington issued in substitution, in exchange or in lieu thereof.

(i)           “Company” shall mean Worthington and its Subsidiaries, collectively.

(j)           “Disability” shall mean, unless otherwise specified by the Committee and reflected in the Award Agreement:

(i)           With respect to a Non-Qualified Stock Option, the Participant’s inability to perform his or her normal duties for a period of at least six months due to a physical or mental infirmity; or

(ii)           With respect to an Incentive Stock Option, as defined in Section 22(e)(3) of the Code.

(k)           “Effective Date” shall mean the date this Plan is approved by Worthington’s shareholders.

(l)            “Employee” shall mean any individual who, on an applicable Grant Date, is a common law employee of the Company. An individual who is classified as other than a common law employee of the Company but who is subsequently reclassified as a common law employee of the Company for any reason and on any basis will be treated as a common law employee of the Company only from the date of that determination and will not retroactively be reclassified as an Employee for any purpose under this Plan.

(m)           “Exercise Price” shall mean the price at which a Participant may exercise a Stock Option.

(n)           “Fair Market Value” shall mean the value of one Common Share on any relevant date, determined under the following rules:

(i)           If the Common Shares are traded on a securities exchange, market or other quotation system on or through which “closing prices” are reported, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(ii)           If the Common Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(iii)           If neither (i) nor (ii) applies, the fair market value as determined by the Committee in good faith with respect to Incentive Stock Options and the fair market value as determined through the reasonable application of a reasonable valuation method, taking into account all information material to the value of Worthington, that satisfies the requirements of Section 409A of the Code, with respect to Non-Qualified Stock Options.

(o)           “Grant Date” shall mean the date as of which an Award is granted to a Participant.

(p)           “Incentive Stock Option” shall mean any Stock Option granted pursuant to the provisions of Section 6 of this Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(q)           “Non-Qualified Stock Option” shall mean any Stock Option granted under Section 6 of this Plan that is not an Incentive Stock Option.

(r)           “Participant” shall mean an Employee or former Employee of the Company who has been granted an Award under this Plan and who has an Award still outstanding.

(s)           “Plan” shall mean this Worthington Industries, Inc. 2010 Stock Option Plan, as set forth herein and as it may hereafter be amended.

(t)           “Retirement” shall mean, unless the Committee specifies otherwise in the Award Agreement, the retirement of the Employee under the Company’s normal policies.

(u)           “Stock Option” shall mean an Award to purchase Common Shares granted pursuant to the provisions of Section 6 of this Plan.

(v)            “Subsidiary” shall mean any corporation, partnership, limited liability company or other form of entity of which Worthington owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, if the entity is a corporation, or of the capital or profits interests, if the entity is a partnership or another form of entity; or any other entity in which Worthington has a 20% or greater direct or indirect equity interest and which is designated as a Subsidiary by the Committee for purposes of this Plan; provided, however that:

(i)           No Employee of a Subsidiary may be granted an Incentive Stock Option unless the Subsidiary is also a “subsidiary”, as defined in Section 424 of the Code; and

(ii)           No Employee of a Subsidiary may be granted a Non-Qualified Stock Option unless the Subsidiary and Worthington would be considered a single employer under Sections 414(b) and 414(c) of the Code, but modified as permitted by Treasury Regulation §1.409A-1(b)(5)(iii)(E)(1).

(w)           “Ten-Percent Owner” shall mean any Employee who, at the time an Incentive Stock Option is granted, owns more than 10% of the outstanding voting shares of Worthington or any Subsidiary. For purposes of determining ownership of voting shares, an Employee shall be deemed to own all shares which are attributable to such Employee under Section 424(d) of the Code, including, but not limited to, shares owned, directly or indirectly, by or for the Employee’s brothers and sisters (whether by whole or half blood), spouse, ancestors and lineal descendants.

(x)           “Termination” or “Terminated” shall mean, unless otherwise specified by the Committee and reflected in the Award Agreement, cessation of the employee-employer relationship between an Employee and the Company for any reason.

(y)           “Treasury Regulations” shall mean any regulations issued by the Department of Treasury and/or the Internal Revenue Service under the Code.

(z)           “Worthington” shall mean Worthington Industries, Inc.

3.            Participation

To become a Participant, each Employee receiving an Award must: (a) sign and return an Award Agreement to Worthington; and (b) comply with any other terms and conditions as may be imposed by the Committee.

4.            Administration

(a)           Committee Duties. The Committee shall administer this Plan and shall have all powers appropriate and necessary to that purpose, including the authority to: (i) interpret this Plan and any Award Agreement; (ii) adopt, amend and rescind rules and regulations relating to this Plan; (iii) make all other decisions (including whether a Participant has incurred a Disability) and take or authorize actions necessary or advisable for the administration and interpretation of this Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement; (v) consistent with the terms of this Plan, decide which Employees will be granted Awards; and (vi) consistent with the terms of this Plan, specify the type of Award to be granted and the terms, not inconsistent with this Plan, upon which an Award will be granted, including the dates on which Awards may vest and be exercised, the acceleration of any such dates and the expiration date of any Award. Any action by the Committee will be final, binding and conclusive for all purposes and upon all persons.

(b)          Delegation. The Committee may designate individuals other than members of the Committee to carry out its responsibilities (including, without limitation, the granting of Awards) under such conditions and limitations as the Committee may prescribe; provided, however, that the Committee may not delegate its authority: (i) with regard to selection for participation of, and the granting of Awards to, individuals subject to Sections 16(a) and 16(b) of the Act or Section 162(m) of the Code; or (ii) when otherwise prohibited by any equity award granting policy of Worthington that may be in effect from time to time.

(c)           Award Agreement.  At the time any Award is made, Worthington will prepare and deliver an Award Agreement to each affected Participant. The Award Agreement will describe: (i) the type of Award and when and how it may be exercised; (ii) the effect of exercising the Award; and (iii) any other applicable terms and conditions affecting the Award.

(d)           Restriction on Repricing.  Regardless of any other provision of this Plan, neither the Company nor the Committee may “reprice” (as defined under rules issued by the securities exchange, market or other quotation system on or through which the Common Shares are then listed or traded) any Stock Option without the prior approval of the shareholders of Worthington.

5.            Duration of, and Common Shares Subject to, Plan

(a)           Term of Plan.  This Plan will become effective upon the Effective Date and shall remain in effect until terminated by the Board; provided, however, that no Stock Option may be granted under this Plan more than ten years after the Effective Date and no Incentive Stock Option may be granted later than June 29, 2020.

(b)           Common Shares Subject to Plan.  The maximum number of Common Shares in respect of which Awards may be granted under this Plan, subject to adjustment as provided in Section 10 of this Plan, is 6,000,000 Common Shares.  Notwithstanding the foregoing, in no event shall more than 500,000 Common Shares be cumulatively available for Awards of Incentive Stock Options under this Plan.  No Participant may be granted Awards under this Plan in any one calendar year with respect to more than 250,000 Common Shares.  Termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date of termination.

(c)           Common Share Usage.  For the purpose of computing the total number of Common Shares available for Awards under this Plan, there shall be counted against the foregoing limitations the number of Common Shares subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted. The following Common Shares which were previously subject to Awards shall again be available for Awards under the Plan: (i) Common Shares subject to the portion of an Award that is forfeited, terminated or unexercised before expiration; (ii) Common Shares subject to the portion of an Award that is settled in cash or other than through the issuance of Common Shares; (iii) Common Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company.  Common Shares which may be issued under this Plan may be either authorized and unissued Common Shares or previously issued Common Shares which have been reacquired by Worthington. No fractional Common Shares shall be issued under this Plan.

6.            Grant of Stock Options

(a)           Eligibility.  Individuals eligible for Awards under this Plan shall consist of all Employees of the Company.

(b)           Stock Options.  Stock Options may be granted under this Plan by the Committee in the form of Incentive Stock Options or Non-Qualified Stock Options, and such Stock Options shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of this Plan, as the Committee shall deem desirable, whether at the date of grant or thereafter:

(i)           Exercise Price.  The Exercise Price per Common Share purchasable upon exercise of a Stock Option shall be determined by the Committee at the time of grant, but in no event shall the Exercise Price of a Stock Option be less than 100% of the Fair Market Value of the Common Shares on the Grant Date of such Stock Option; provided, however, that the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Shares on such Grant Date with respect to any Incentive Stock Option granted to a Ten-Percent Owner.

(ii)           Vesting.  Unless otherwise specified by the Committee, the right of a Participant to exercise a Stock Option granted under this Plan shall not vest prior to that date which is 12 months after the Grant Date.  Unless otherwise determined by the Committee, a Participant may exercise a vested Stock Option as follows:

(A)	At any time after 12 months from the Date of Grant, as to 20% of the Common Shares originally subject to the Stock Option;

(B)	At any time after 24 months from the Date of Grant, as to 40% of the Common Shares originally subject to the Stock Option;

(C)	At any time after 36 months from the Date of Grant, as to 60% of the Common Shares originally subject to the Stock Option;

(D)	At any time after 48 months from the Date of Grant, as to 80% of the Common Shares originally subject to the Stock Option; and

(E)	At any time after 60 months from the Date of Grant, as to 100% of the Common Shares originally subject to the Stock Option.

Subject to the other provisions of this Plan, the portion of any Stock Option which becomes exercisable shall remain exercisable until the date of expiration of the term of the Stock Option.

(iii)           Stock Option Term.  Unless otherwise specified by the Committee, each Stock Option shall expire on the tenth anniversary of the Grant Date; provided that any Incentive Stock Option granted to a Ten-Percent Owner shall expire no later than the fifth anniversary of the Grant Date.

(iv)          Continuous Employment. Subject to the provisions of Section 7 of this Plan, a Participant may not exercise any portion of a Stock Option granted under this Plan unless, at the time of such exercise, the Participant has been in the continuous employment of the Company since the date such Stock Option was granted. The Committee may decide in each case when service as an Employee shall be considered Terminated and whether leaves of absence for government or military service, illness, temporary disability or other reasons shall be deemed not to interrupt continuous employment for purposes of this paragraph.

(c)           $100,000 Limit for Incentive Stock Options.  With respect to an Incentive Stock Option granted under this Plan, the aggregate Fair Market Value (determined as of the Grant Date of the Incentive Stock Option) of the number of Common Shares with respect to which all Incentive Stock Options held by the Participant are exercisable for the first time by the Participant during any calendar year (under all option plans of the Company) shall not exceed $100,000 or such other limit as may be required by the Code.

7.            Effect of Termination

(a)           Retirement.  Unless otherwise specified by the Committee, all vested and exercisable Awards that are outstanding upon the Retirement of a Participant, may be exercised at any time before the earlier of: (i) the expiration date specified in the Award Agreement; or (ii) 36 months (three months in the case of Incentive Stock Options) beginning on the Retirement date.  All unvested and unexercisable portions of Awards outstanding upon the Retirement of a Participant shall be forfeited; provided, however, that the Committee may, in its sole discretion, elect to make any unvested and unexercisable portion of an Award exercisable as of the Retirement date of the Participant.

(b)           Death or Disability.  Unless otherwise specified by the Committee, all vested and exercisable Awards that are outstanding when a Participant is Terminated because of death or Disability, may be exercised by the Participant or the Participant’s Beneficiary at any time before the earlier of: (i) the expiration date specified in the Award Agreement; or (ii) 36 months (12 months in the case of an Incentive Stock Option) beginning on the date of death or Termination because of Disability.  All unvested and unexercisable portions of Awards outstanding upon the death or Termination for Disability of a Participant shall be forfeited; provided, however, that the Committee may, in its sole discretion, elect to make any unvested and unexercisable portion of an Award exercisable as of the date of death or Termination for Disability.

(c)           Termination.  Unless otherwise specified by the Committee, any Awards that are outstanding (whether or not vested and exercisable) when a Participant is Terminated for any reason not described in Section 7(a), Section 7(b) or Section 7(d) of this Plan will be forfeited.

(d)           Termination after Change in Control.  Unless otherwise specified by the Committee, all vested and exercisable Awards that are outstanding when a Participant is Terminated within the two years following a Change in Control (as defined in Section 11(b) of this Plan), or which become vested and exercisable upon such Termination, may be exercised by the Participant at any time before the earlier of:  (i) the expiration date specified in the Award Agreement; or (ii) 12 months (three months in the case of Incentive Stock Options) after the date of Termination.

8.            Forfeitures

(a)           Limits on Exercisability.  Regardless of any other provision of this Plan and unless the otherwise specified by the Committee, a Participant will forfeit all outstanding Awards if the Participant:

(i)           Without the Committee’s written consent, which may be withheld for any reason or for no reason, violates any non-competition covenant, any employee non-solicitation covenant, or any similar agreement or covenant of the Participant in favor of the Company;

(ii)           Deliberately engages in any action that the Committee concludes has caused or may cause harm to the interests of the Company;

(iii)          Without the Company’s written consent, which may be withheld for any reason or for no reason, and other than as permitted by Company policy, discloses confidential and proprietary information relating to the Company’s business affairs (“Trade Secrets”), including technical information, product information and formulae, processes, business and marketing plans, strategies, customer information and other information concerning the Company’s products, promotions, developments, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by the Company to be proprietary and confidential and in the nature of Trade Secrets; or

(iv)         When requested by the Company, fails to return all property (other than personal property owned by the Participant), including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that have been produced by, received by or otherwise been submitted to the Participant in the course of the Participant’s employment with the Company.

(b)           Forfeiture of Exercised Awards.  In the event a Participant or former Participant violates any non-competition covenant, any employee non-solicitation covenant, or any similar agreement or covenant of the Participant or former Participant in favor of the Company, the Committee, in its sole discretion, may require such Participant or former Participant, to return to the Company the economic value of any Award which is realized or obtained (measured at the date of exercise) by such Participant or former Participant at any time during the period: (i)  beginning on that date which is six months prior to the earlier of (A) the date of such Participant’s or former Participant’s Termination, or (B) the date any such violation occurs.

9.            Method of Exercise

The vested and exercisable portion(s) of a Stock Option may be exercised, in whole or in part, by giving written notice of exercise to Worthington specifying the number of Common Shares to be purchased, which, if required by the Committee, shall be in a form specified by the Committee. Such notice shall be accompanied by payment in full of the Exercise Price.  Unless otherwise specified by the Committee and reflected in the Award Agreement, the Exercise Price may be paid: (a) in cash or its equivalent; (b) by tendering Common Shares already owned by the Participant prior to the exercise date; (c) by a cashless exercise (including by delivering or surrendering outstanding vested and exercisable Awards, by withholding Common Shares which would otherwise be issued in connection with the exercise of a vested and exercisable Stock Option, or through a broker-assisted arrangement to the extent permitted by applicable laws, rules or regulations); or (d) through any combination of the methods described in subparagraphs (a), (b) and (c) (in each case, valuing Common Shares at Fair Market Value on the date of exercise). The Committee shall determine acceptable methods for tendering Common Shares (including by attestation if permitted by applicable laws, rules or regulations) and delivering or surrendering outstanding vested and exercisable Awards and may impose such conditions on the use of Common Shares or outstanding Awards to exercise Stock Options as it deems appropriate.

10.          Adjustments Upon Changes In Capitalization, Etc.

(a)           The existence of this Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of Worthington to make or authorize any adjustment, recapitalization, reorganization or other change in Worthington’s Common Shares, its capital structure or its business, any merger or consolidation of Worthington, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting Worthington’s capital stock or the rights thereof, the dissolution or liquidation of Worthington or any sale or transfer of all or any part of Worthington’s assets or business, or any other corporate act or proceeding.

(b)           In the event of any change in capitalization affecting the Common Shares of Worthington, such as a stock dividend, stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, spin-off, split-up, distribution of assets to shareholders, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Shares or the price thereof, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to the aggregate number of Common Shares for which Awards in respect thereof may be granted under this Plan, the maximum number of Common Shares which may be subject to Awards granted to any Participant in any one calendar year, the number of Common Shares covered by each outstanding Award, and the Exercise Price in respect of each outstanding Awards.  Any such adjustments shall comply with the requirements of Section 409A of the Code, to the extent applicable.

11.          Change in Control Provisions

(a)           Effects of Change in Control. At the time a Stock Option is granted under the Plan by the Committee, the Committee may include in the Award Agreement for such Stock Option a provision pursuant to which such Stock Option shall become fully vested and exercisable as a result of a Change in Control (as defined in Section 11(b) below), either alone, or in conjunction with some other event, such as a Termination, whether or not the Stock Option is then vested or exercisable. If the Committee does not include in the Award Agreement for a Stock Option any other provision with respect to the result of a Change in Control, then the Award Agreement shall be deemed to provide that, subject to the provisions of this Section 11, if a Change in Control occurs and a Participant is Terminated at any time within the two years following the Change in Control, the portion of the Stock Option outstanding and unexercised as of the date of such Termination shall immediately become fully vested and exercisable.

(b)	Definitions.

(i)           A “Change in Control” of Worthington shall have occurred when any Acquiring Person (other than (A) the Company, (B) any employee benefit plan of the Company or any trustee of or fiduciary with respect to any such employee benefit plan when acting in such capacity, or (C) any person who, on the Effective Date of this Plan, was an Affiliate of Worthington beneficially owning in excess of 10% of the outstanding Common Shares of Worthington and the respective successors, executors, legal representatives, heirs and legal assigns of such person), alone or together with the Acquiring Person’s Affiliates and Associates, has acquired or obtained the right to acquire, in each case directly or indirectly, the beneficial ownership of 25% or more of the Common Shares then outstanding); or the Continuing Directors no longer constitute a majority of the Board.

(ii)           “Acquiring Person” means any person (any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates of such person, has acquired or obtained the right to acquire, in each case directly or indirectly, the beneficial ownership of 25% or more of the Common Shares then outstanding.

(iii)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.

(iv)           “Change in Control Price Per Share” shall mean the price per Common Share (A) paid by the Acquiring Person in connection with the transaction that results in the Change in Control; or (B) at any time after the Change in Control and before the Participant exercises his or her election under Section 11(c), the Fair Market Value of the Common Shares.

(v)           “Continuing Director” means any individual who was a member of the Board on the Effective Date of this Plan or thereafter elected by the shareholders of Worthington or appointed by the Board prior to the date as of which the Acquiring Person became an Acquiring Person or an individual designated (before his or her initial election or appointment as a director) as a Continuing Director by three-fourths of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.

(vi)           “Whole Board” means the total number of directors which Worthington would have if there were no vacancies in respect of the Board.

(c)           Change in Control Cash-Out.  Notwithstanding any other provision of this Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at, or at any time after, the time of grant of a Stock Option, a Participant holding a Stock Option shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the Exercise Price for the Common Shares being purchased under the Stock Option and by giving notice to Worthington, to elect (within the Exercise Period) to surrender all or any portion of the Stock Option to Worthington and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the Exercise Price per Common Share under the Stock Option multiplied by the number of Common Shares granted under the Stock Option as to which the right granted under this Section 11(c) shall have been exercised.

(d)          Alternative Awards. Section 11(a) of this Plan will not apply to the extent that the Committee reasonably concludes in good faith before the Change in Control occurs that Awards will be honored or assumed or new rights substituted for the Awards (collectively, “Alternative Awards”) by the Participant’s employer (or the parent or a subsidiary of that employer) immediately after the Change in Control, provided that any Alternative Award must:

(i)           Be based on stock that is (or, within 60 days of the Change in Control, will be) traded on an established securities exchange, market or other quotation system;

(ii)           Provide the Participant rights and entitlements substantially equivalent to or better than the rights, terms and conditions of the Award for which it is substituted, including an identical or better exercise or vesting schedule and identical or better timing and methods of payment; and

(iii)           Have substantially equivalent economic value to the Award (determined at the time of the Change in Control) for which it is substituted.

(e)           Provisions Not Applicable. The provisions of this Section 11 shall not apply (i) if the Committee determines at the time of grant of an Award that such Section shall not apply in respect of such Award or (ii) to any Change in Control when expressly provided otherwise by a three-fourths vote of the Whole Board, but only if a majority of the members of the Board then in office and acting upon such matter shall be Continuing Directors.

12.          Amendment, Modification and Termination of Plan

The Board or the Committee may terminate, suspend or amend this Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by: (a) Rule 16b-3 under the Act, or any successor rule or regulation; (b) applicable requirements of the Code; or (c) the rules of any securities exchange, market or other quotation system on or through which the Company’s securities are then listed or traded. Also, no Plan amendment may: (i) result in the loss of a Committee member’s status as a “non-employee director” as defined in Rule 16b-3 under the Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company; (ii) cause this Plan to fail to meet requirements imposed by Rule 16b-3; or (iii) without the consent of the affected Participant, adversely affect any Award granted before the amendment.   Nothing in this Section 12 will restrict the Committee’s right to exercise the discretion retained in the various provisions of this Plan.

13.          Miscellaneous

(a)           Assignability.  Except as described in this Section 13(a) and Section 13(b) of this Plan, an Award may not be transferred except by will or the laws of descent and distribution and, during the Participant’s lifetime, may be exercised only by the Participant, the Participant’s guardian or legal representative.

(b)           Beneficiary Designation.  Each Participant may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive or to exercise any vested and exercisable Award that is unexercised at the Participant’s death. Each designation made will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective Beneficiary designation, the deceased Participant’s Beneficiary will be the deceased Participant’s estate. The identity of a Participant’s designated Beneficiary will be based only on the information included in the latest beneficiary designation form completed and filed by the Participant with the Committee and will not be inferred from any other evidence.

(c)           No Guarantee of Employment or Participation.  Nothing in this Plan may be construed as: (i) interfering with or limiting the right of the Company to Terminate any Employee’s employment at any time, with or without cause; (ii) conferring on any Employee any right to continue as an employee of the Company; or (iii) guaranteeing that any Employee will receive any Awards.

(d)           Withholding.  The Company shall have the power and the right to deduct, withhold or collect any amount required by law, rule or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under this Plan.  This amount may, as determined by the Company in its sole discretion, be:  (i) withheld from other amounts due to the Participant; (ii) withheld from the value of any Award being settled or any Common Shares being transferred in connection with the exercise or settlement of an Award; (iii) withheld from the vested and exercisable portion of any Award (including the Common Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises; or (iv) collected directly from the Participant.  Unless otherwise determined by the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Common Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Common Shares would otherwise be distributable to the Participant at the time of the withholding and if such Common Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Common Shares at such time.  All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)           Indemnification.  Each individual who is or was a member of the Committee or of the Board will be indemnified and held harmless by Worthington against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit or proceeding to which such individual may be made a party or in which such individual may be involved by reason of any action taken or failure to take action under this Plan against such individual as a Committee member and against and from any and all amounts paid, with Worthington’s approval, by such individual in settlement of any matter related to or arising from this Plan as a Committee member or paid by such individual in satisfaction of any judgment in any action, suit or proceeding relating to or arising from this Plan against such individual as a Committee member, but only if such individual gives Worthington an opportunity, at its own expense, to handle and defend the matter before such individual undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this Section 13(e) is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under Worthington’s organizational documents, by contract, as a matter of law or otherwise.

(f)           Requirements of Law. The grant of Awards and the issuance of Common Shares under this Plan will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or any securities exchange, market or other quotation system on or through which the Common Shares are then listed or traded. Also, no Common Shares will be issued under this Plan unless Worthington is satisfied that the issuance of those Common Shares will comply with applicable federal and state securities laws. Certificates for Common Shares delivered under this Plan may be subject to any stock transfer orders and other restrictions that the Committee believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange, market or other quotation system on or through which the Common Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under this Plan to make appropriate reference to restrictions within the scope of this Section 13(f).

(g)          Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state or country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. This Plan notwithstanding, the Company may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward Employees for their service with the Company.

(h)          Cost of Plan.  The costs and expenses of administering this Plan shall be borne by the Company.

(i)            Governing Law.  The validity, construction and effect of this Plan and all rules, regulations and actions hereunder shall be governed by and construed in accordance with the laws (other than laws governing conflicts of laws) of the State of Ohio and applicable federal laws.

(j)            Section 409A of the Code.  This Plan is intended to be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted, administered and operated accordingly. Nothing in this Plan should be construed as a guarantee or entitlement of any particular tax treatment to a Participant. None of the Board, the Committee, the Company or any other person shall have any liability with respect to a Participant in the event that this Plan fails to comply with the requirements of Section 409A of the Code.

(k)           Requirements of Law.  The grant of Awards and the issuance of Common Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or any securities exchange, market or other quotation system.  Without limiting the foregoing, the Company shall have no obligation to issue Common Shares under the Plan prior to: (i) receipt of any approvals from any governmental agencies or any securities exchange, market or quotation system that the Committee deems necessary; and (ii) completion of registration or other qualification of the Common Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary.

(l)            Legends.  Certificates for Common Shares delivered under this Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange, market or quotation system on or through which the Common Shares are then listed or traded, or any other applicable federal or state securities law.  The Committee may cause a legend or legends to be placed on any certificates issued under this Plan to make appropriate reference to restrictions within the scope of this Section 13(l).

(m)          Uncertificated Common Shares.  To the extent that this Plan provides for the issuance of certificates to reflect the transfer of Common Shares, the transfer of Common Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange, market or quotation system on or through which the Common Shares are then listed or traded.

(n)           Rights as a Shareholder.  Except as otherwise provided in this Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Common Shares covered by an Award unless and until the Participant becomes the record holder of such Common Shares.

(o)           Successors and Assigns.  This Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

(p)           Savings Clause.  In the event that any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(q)           Foreign Nationals.   Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

WORTHINGTON INDUSTRIES

SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

Vote 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, on September 29, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Worthington Industries, Inc. in mailing proxy materials, you can consent to receiving all future Proxy Statements, Proxy Cards, Notices of Internet Availability of Proxy Materials and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on September 29, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Worthington Industries, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26424-P00186 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

WORTHINGTON INDUSTRIES, INC.

Vote on Directors:

The Board recommends a vote FOR all nominees.

	For All	Withhold All	For All Except
1. To elect three directors, each to serve for a term of three years to expire at the 2013 Annual Meeting of Shareholders: 01) Kerrii B. Anderson, 02) John P. McConnell and 03) Mary Schiavo	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposals:

The Board recommends a vote FOR Proposals 2 and 3.

The Common Shares represented by this Proxy, when properly executed, will be voted in the manner you direct. If no direction is made, except in the case of broker non-votes, the Common Shares represented by this Proxy, when properly executed, will be voted FOR all of the nominees for election as directors of the Company named in Proposal 1 and FOR the approval of Proposals 2 and 3. If any other matters are properly brought before the Annual Meeting or if any nominee for election as a director named in Proposal 1 is unable to serve, or for good cause will not serve, as a candidate for election as a director, the Common Shares represented by this Proxy will be voted in the discretion of the individuals designated to vote this Proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the Board of Directors of the Company may recommend.

	Yes	No
Please indicate if you plan to attend the Annual Meeting.	☐	☐

Please sign exactly as your name appears on this proxy card. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, an authorized officer should sign in full corporate name. If shareholder is a partnership or other entity, an authorized person should sign in the entity's full name. If the Common Shares represented by this Proxy are held in joint tenancy, both holders must sign this proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WORTHINGTON INDUSTRIES

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

A live audio webcast will be available via Internet link at

www.worthingtonindustries.com and will be archived for 90 days.

M26425-P00186

WORTHINGTON INDUSTRIES, INC. **PROXY**

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WORTHINGTON INDUSTRIES, INC. PLEASE SIGN AND DATE THIS PROXY CARD WITHIN THE BOXES ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Each shareholder identified on this proxy card hereby constitutes and appoints John P. McConnell, George P. Stoe and Dale T. Brinkman, and each of them, with full power of substitution, the lawful agents and proxies of the shareholder to attend the Annual Meeting of Shareholders of Worthington Industries, Inc. (the "Company") to be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, on Thursday, September 30, 2010, at 2:00 p.m., Eastern Daylight Time, and any adjournment, and to vote all of the Common Shares of the Company that the shareholder is entitled to vote at such Annual Meeting or any adjournment, as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such Common Shares with discretionary authority on all other matters which are properly brought before the Annual Meeting and any adjournment.

All Proxies previously given or executed by each shareholder are hereby revoked. Each shareholder acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the September 30, 2010 meeting and the Company's 2010 Annual Report to Shareholders.